UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12
VIRTUS INVESTMENT PARTNERS, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):
☒ No fee required
☐ Fee paid previously with preliminary materials
☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules
14a-6(i)(1)
and
0-11

2024 PROXY STATEMENT

One Financial Plaza, Hartford, Connecticut 06103

NOTICE OF 2024 ANNUAL MEETING OF SHAREHOLDERS

Date, Time and Place:	Wednesday, May 15, 2024 at 9:00 A.M. Eastern Daylight Time (“EDT”) at the Company’s offices, One Financial Plaza, 19th Floor, Hartford, Connecticut.
Date of Mailing:	This Notice of Annual Meeting and Proxy Statement is first being mailed and/or made available to shareholders of record of Virtus Investment Partners, Inc. on or about April 5, 2024.

Items of Business:

1.

To elect two directors nominated by our Board of Directors and named in the Proxy Statement, each to hold office for a one-year term expiring at the 2025 annual meeting of shareholders or upon his or her successor being elected and qualified;

2.	To ratify the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2024;

3.	To approve, by an advisory vote, the compensation of our named executive officers, as disclosed in this Proxy Statement;

4.

To approve an amendment to the Company’s Amended and Restated Omnibus Incentive and Equity Plan to increase the number of shares of our common stock, par value $0.01 per share (the “Common Stock”), available for issuance by 455,000 shares; and

5.	To consider and transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Shareholders Eligible to Vote:

The Company’s Board of Directors has fixed the close of business on March 22, 2024 as the record date (the “Record Date”) for the determination of shareholders entitled to receive notice of, and to vote on, all matters presented at the 2024 Annual Meeting or any adjournments or postponements thereof.

Proxy Voting and Internet Availability of Proxy Materials:

We are primarily furnishing proxy materials to our shareholders on the Internet rather than mailing paper copies of the materials to each shareholder. As a result, certain of our shareholders will receive a Notice of Internet Availability of Proxy Materials. The Notice of Internet Availability of Proxy Materials contains instructions on how to access the Proxy Statement and our 2023 Annual Report over the Internet, instructions on how to vote your shares as well as instructions on how to request a paper copy of our proxy materials, if you so desire.

The Proxy Statement and the 2023 Annual Report and any amendments to the foregoing materials that are required to be furnished to shareholders are available for you to review online at www.proxyvote.com.

i

It is important that your shares be represented and voted at the meeting.

You may vote your shares by voting on the Internet, by telephone,

in person at the meeting, or by completing and returning a proxy card.

By Order of the Board of Directors,

/s/ ANDRA C. PURKALITIS

ANDRA C. PURKALITIS

SECRETARY

APRIL 5, 2024

HARTFORD, CONNECTICUT

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Page
GENERAL INFORMATION ABOUT THIS PROXY STATEMENT AND THE 2024 ANNUAL MEETING	1

CORPORATE GOVERNANCE	7
Corporate Governance Guidelines	7
Code of Conduct	7
Director Independence	7
Board and Committee Membership	7
Board Leadership Structure and Evaluation	8
Audit Committee	9
Compensation Committee	9
Governance Committee	11
Board Diversity	12
Risk Management Oversight	12
Transactions with Related Persons	13
Policy Regarding Transactions with Related Persons	13
Transactions with Related Persons	13
Shareholder Proposals	14
Shareholder and Interested Party Communications	14

SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	15
Security Ownership of Certain Beneficial Owners	15
Security Ownership of Directors and Executive Officers	16

PROPOSALS REQUIRING YOUR VOTE	17
Item 1 – Election of Directors	17
Board Nominees	17
Item 2 – Ratification of the Appointment of the Independent Registered Public Accounting Firm	21
Fees Paid to the Independent Registered Public Accounting Firm	21
Audit Committee Pre-Approval Policies and Procedures	21
Report of the Audit Committee	22
Item 3 – Advisory Vote on Executive Compensation	23
Item 4 – Approval of an Amendment to the Company’s Amended and Restated Omnibus Incentive and Equity Plan to Increase the Number of Shares of Common Stock Available For Issuance by 455,000 Shares	25

EXECUTIVE OFFICERS	32
Executive Officers	32

EXECUTIVE COMPENSATION	34
Letter to Our Shareholders	34
Compensation Discussion and Analysis	38
Report of the Compensation Committee	63
Summary Compensation Table	65
Grants of Plan-Based Awards	66
Outstanding Equity Awards at Fiscal Year-End	67
Stock Vested	68
Non-Qualified Deferred Compensation	69
Termination Payments and Change-in-Control Arrangements	69
2023 CEO Pay Ratio	75
Pay Versus Performance	75

GENERAL INFORMATION

ABOUT THIS PROXY STATEMENT AND THE 2024 ANNUAL MEETING

Why am I receiving these proxy materials?

These proxy materials are being provided to the shareholders of Virtus Investment Partners, Inc., a Delaware corporation (“Virtus,” the “Company,” “we,” “our” or “us”), in connection with the solicitation of proxies by our Board of Directors (the “Board”) to be voted at our 2024 Annual Meeting of Shareholders (the “Annual Meeting”) and at any adjournment or postponement thereof, to be held on Wednesday, May 15, 2024 at 9:00 A.M. EDT at the Company’s offices, One Financial Plaza, 19th Floor, Hartford, Connecticut. The Notice of Annual Meeting, Proxy Statement and voting instructions, together with our 2023 Annual Report, will be mailed and/or made available to each shareholder entitled to vote starting on or about April 5, 2024.

Shareholders are invited to attend the Annual Meeting and are entitled and requested to vote on the matters set forth in the Notice of Annual Meeting, as described in this Proxy Statement.

How will the Annual Meeting be conducted?

Pursuant to our Amended and Restated Bylaws (the “Bylaws”), the Board has broad responsibility and legal authority to adopt rules and regulations for the Annual Meeting to ensure the meeting is conducted in an orderly and timely manner. This authority includes establishing rules for shareholders who wish to address the meeting. Only shareholders or their valid proxy holders may address the meeting. Copies of these rules will be available at the meeting. The Chairman of the Board (the “Chairman”) may also exercise discretion in recognizing shareholders’ comments or questions and in determining the extent of discussion on each item of business. Questions pertinent to meeting matters will be answered at the conclusion of the meeting, subject to time constraints. Questions regarding personal matters, including those related to employment, are not pertinent to meeting matters and therefore will not be answered. Dialogue can also be facilitated with interested parties outside the meeting as described below under “Shareholder and Interested Party Communications.” The Chairman may also rely on applicable law regarding disruptions or disorderly conduct to ensure that the meeting is conducted in a manner that is fair to all shareholders.

We are urging all shareholders to take advantage of voting in advance by mail, by telephone or through the Internet.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Under rules adopted by the Securities and Exchange Commission (the “SEC”), we are furnishing our proxy materials over the Internet instead of mailing a full set of printed proxy materials to certain of our shareholders. Accordingly, on or about April 5, 2024, we are mailing or delivering electronically to certain of our shareholders a Notice of Internet Availability of Proxy Materials that provides instructions on how to access our proxy materials on the Internet and vote or, alternatively, how to request that a copy of the proxy materials be sent to them by mail.

Who is entitled to vote and how many votes are needed to approve the proposals?

Holders of record of our Common Stock at the close of business on March 22, 2024 are entitled to vote at the Annual Meeting or any adjournment or postponement thereof. Each holder of record of our Common Stock as of the Record Date will be entitled to one vote for each share of Common Stock held. As of the Record Date, there were 7,129,160 shares of our Common Stock outstanding and entitled to vote. A list of all shareholders of record entitled to vote at the Annual Meeting will be available for inspection by any shareholder for any purpose germane to the meeting at our offices at One Financial Plaza, Hartford, Connecticut for the 10-day period immediately preceding the Annual Meeting. At the Annual Meeting, shareholders will be asked to consider and vote upon the following matters:

1.	Election of directors

We are asking shareholders to vote upon the election of two directors recommended for nomination by our Governance Committee and nominated by our Board for two director seats, each to hold office for a one-year term expiring at the 2025 Annual Meeting or upon his or her successor being elected and qualified, or until his or her earlier resignation, retirement, death, disqualification or removal. Information concerning the director nominees is provided below under the heading “PROPOSALS REQUIRING YOUR VOTE – ITEM 1 – ELECTION OF DIRECTORS.” A plurality of the affirmative votes cast by shareholders present in person or represented by proxy and entitled to vote is required for the election of each such director nominee. You may vote either FOR or WITHHOLD your vote from any one or more of the nominees. Votes that are withheld and broker non-votes will have no effect on the election of directors because only votes “FOR” a nominee will be counted. That said, in an uncontested election, any director nominee who receives a greater number of votes “withheld” than votes “for” such director nominee’s election is required to promptly tender his or her resignation, subject to acceptance by the Board, in accordance with our Bylaws. The Board’s decision, which will not involve the participation of any incumbent director who fails to receive a majority of the votes cast in an uncontested election of directors, will be promptly disclosed in a public announcement. There is no cumulative voting in the election of directors.

2.	Ratification of the Audit Committee’s appointment of the independent registered public accounting firm

Ratification of the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for 2024 requires that a majority of the votes represented at the Annual Meeting, in person or by proxy, be voted “FOR” the proposal. You may vote FOR, AGAINST or ABSTAIN on this matter. If you vote to “ABSTAIN” with respect to this proposal, your shares will be counted as present for purposes of establishing a quorum, and the abstention will have the same effect as a vote “AGAINST” the proposal. The ratification of the Audit Committee’s appointment of the independent registered public accounting firm is considered a routine matter for which a bank, broker or other holder of record will have discretionary authority to vote on behalf of the beneficial owners of shares held by the bank, broker or other holder, even in the absence of specific instructions from the beneficial owner.

3.	Approval, in an advisory vote, of the compensation of our named executive officers, as disclosed in the Proxy Statement

An advisory vote on the compensation of our named executive officers is required pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The affirmative vote of a majority of the votes represented at the Annual Meeting, in person or by proxy, is required to approve, on an advisory basis, the compensation of our named executive officers, as described in this Proxy Statement. You may vote FOR, AGAINST or ABSTAIN on this matter. If you vote to “ABSTAIN” with respect to this proposal, your shares will be counted as present for purposes of establishing a quorum, and the abstention will have the same effect as a vote “AGAINST” the proposal. Broker non-votes will also have the same effect as a vote “AGAINST” the proposal. Although the advisory vote is non-binding, the Compensation Committee and the Board will review the results of this vote and will take it into consideration when making future decisions regarding executive compensation.

4.	Approval of an amendment to the Company’s Amended and Restated Omnibus Incentive and Equity Plan to increase the number of shares of Common Stock available for issuance by 455,000 shares

Approval of an amendment to the Company’s Amended and Restated Omnibus Incentive and Equity Plan to increase the number of shares of Common Stock available for issuance by 455,000 shares requires that a majority of the votes represented at the Annual Meeting, in person or by proxy, be voted “FOR” the proposal. You may vote FOR, AGAINST or ABSTAIN on this matter. If you vote to “ABSTAIN” with respect to this proposal, your shares will be counted as present for purposes of establishing a quorum and the abstention will have the same effect as a vote “AGAINST” the proposal. Broker non-votes will also have the same effect as a vote “AGAINST” this proposal.

Who may attend the meeting?

All shareholders as of the Record Date may attend the Annual Meeting. If you are a registered holder, to gain admission, you will need valid picture identification or other proof that you are a shareholder of record of Common Stock as of the Record Date. If your Common Stock is held in a bank or brokerage account, a recent bank or brokerage statement showing that you owned Common Stock on the Record Date will be required for admission. To obtain directions to attend the Annual Meeting and vote in person, please contact Investor Relations by sending an email to investor.relations@virtus.com.

What are the voting recommendations of the Company’s Board of Directors?

The Board of Directors recommends that shareholders vote:

•	“FOR” the election of the Board’s director nominees named in this Proxy Statement;

•	“FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2024;

•	“FOR” the approval, on an advisory basis, of our named executive officer compensation; and

•	“FOR” the approval of an amendment to the Company’s Amended and Restated Omnibus Incentive and Equity Plan to increase the number of shares of Common Stock available for issuance by 455,000 shares.

How many votes are required to conduct the Annual Meeting?

The presence at the meeting, in person or represented by proxy, of the holders of record of one-third of the shares entitled to vote on any matter at the meeting will constitute a quorum for the transaction of business at the Annual Meeting. Your shares will be counted towards the quorum if you vote by mail, by telephone or through the Internet either before the Annual Meeting or in person during the Annual Meeting. Abstentions and broker non-votes will be counted for the purpose of establishing a quorum at the meeting. If a quorum is not present, we will adjourn the Annual Meeting until a quorum is obtained.

How are votes counted?

A representative from Broadridge Corporate Issuer Solutions, Inc., the Company’s transfer agent, will serve as the inspector of elections for the Annual Meeting and will tabulate the votes for each proposal.

How do I vote?

Whether you hold your shares directly as a shareholder of record, or beneficially in street name, you may vote your shares without attending the Annual Meeting.

If your shares are held in a brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in “street name.” The Notice of Internet Availability of Proxy Materials has been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the “shareholder of record.” As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by submitting voting instructions to such person in accordance with the directions outlined in the Notice of Internet Availability of Proxy Materials.

If you hold shares in your name as a holder of record, you are considered the “shareholder of record” with respect to those shares. You can vote your shares:

•	In person at the Annual Meeting;

•	Over the Internet at www.proxyvote.com;

•	By telephone, toll free at 1-800-690-6903; or

•

By completing and returning a proxy card that will be mailed to you, along with a postage-paid envelope if you request delivery of a full set of proxy materials, which may be mailed to you, at the Company’s option, beginning after the 10th day following the mailing of the Notice of Internet Availability of Proxy Materials.

The deadline for voting by Internet or telephone prior to the meeting is 11:59 P.M., EDT, on Tuesday, May 14, 2024. For persons holding shares in the Virtus Investment Partners, Inc. Savings and Investment Plan (the “401(k) Plan”), the trustee must receive your vote no later than 11:59 P.M., EDT, on Friday, May 10, 2024.

Holders of record may vote in person at the Annual Meeting, but beneficial owners must obtain a legal proxy from the broker, bank or other holder of record authorizing the beneficial holder to vote such shares at the meeting. You cannot vote shares held under the Company’s 401(k) Plan during the meeting. Even if you plan to attend the Annual Meeting, we recommend that you vote your shares in advance so that your vote will be counted if you later decide not to, or are otherwise unable to, attend the meeting.

What is a “proxy”?

A “proxy” allows someone else (the “proxy holder”) to vote your shares on your behalf. The Board is asking you to allow any of the persons named on the proxy form to act as your proxy holder and vote your shares at the Annual Meeting. The persons named as your proxy holders will vote your proxy in accordance with your specifications. Unless you specify otherwise, the persons named as your proxy holders on the Company’s proxy form will vote in accordance with the voting recommendations of the Board in connection with the matters listed on the proxy form and in their discretion on any other matters that properly come before the Annual Meeting.

If you hold shares as a participant in the Company’s 401(k) Plan, your proxy represents all shares that you own through such plan, assuming that your shares are registered in the same name, and your proxy will serve as a voting instruction for the trustee of such plan. If you own your shares through the Company’s 401(k) Plan and you do not vote, the Company’s 401(k) Plan trustee will not vote your shares.

Can I change or revoke my proxy?

Yes. You may change or revoke your proxy at any time before it is voted at the meeting. If you are a shareholder of record, you may change or revoke your proxy after submitting your proxy, whether submitted by mail, the Internet or telephone, either by (i) submitting another proxy with a later date, as long as it is received prior to the time the earlier dated proxy is exercised; (ii) attending the Annual Meeting and voting in person; or (iii) notifying the Corporate Secretary in writing before the meeting that you have revoked your proxy. Your attendance at the meeting will not automatically revoke your proxy; you must vote at the meeting to revoke your proxy. If you are a beneficial owner of shares, please contact your bank, broker or other holder of record for specific instructions on how to change or revoke your vote. Your most current vote, whether cast in person, by telephone, Internet or proxy card, is the one that will be counted.

If you hold shares as a participant in the Company’s 401(k) Plan, you may change your vote and revoke your proxy by (i) submitting another proxy with a later date, as long as it is received prior to the time the earlier dated proxy is exercised, or (ii) notifying the Corporate Secretary in writing before the meeting that you have revoked your proxy, in each case if you do so no later than 11:59 P.M., EDT, on Friday, May 10, 2024. You cannot, however, revoke or change your proxy with respect to shares held through the Company’s 401(k) Plan after that date, and you cannot vote those shares in person at the Annual Meeting.

What are “broker non-votes” and “abstentions”?

A broker non-vote occurs when a bank, broker or other holder of record holds shares for a beneficial owner but is not empowered to vote on a particular proposal on behalf of such beneficial owner because such proposal is considered to be “non-routine” and the beneficial owner has not provided voting instructions or because your broker chooses not to vote on a routine matter for which it does have discretionary authority. This means that if a brokerage firm holds shares on your behalf, those shares will not be voted on any non-routine proposal presented at the Annual Meeting unless you expressly provide voting instructions to that firm.

The non-routine proposals that will be presented at the Annual Meeting are: (i) the election of directors; (ii) the shareholder advisory vote to approve the compensation of our named executive officers; and (iii) the approval of an amendment to the Company’s Amended and Restated Omnibus Incentive and Equity Plan to increase the number of shares of Common Stock available for issuance by 455,000 shares. The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2024 is considered a routine proposal for which a bank, broker or other holder of record may vote on behalf of the beneficial owner even in the absence of specific instructions from the beneficial owner. In order to ensure that any shares held on your behalf by a brokerage firm or other organization are voted in accordance with your wishes, we encourage you to provide voting instructions to that firm or organization.

An abstention is a properly signed proxy card (or valid instruction via the Internet or by telephone) that is marked “ABSTAIN” as to a particular matter in which the option to abstain is available.

Why did my household receive only one Notice of Internet Availability of Proxy Materials, or why did I receive more than one Notice of Internet Availability of Proxy Materials?

The Company has adopted a procedure approved by the SEC called “householding.” Under this procedure, when multiple shareholders of record of Common Stock share the same address, we may deliver only one Notice of Internet Availability of Proxy Materials (or proxy materials in the case of shareholders who receive paper copies of proxy materials) to that address unless we have received contrary instructions from one or more of those shareholders. The same procedure applies to brokers and other nominees holding shares of our Common Stock in “street name” for more than one beneficial owner with the same address.

If a shareholder holds shares of Common Stock in multiple accounts (e.g., with our transfer agent and/or banks, brokers or other registered shareholders), we may be unable to use the householding procedures and, therefore, that shareholder may receive multiple copies of the Notice of Internet Availability of Proxy Materials (or proxy materials, as applicable). You should follow the instructions on each Notice of Internet Availability of Proxy Materials that you receive in order to vote the shares you hold in different accounts.

If you share an address with another shareholder and have received only one Notice of Internet Availability of Proxy Materials (or proxy materials, as applicable), you may write or call us as specified below to request a separate copy of such materials, and we will promptly send them to you at no cost to you. For future meetings, if you hold shares directly registered in your own name, you may request separate copies of these materials, or request that we send only one set of these materials to you if you are receiving multiple copies, by contacting our Investor Relations Department via telephone at 800-248-7971, Option 2, or by mail at Virtus Investment Partners, Inc., One Financial Plaza, Hartford, CT 06103. If you are a beneficial owner of shares held in street name, please contact your bank, broker or other holder of record.

Who pays for the cost of this proxy solicitation?

All costs and expenses of this solicitation, including the cost of mailing the Notice of Internet Availability of Proxy Materials (or proxy materials, as applicable) and preparing this Proxy Statement and posting it on the Internet, will be borne by the Company. We also reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in sending proxy materials to their customers who are beneficial owners. In addition to soliciting proxies by mail, our directors, executive officers and employees may solicit proxies on our behalf, without additional compensation, personally or by Internet or telephone. We do not currently intend to hire a proxy solicitor to help us solicit proxies from brokers, bank nominees or other institutions or shareholders, although we reserve the right to do so.

Where can I find the voting results of the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting, and we will publish preliminary, or final results if available, in a Current Report on Form 8-K (“Form 8-K”) within four business days of the Annual Meeting. If final results are unavailable at the time we file the Form 8-K, then we will file an amended Form 8-K to disclose the final voting results within four business days after the final voting results are known.

CORPORATE GOVERNANCE

Transfer of Listing Exchange

At market open on January 17, 2024, we transferred the listing of our Common Stock to the New York Stock Exchange (“NYSE”) from the NASDAQ Global Select Market.

Corporate Governance Guidelines

Our Board is responsible for providing effective governance and oversight of our affairs. Our corporate governance practices are designed to align the interests of our Board and management with those of our shareholders and to promote honesty and integrity. Our Board has adopted Corporate Governance Guidelines that outline our corporate governance policies and procedures, including, among other topics, director responsibilities, Board committees, director access to the Company’s officers and employees, director compensation, management succession and performance evaluations of the Board. More information about our corporate governance including a copy of our Corporate Governance Guidelines, is available on our website at www.virtus.com, in the Investor Relations section, under the heading “Corporate Governance.”

Code of Conduct

We have adopted a written Code of Conduct that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. We are committed to the highest standards of ethical and professional conduct, and the Code of Conduct provides guidance on how to uphold these standards. The Code of Conduct is available on our website at www.virtus.com, in the Investor Relations section, under the heading “Corporate Governance.” We intend to post any substantive amendments to, or waivers of, the Code of Conduct applicable to our principal executive officer, principal financial officer, principal accounting officer, or directors on our website. You may request a printed copy of the Code of Conduct by contacting the Corporate Secretary as set forth below under the heading “Shareholder and Interested Party Communications.”

Director Independence

A majority of the directors of the Board must be affirmatively determined by the Board to be independent under the rules of the New York Stock Exchange (“NYSE Rules”). In making these determinations, the Board considers and broadly assesses all of the information provided by each director in response to detailed inquiries concerning his or her independence and any direct or indirect business, family, employment, transactional or other relationship or affiliation of such director with the Company, taking into account the applicable NYSE Rules and SEC rules and regulations as well as the manner in which any relationships may potentially have the appearance of impacting independence.

In February 2024, the Board considered the independence of our directors and determined that each of Dr. Fleming, Ms. Jones, and Messrs. Bain, Greig, Holt, Morris and Zarrilli meets the criteria for independence as established by NYSE Rules. The Board has also determined that each member of the Audit, Compensation and Governance Committees is independent under applicable NYSE Rules; each member of the Audit Committee is also independent under the independence criteria required by NYSE Rules and the SEC for audit committee members; and each member of the Compensation Committee is “independent” under the criteria established by NYSE Rules and qualifies as a “non-employee director” pursuant to Rule 16b-3 of the Exchange Act.

Board and Committee Membership

Our Board has established the following three standing committees to assist it with its responsibilities:

•	Audit Committee

•	Compensation Committee

•	Governance Committee

The table below provides the current membership for each of the Board committees:

Name	Audit	Compensation	Governance

Peter L. Bain		Member

Susan S. Fleming	Member		Chair

Paul G. Greig	Chair

Timothy A. Holt		Member	Member

Melody L. Jones		Chair	Member

W. Howard Morris	Member

Stephen T. Zarrilli	Member

During 2023, the Board held 11 meetings. Our independent directors meet in regularly scheduled executive sessions. Mr. Holt, our independent Chairman, presides over all Board meetings and executive sessions. Directors are expected to attend all Board meetings, the annual meeting of shareholders and meetings of committees on which they serve, and to spend the time needed and to meet as frequently as necessary to properly discharge their responsibilities. Director attendance and meeting preparation is part of the annual evaluation process conducted by the Governance Committee. All of our directors attended our 2023 Annual Meeting, and each of our current directors attended at least 75% of the meetings of the Board and of the standing committees of which he or she was a member during 2023.

The Board has adopted written charters for each of the Audit, Compensation and Governance Committees that set forth the responsibilities, authority and specific duties of each such committee. Each committee reports out regularly to the full Board regarding its deliberations and actions. The charters for each of the committees of our Board are available on our website at www.virtus.com, in the Investor Relations section, under the heading “Corporate Governance.”

Board Leadership Structure and Evaluation

Under our Corporate Governance Guidelines, to ensure Board independence, no less than a majority of our directors are required to be independent in accordance with NYSE Rules. Pursuant to our Corporate Governance Guidelines, our Board determines the best board leadership structure for the Company and may choose its Chairman in the manner it deems in the best interests of the Company and its shareholders. The Board does not have a formal policy that requires the roles of Chairman and Chief Executive Officer to be separate.

At this time, the Board believes that it is advisable for one of our independent directors to serve as Chairman, and the Board has elected Timothy A. Holt as Chairman. The Board believes that its members provide a broad array of experience, expertise and perspective and that it is beneficial to have an independent director lead the Board as Chairman and for Mr. Aylward, who is our President and Chief Executive Officer (“CEO”), and also a director, to lead the Company and its management as CEO. Mr. Holt and Mr. Aylward work closely together, and with the entire Board, in developing the strategies, agendas and direction of the Board and for the Company as a whole. We recognize that different board leadership structures may be appropriate for companies in different situations and at different times and may choose a different leadership structure in the future.

As part of our annual Board self-evaluation process, we evaluate how the Board and governance structure function to ensure that the Board continues to provide an optimal governance structure for the Company and our shareholders, with oversight by the Governance Committee. As part of this process, we engage a third party to facilitate a comprehensive self-evaluation of the Board and each standing Committee. In addition, the Governance Committee conducts an individual evaluation of each director considered for nomination for re-election to the Board based upon individual interviews with each director regarding each of the prospective nominees.

Audit Committee

The Audit Committee currently consists of Messrs. Greig (Chair), Morris and Zarrilli and Dr. Fleming. The Board has determined that Messrs. Greig, Morris and Zarrilli each qualify as an “audit committee financial expert” as defined under SEC rules and that all members of the Audit Committee meet the criteria for service under applicable NYSE Rules.

During 2023, the Audit Committee held nine meetings. The primary purposes of the Audit Committee are (i) to exercise sole responsibility for the appointment, compensation, retention, oversight and, if applicable, termination of the Company’s independent registered public accounting firm, including a review of the independent registered public accounting firm’s qualifications and independence, and (ii) to assist the Board in fulfilling its oversight responsibilities by reviewing the quality and integrity of the Company’s financial statements and financial reporting process, the Company’s systems of internal accounting and financial controls, the annual independent audit of the consolidated financial statements of the Company and its subsidiaries, the Company’s internal auditing and accounting processes, and the Company’s legal and regulatory compliance programs as established by management and the Board.

Compensation Committee

The Compensation Committee currently consists of Ms. Jones (Chair) and Messrs. Bain and Holt. During 2023, the Compensation Committee held eight meetings. The primary purposes of the Compensation Committee are (i) to provide assistance to the Board in fulfilling its responsibility to achieve the Company’s objective of maximizing the long-term return to shareholders by ensuring that officers, directors and employees are compensated in accordance with the Company’s compensation philosophy, objectives and policies, and (ii) to review and approve compensation policies and programs for the Company’s executive officers that support such compensation philosophy and objectives, and link compensation to financial performance and the attainment of strategic objectives, while providing competitive compensation opportunities at a reasonable cost.

The Compensation Committee is specifically charged with:

•	Reviewing and approving Company performance goals and objectives for annual and long-term incentive programs;

•	Recommending the compensation levels of our CEO to the Board of Directors;

•	Reviewing and approving non-CEO executive officer compensation;

•	Approving equity-based compensation;

•	Retaining compensation consultants and legal counsel, as appropriate; and

•	Assisting management and the Board with succession planning of the Company’s executives and other key senior positions.

The Compensation Committee reviews and approves any changes to executive officer base salary and sets annual and long-term incentive compensation opportunity levels for our executive officers. In addition, the Compensation Committee reviews performance against pre-established performance goals and objectives for the incentive plans under which our executive officers, including our CEO, are compensated. The Compensation Committee recommends incentive compensation awards for our CEO to the independent members of the Board for approval and, with the assistance of our CEO, reviews and approves the incentive compensation awards for the Company’s executive officers. The Compensation Committee also reviews and approves the granting of equity-based compensation to our executive officers, other than our CEO, whose grants are approved by the independent members of the Board, and to other employees of the Company and its subsidiaries. The Compensation Committee has delegated to our CEO the authority to approve a limited number of restricted stock and stock option awards to employees of the Company and its subsidiaries who are not executive officers of the Company.

The Compensation Committee has retained Mercer (US) LLC (“Mercer”) as its independent compensation consultant. The Compensation Committee has analyzed whether the work of Mercer as a compensation consultant has raised any conflict of interest, taking into consideration the following factors: (i) the provision of other services to the Company by Mercer; (ii) the amount of fees paid by the Company to Mercer as a percentage of Mercer’s total revenue; (iii) the policies and procedures of Mercer that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Mercer or the individual compensation advisors employed by Mercer with an executive officer of the Company; (v) any business or personal relationship of the individual compensation advisors with any member of the Compensation Committee; and (vi) any stock of the Company owned by Mercer or the individual compensation advisors employed by Mercer. The Compensation Committee has determined, based on its analysis in light of the factors listed above, that the work of Mercer and the individual compensation advisors employed by Mercer as compensation consultants to the Compensation Committee has not created any conflict of interest.

For a further discussion of the processes and procedures of the Compensation Committee, including the roles of compensation consultants and executive officers in the determination or recommendation of executive and director compensation, see the disclosure under the headings “Compensation Discussion and Analysis” and “Director Compensation” elsewhere in this Proxy Statement.

Risks Related to Compensation Policies and Practices

As part of its oversight of the Company’s executive compensation programs, the Compensation Committee, in conjunction with Company management, considers how current compensation policies and practices, including incentive opportunities, affect the Company’s risk profile. The Compensation Committee evaluates the Company’s compensation policies to determine whether they are designed to:

•	Attract and retain high-caliber leadership;

•	Align our executives’ interests with those of our shareholders; and

•	Encourage an appropriate level of risk-taking while not creating incentives that are reasonably likely to pose material risk to the Company.

The Company reviews industry comparative compensation data to ensure that we are competitive in both attracting and retaining our executives. We believe our compensation structure is appropriately designed to retain high-caliber leadership.

Our compensation programs are designed to minimize excessive risk-taking. The base salary component of our compensation is aligned to market, which does not, we believe, create additional risk. Current incentive awards have the following risk-limiting characteristics:

•	Awards are made based on a review of a variety of performance indicators, diversifying the risk associated with any single indicator of performance;

•

For executives, a significant portion of total compensation is in the form of variable, or “at-risk”, pay that is delivered in the form of equity comprising performance-based units using three-year performance measurement periods and restricted stock units with three-year cliff or ratable vesting, respectively;

•	Plan-based awards to our executives are limited to a maximum payout;

•

After reviewing and certifying Company performance results, the Compensation Committee, in its discretion, recommends to the independent members of the Board compensation awards for our CEO and approves compensation awards for our other executive officers;

•

Clawback provisions in our award agreements that allow the Company to claw back compensation if an award was based on materially inaccurate financial statements or other performance measurement criteria, among other conditions; and

•

Our CEO, executive officers and directors are expected to maintain fixed levels of stock ownership commensurate with base salary multiples or annual retainers so that they share the same long-term investment risks and rewards as other shareholders, based on the Company’s stock performance.

We believe our compensation policies and practices align compensation with the interests of our shareholders, encourage and reward sound business judgment and appropriate risk-taking over the long-term, foster key personnel retention and do not create risks that are reasonably likely to have a material adverse effect on the Company. See the “Compensation Discussion and Analysis” section of this Proxy Statement for a more complete discussion of our compensation policies and practices.

Governance Committee

The Governance Committee currently consists of Dr. Fleming (Chair), Ms. Jones and Mr. Holt. During 2023, the Governance Committee held four meetings. The primary purposes of the Governance Committee are (i) to assist the Board in fulfilling its oversight responsibilities with respect to matters relating to the interests of the shareholders of the Company; (ii) to identify individuals qualified to become Board members and to recommend to the Board qualified individuals for nomination for election or re-election at the next annual meeting of shareholders; (iii) to develop and recommend to the Board a set of governance principles applicable to the Company and to review at least annually and recommend any changes to such principles; and (iv) to annually assess and report to the Board regarding the performance of the Board and each of its committees. The Company’s Corporate Responsibility Statement is available on our website at www.virtus.com in the “Our Story” section, under the heading “Corporate Responsibility.”

Director Nomination Process

The Governance Committee is responsible for identifying and recommending to the Board potential director candidates for nomination and election to the Board at the annual meeting of shareholders. In connection with this responsibility, the Governance Committee has established Guidelines for Recruitment of Directors, (“Guidelines”) which have been adopted by the Board and are available on our website at www.virtus.com, in the Investor Relations section, under the heading “Corporate Governance.”

Under these Guidelines, in considering candidates for nomination to our Board, the Governance Committee will seek individuals with strong intellectual ability, breadth of experience, demonstrated professional achievement, diverse backgrounds, and the highest integrity. Prospective directors should also be able and willing to devote significant attention to our needs through regular attendance at meetings, preparation for meetings and availability for regular consultation between meetings. The Governance Committee may also consider particular areas of expertise with respect to a given vacancy, either because of needs arising from the retirement or resignation of a director or those arising out of changes in our business focus, our industry or the regulatory environment.

If a vacancy on our Board exists, or is anticipated, the Governance Committee may look to its members and to other directors for recommendations for nominees and may also retain a search firm to assist it in identifying qualified candidates and will consider individuals recommended by shareholders. Shareholders must submit their recommendations as outlined below under the heading “Shareholder and Interested Party Communications.” The Governance Committee will evaluate all proposed nominees in light of the standards above, as well as others deemed relevant and will utilize the same criteria for evaluating candidates regardless of the source of the referral. Following its evaluation of all proposed nominees and consultation with our CEO, the Governance

Committee will make recommendations to our Board of the individual(s) to be nominated for election to our Board. The Board will make the final determination as to the individual(s) who will be nominated for election.

Board Diversity

As disclosed above under “Director Nomination Process,” the Board has adopted Guidelines that include factors to consider in identifying and recruiting candidates for nomination as director. In reviewing candidates for the Board, the Governance Committee and the Board as a whole seek to identify those individuals whose professional achievement, breadth of experience and commitment to excellence and integrity best serve the Company in the markets in which it operates, while at the same time assuring the Company’s shareholders and other constituencies that the Company remains committed to its core ethical values. To this end, when recruiting and assessing potential director candidates, the Governance Committee and the Board will consider, among other factors, the candidates’ diversity of professional experience and personal diversity. With respect to diversity of professional experience, the Governance Committee and the Board seek candidates that have depth of experience in a variety of professional backgrounds. In terms of personal diversity, the Governance Committee and Board seek candidates who will increase the diversity of the Board in all respects, including gender, race, ethnicity, age, sexuality and other types of personal characteristics, and thereby benefit the Company with their ideas, perspectives, experience and wisdom.

The Governance Committee and the Board recognize that individual candidates have unique strengths, and no one factor or qualification outweighs all others. The Governance Committee and the Board will consider how a candidate would contribute to the overall balance of experience, expertise and perspective of the Board.

On an annual basis, as part of its self-assessment process, the Governance Committee and Board as a whole review the overall functioning of the Board including diversity of experience, expertise and perspective. The Board currently has two female directors and one racially/ethnically diverse male director.

Risk Management Oversight

Our Board is responsible for overseeing the Company’s risk management processes. The Board regularly reviews the Company’s long-term business strategy, including the Company’s short-term and long-term strategic objectives, and monitors progress on those objectives. The Board, along with management, considers the risks and opportunities that impact the long-term sustainability of the Company’s business model. Our Board regularly reviews the Company’s progress with respect to its strategic goals, the risks that could impact the long-term sustainability of our business and the related opportunities that could enhance the Company’s long-term sustainability. In addition, our Board periodically meets with Company management to review and discuss the Company’s major risk exposures and the steps taken by management to monitor and mitigate these exposures. Further, our Board also receives direct reports from management on risk topics of general interest to the full Board, and each of our other Board Committees also receives periodic reports on topics relevant to the oversight of risk areas within the purview of such Committee and regularly reports to the full Board on these risk management matters.

Our Audit Committee is responsible for overseeing accounting, audit, financial reporting, internal control, internal audit, and disclosure control matters and reviews and discusses with management, our internal auditor, our outside independent registered public accounting firm and legal counsel financial risk associated with these functions and the manner, policies and systems pursuant to which management addresses these risks.

Both our Board and our Compensation Committee actively review and discuss with management our annual and long-term compensation incentive programs to identify and mitigate potential risks associated with incentive compensation. They assess both the appropriateness of the incentive performance goals, which are both financial and operational, as well as our financial and operating results upon which our incentive awards are based. In addition, our Compensation Committee oversees and advises management on succession planning risks related to our senior management team.

While the Board and its committees oversee our risk management, management is primarily responsible for day-to-day risk management processes and for reports to the Board and its Committees on risk management matters. We believe that this division of risk management responsibility is the most effective approach to address the Company’s risk management and that the division of responsibility within and among the Board and its Board Committees allows the opportunity for regular review and discussion with our Board members as well as appropriate Board member input on, and consideration of, our risk management processes and systems.

Cybersecurity Governance

Our Board oversees our risks from cybersecurity threats. As part of its ongoing responsibilities, the Board receives recurring reports from management on the Company’s cybersecurity risk environment and regularly meets with management to review the risk landscape and discuss the steps taken by management to monitor and mitigate cyber exposures. In addition, from time to time, our Chief Technology Officer and Chief Information Security Officer brief the Board on the cyber-threat landscape, our information security program and other related information technology topics.

The Company maintains an Enterprise Risk Committee (“ERC”), comprising the Company executives who lead day-to-day risk management, and whose efforts are supplemented by specific risk-related committees or teams. The ERC is a cross-functional committee that focuses on identifying and managing operational risk throughout the organization, including cybersecurity threats. The ERC has integrated cybersecurity into key elements of the Company’s enterprise risk management framework, including our business continuity and disaster recovery planning program and service provider management policy, and personnel from our information security, risk management, compliance and legal groups are a part of the assessment and response team for cybersecurity incidents and the evaluation of third-party cybersecurity risk. For further information related to our cybersecurity risk management, please refer to Item 1C in our 2023 Annual Report.

Transactions with Related Persons

Policy Regarding Transactions with Related Persons

The Board has adopted a written policy for the review and approval or ratification of any related person transaction (the “Related Person Transactions Policy”), which applies to any potential related person transactions, as defined under the rules and regulations of the SEC. A “related person transaction” generally means a transaction in which the Company was, is or will be a participant, and the amount involved exceeds $120,000 (determined without regard to the amount of profit or loss involved in the transaction), and in which a related person has or will have a direct or indirect material interest (as determined under SEC rules related to related person transactions). Under the Related Person Transactions Policy, a related person transaction requires the approval or ratification of the Audit Committee (or of the Chair of the Audit Committee in those situations in which the legal department, in consultation with the CEO or the Chief Financial Officer, determines that it is not practicable or desirable for the Company to wait until the next Audit Committee meeting for approval or ratification). Prior to approving or ratifying any transaction, the Audit Committee (or, if applicable, the Chair of the Audit Committee) must determine that the transaction is entered into in good faith on fair and reasonable terms to the Company after considering the relevant facts and circumstances, including, to the extent applicable, the related person’s relationship to the Company, his or her interest in the transaction, and the material facts and terms of the transaction. No related person may participate in the review of a transaction in which he or she may have an interest.

Transactions with Related Persons

The Vanguard Group, Inc.

The Vanguard Group, Inc. (“Vanguard”) filed a Schedule 13G/A in February 2024 indicating that it holds 12.7% of our Common Stock as of December 31, 2023. As a result of beneficially owning more than 5% of our Common Stock, Vanguard is currently considered a “related person” under our Related Person Transactions

Policy. Certain affiliates of Vanguard provided distribution and other services to certain subsidiaries of the Company in connection with our sponsored open-end funds. During fiscal 2023, we paid affiliates of Vanguard approximately $0.4 million in distribution and service fees, almost all of which were reimbursed to the Company by its sponsored open-end funds. These transactions were consistent with the terms generally provided to all firms that offer our sponsored open-end funds in the ordinary course of business and were entered into on arms’ length terms.

Shareholder Proposals

Shareholders may submit proposals for consideration at our 2025 Annual Meeting of Shareholders (the “2025 Annual Meeting”). To be included in the proxy statement, notice of meeting and proxy relating to the 2025 Annual Meeting, proposals must be received by our Corporate Secretary not later than December 6, 2024 and must comply with the requirements of Rule 14a-8 of the Exchange Act (including the minimum share ownership requirements under that rule).

Pursuant to our Bylaws, in order for any business not included in the proxy statement to be brought before the 2025 Annual Meeting by a shareholder, the shareholder must be entitled to vote at that meeting and must give timely written notice of that business to our Corporate Secretary. To be timely, such notice must be received by our Corporate Secretary at our office located at One Financial Plaza, Hartford, CT 06103, no earlier than January 20, 2025 (75 days prior to April 5, 2025, the first anniversary of the date that we first mailed or made available our proxy materials for the 2024 Annual Meeting) and no later than February 19, 2025 (45 days prior to April 5, 2025). In the event that our 2025 Annual Meeting is held more than 30 days before or more than 30 days after the anniversary of this year’s Annual Meeting date, the notice must be received not later than the close of business on the later of (i) the 90th day before such annual meeting, or (ii) the 10th day following the date on which public announcement of such annual meeting is first made by the Company. The notice submitted by a shareholder must contain the information required by our Bylaws. Similarly, a shareholder wishing to submit a director nomination directly at the 2025 Annual Meeting must deliver written notice of such nomination within the time period described in this paragraph and must comply with the information requirements in our Bylaws relating to shareholder nominations. In addition to satisfying the foregoing requirements under our Bylaws, to comply with the SEC’s universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 17, 2025.

Shareholder and Interested Party Communications

Our Board is committed to ensuring that anyone desiring to communicate with the Board as a whole, with any committee of the Board, with our independent directors as a group, or with any specific director(s) has a convenient means of doing so. Anyone who wishes to communicate with the Board, a committee or a specific director may do so by sending correspondence via email to corporate.secretary@virtus.com indicating the body or person(s) with whom you wish to communicate, or in writing to:

Board of Directors (or Committee or Specific Director)

Virtus Investment Partners, Inc.

c/o Corporate Secretary

One Financial Plaza

Hartford, CT 06103

The Office of the Corporate Secretary will forward correspondence to its intended addressee promptly after receipt other than communications unrelated to the duties and responsibilities of our directors, including junk mail, mass mailings, resumes and other forms of job inquiries, surveys and business solicitations or advertisements. Where appropriate, correspondence will also be reviewed by the General Counsel.

SECURITY OWNERSHIP BY

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth, to the best of our knowledge, the beneficial ownership of our Common Stock, our only outstanding class of voting securities, as of March 31, 2024, by (i) such persons known to the Company to own beneficially more than five percent (5%) of the Company’s Common Stock; (ii) each of our current directors; (iii) the persons named in the Summary Compensation Table; and (iv) all of our directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. We deem shares of Common Stock that may be acquired by an individual within 60 days of March 31, 2024 pursuant to the exercise of options or the vesting of restricted stock units (“RSUs”) to be outstanding for the purpose of computing the percentage ownership of such individual but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the tables. Except as indicated in the footnotes to the tables, we believe that each beneficial owner listed has sole voting and investment power with regard to the shares beneficially owned by such person. Percentage of ownership is based on 7,127,881 shares of Common Stock outstanding on March 31, 2024.

Security Ownership of Certain Beneficial Owners

Name of Beneficial Owner & Address	Number of Shares Beneficially Owned		Percent
BlackRock, Inc. 50 Hudson Yards New York, NY 10001	1,109,338	(1)	15.6%

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	911,302	(2)	12.8%

T. Rowe Price Investment Management, Inc. 101 E. Pratt Street Baltimore, MD 21201	404,558	(3)	5.7%

(1)

Based on a Schedule 13G/A filed with the SEC on January 22, 2024 by BlackRock, Inc., BlackRock, Inc. has sole investment power with respect to 1,109,338 shares of Common Stock and sole voting power with respect to 1,093,249 shares of Common Stock.

(2)

Based on a Schedule 13G/A filed with the SEC on February 13, 2024 by The Vanguard Group, Inc., The Vanguard Group, Inc. has sole investment power with respect to 898,154 shares of Common Stock, shared investment power with respect to 13,148 shares of Common Stock, and shared voting power with respect to 5,790 shares of Common Stock.

(3)

Based on a Schedule 13G filed with the SEC on February 14, 2024 by T. Rowe Price Investment Management, Inc., T. Rowe Price Investment Management, Inc. has sole investment power with respect to 404,558 shares of Common Stock and sole voting power with respect to 159,099 shares of Common Stock.

Security Ownership of Directors and Executive Officers

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percent
George R. Aylward	261,518	(1)	3.7%
Peter L. Bain	2,946		*
Susan S. Fleming	15,899		*
Paul G. Greig	3,029		*
Timothy A. Holt	29,951		*
Melody L. Jones	7,718		*
W. Howard Morris	1,340	(2)	*
Stephen T. Zarrilli	3,549		*
Michael A. Angerthal	66,875		*
Barry M. Mandinach	17,455		*
Mardelle W. Peña	15,357		*
Richard W. Smirl	5,872	(3)	*

All directors and current executive officers as a group (13 persons)	431,509		6.1%

*	Less than 1%
(1)	Includes 70 share equivalents held in the Virtus Investment Partners, Inc. Savings and Investment Plan.
(2)	Includes 435 shares of Common Stock held by The Prairie & Tireman Group, LLC. Mr. Morris disclaims beneficial ownership of these shares.
(3)	Includes 1,545 RSUs that Mr. Smirl has the right to acquire as of, or within 60 days of, March 31, 2024.
(4)	See footnotes (1) through (3).

PROPOSALS REQUIRING YOUR VOTE

ITEM 1—ELECTION OF DIRECTORS

Our Board currently has eight members. Our certificate of incorporation previously provided for a classified Board divided into three classes of Directors. At our 2023 annual meeting of shareholders, shareholders approved a proposal to amend our certificate of incorporation to effectuate a phased-in declassification of the Board. At each annual meeting of shareholders commencing with the 2024 Annual Meeting, the successors to the directors whose terms then expire will be elected for one-year terms, and, beginning with the 2026 annual meeting of shareholders, the entire Board will be elected on an annual basis. Accordingly, the Directors up for election at the 2024 Annual Meeting will be elected to a one-year term.

The Directors standing for election at the 2024 Annual Meeting are Mr. Holt and Ms. Jones. Mr. Holt has been a director of the Company since it became an independent public company on January 1, 2009, while Ms. Jones was appointed to the Board in October 2014. Mr. Zarrilli’s term expires at the 2024 Annual Meeting, and the Board has determined to reduce its size to seven members effective upon the conclusion of his term. The Board thanks Mr. Zarrilli for his decade of service on our Board.

Under our Corporate Governance Guidelines, a director is generally required to retire no later than the first annual meeting following his or her 74th birthday. Under exigent circumstances, the Board may request that the director continue to serve; provided, however, that no director shall serve beyond the first annual meeting following his or her 75th birthday.

Board Nominees

In February 2024, members of our Governance Committee evaluated the contributions and performance of Mr. Holt and Ms. Jones as members of our Board. As part of its evaluation, each of our directors was interviewed regarding his or her views of the performance of each of Mr. Holt and Ms. Jones by a representative of the Governance Committee. Following completion of its individual evaluations, the Governance Committee recommended to the Board that each of Mr. Holt and Ms. Jones be nominated to stand for re-election as a director at the Annual Meeting. Our Board, having considered the recommendations of the Governance Committee, approved Mr. Holt and Ms. Jones as nominees for election to the Board by the shareholders. If elected by shareholders, Mr. Holt and Ms. Jones will hold office for a one-year term expiring at the 2025 annual meeting of shareholders and until his or her successor has been duly elected and qualified, or upon his or her earlier resignation, retirement, death, disqualification or removal. Each of Mr. Holt and Ms. Jones has indicated that he or she will serve if elected. We do not anticipate that any Board nominee will be unable or unwilling to stand for election but should any such nominee be unavailable for election by reason of death or other unexpected occurrence, your proxy, to the extent permitted by applicable law, may be voted by the proxies named therein, with discretionary authority in connection with the nomination by the Board and the election of any substitute nominee.

A plurality of the affirmative votes cast by shareholders present in person or represented by proxy and entitled to vote is required for the election of each such director nominee. That said, pursuant to our Bylaws, any director nominee who receives a greater number of votes “withheld” than votes “for” such director nominee’s election is required to promptly tender such director nominee’s resignation subject to acceptance by the Board. The Board’s decision, which will not involve the participation of any incumbent director who fails to receive a majority of the votes cast in an uncontested election of directors, will be promptly disclosed in a public announcement.

The Board recommends that shareholders vote “FOR” the election of its two director nominees, Timothy A. Holt and Melody L. Jones, as directors of Virtus

Listed below are the names of the Board’s nominees to the director seats and the incumbent directors who will be continuing in office following the Annual Meeting, together with certain biographical and business information regarding such persons and the experience and certain other factors considered in connection with the selection of such persons for membership on our Board.

Board Nominees

TIMOTHY A. HOLT (71), Director since 2009. Mr. Holt held various senior management positions with Aetna, Inc., a managed healthcare company, until his retirement in 2008. He was Senior Vice President and Chief Investment Officer from 1999 to 2008, Vice President and Chief Investment Officer from 1997 to 1999, Chief Enterprise Risk Officer from 2004 to 2007, Senior Vice President and Chief Financial Officer of Aetna Retirement Services from 1996 to 1997, Vice President of Portfolio Management Group from 1992 to 1995, Vice President of Aetna Portfolio Management from 1991 to 1992, Vice President, Finance and Treasurer from 1989 to 1991, Vice President of Public Bonds from 1987 to 1989, Property/Casualty Portfolio Manager from 1983 to 1987, Investment Officer from 1981 to 1982 and Investment Officer/Analyst from 1977 to 1981. He was a member of Aetna’s Executive Committee from 2003 until his retirement in 2008. Mr. Holt served as a consultant to Aetna during 2008 and 2009. Since 2012, Mr. Holt has served as a director of MGIC Investment Corporation, a provider of private mortgage insurance in the U.S. where he is Chairman of the Securities Investment Committee, and from January 2014 to February 2017 served as a director of StanCorp Financial Group, which was a publicly traded insurance products company until it was acquired in March 2016. With his broad management, financial and investment experience at Aetna, Mr. Holt brings to our Board leadership and knowledge regarding the financial and investment industries, risk management, corporate governance and financial and corporate operational matters. Mr. Holt’s extensive management and investment experience positions him well to serve as the Chairman of our Board and as a member of our Compensation Committee and Governance Committee.

MELODY L. JONES (64), Director since 2014. Ms. Jones provides executive assessment and coaching services through 32-80 Advisors, LLC, which she founded in 2017. From 2012 to 2017, Ms. Jones served as the Chief Administrative Officer (“CAO”) for CEB, a best practice insight and technology company. In her role as CAO, Ms. Jones had global responsibility for New Product Development, Information Technology, Legal and Compliance, Human Resources, Communications, Philanthropy and the Member Events department. She joined the firm in December 2005 and served as the Chief Human Resources Officer (“CHRO”) until February 2012. She managed CEB’s Professional Services practice from 2010 to 2012 and the firm’s product development function from 2013 to 2015. Prior to CEB, Ms. Jones served from 2002 to 2005 as the global head of Human Resources for T. Rowe Price, a global investment management firm. Prior to joining T. Rowe Price, Ms. Jones spent eight years at Aon Corporation, a global insurance brokerage and consulting company, serving from 1998 to 2002 as the CHRO. She joined Aon in 1994, as head of the Midwestern Regional Office of Aon Consulting. In 1996, she assumed responsibility for the HR Strategy and Technology consulting practice and managed this global practice until assuming her role as CHRO for the corporation. Ms. Jones also served as a senior consultant with Organizational Dynamics, Inc., an international management training and consulting company, and held several leadership positions across a six-year tenure with Citicorp Mortgage. Ms. Jones currently serves on the Boards of CEATI, a user-driven best practices network organization for the utilities industry, and Fount Global, whose focus is technology and insights for HR leaders. She also serves on the Advisory Boards of Pamlico Investment Partners, a mid-market private equity firm, and Exec Online, a global leadership development business. Ms. Jones brings to our Board management and leadership experience, which positions her well to serve as a member of our Board and Governance Committee and Chair of our Compensation Committee.

Other Continuing Members of the Board

GEORGE R. AYLWARD (59), Director since 2008. Mr. Aylward has served as President of the Company since November 6, 2006 and has been our President and CEO since January 1, 2009, when the Company became an independent public company. He joined the predecessor to the Company, Phoenix Investment Partners, Inc. (“PXP”), which was the majority owned asset management subsidiary of The Phoenix Companies, Inc. (“PNX”), in 1996. At PNX, Mr. Aylward served as President, Asset Management, and Senior Executive Vice President from February 2007 to December 31, 2008; Executive Vice President, Asset Management, from November 6, 2006 to February 2007; Senior Vice President and Chief Operating Officer, Asset Management, from 2004 through 2006, and Chief of Staff to the Chairman, President and CEO from 2002 through 2004. He also served in several senior financial positions at PXP prior to 2002. Since 2006, Mr. Aylward has served as President and Trustee of the Virtus Mutual Funds, having been Executive Vice President from 2004 to 2006; President (since 2010) and Trustee (since 2012) of the Virtus Variable Insurance Trust; Trustee and President of the Virtus Alternative Solutions Trust since 2013; Director of the Virtus Global Funds, plc since 2013; and Chairman and Trustee of Virtus ETF Trust II since 2015. In addition, he serves as President, CEO and Director (or Trustee) of 12 closed-end funds for which one of the Company’s affiliated registered investment advisers, either Virtus Investment Advisers, Inc. or Virtus Alternative Investment Advisers, Inc., is the investment adviser. Mr. Aylward brings to our Board demonstrated leadership, extensive knowledge of and experience in the asset management and financial services industries, and superior executive management and financial skills as our CEO.

PETER L. BAIN (65), Director since 2019. Mr. Bain served as President, Chief Executive Officer and Director of OM Asset Management, a global multi-boutique asset management firm now known as BrightSphere Investment Group, from 2011 to 2017. From 2001 until 2009, he held various positions at Legg Mason, a global asset management firm, including Senior Executive Vice President from 2004 to 2009, head of affiliate management and corporate strategy from 2008 to 2009 and as chief administrative officer from 2003 to 2005. Prior to that time, he was with Berkshire Global Advisors from 1991 to 2000 where he served as Managing Director from 1995 to 2000, and earlier at Merrill Lynch & Co. in various roles from 1987 to 1990. Mr. Bain brings to our board demonstrated leadership experience in the asset management industry. Furthermore, Mr. Bain’s extensive experience with a wide array of corporate finance and operational matters positions him well to serve as a member of our Board and Compensation Committee.

SUSAN S. FLEMING (54), Director since 2009. Dr. Fleming is an angel investor, entrepreneur in residence, keynote speaker, and executive educator for corporate clients focusing on issues of gender diversity and inclusion. She served as a senior lecturer of management and entrepreneurship at Cornell University from 2009 to 2018. Dr. Fleming worked at Capital Z Financial Services, a private equity firm, as a Principal from 1998 to 2001 and as Partner from 2001 to 2003. She was Vice President at Insurance Partners Advisors, LP, a private equity firm, from 1994 to 2003 and held various positions at Morgan Stanley and Company from 1992 to 1994. In August 2018, Dr. Fleming joined the board of RLI Corp., an American property and casualty insurance company where she serves as a Director and is a member of the Audit Committee and Chair of the Finance and Investment Committees. Her prior directorships include Endurance Specialty Holdings, Ltd., a global insurance provider, where she served from May 2011 to March 2017; Universal American Financial Corp., a family of specialty healthcare companies, from July 1999 to December 2003; PXRE Group, Ltd., a property reinsurer, from April 2002 to April 2005, Ceres Group, Inc., an insurance and annuity products provider, from February 2000 to August 2006; and Quanta Capital Holdings, Ltd., a specialty insurance and reinsurance holding company, from July 2006 to October 2008. With her years of experience in investment banking, private equity, education and entrepreneurship, Dr. Fleming brings to our Board demonstrated leadership and experience with a wide array of corporate finance, mergers and acquisitions, and operational matters. Dr. Fleming’s experience in corporate finance and organizational leadership also positions her well to serve as a member of our Board and Audit Committee and Chair of our Governance Committee.

PAUL G. GREIG (68), Director since 2019. Mr. Greig served as Chairman of the Board of Opus Bank (“Opus”), a federally insured chartered commercial bank, from 2017 to 2019. While at Opus, he held the role of interim Chief Executive Officer and President during 2018 and 2019. At Opus, he served as chair of the Risk Committee and as a member of the Governance and Nominating Committee and Audit Committee. Prior to joining Opus, Mr. Greig served as Chairman of the Board, President and Chief Executive Officer of FirstMerit Corporation, a regional diversified financial services company, from 2006 to 2016. He has been a member of the Advisory Board of Omni Senior Living, senior residential communities located throughout Ohio, since 2016. He previously served as President and Chief Executive Officer of Citizens Banking Corporation—Illinois from 2005 to 2006 and was a director and member of the Audit Committee of the Federal Reserve Bank of Cleveland from 2011 to 2014. Mr. Greig brings to our board exceptional leadership experience along with expertise in financial and accounting matters, which positions him well to serve as a member of our Board and Chair of our Audit Committee.

W. HOWARD MORRIS (64), Director since 2021. Mr. Morris has been President and Chief Investment Officer of The Prairie & Tireman Group, an investment partnership, since 1998. Mr. Morris was formerly Emergency Financial Manager, Inkster, Michigan Public Schools, from 2002 to 2005, and Chief Financial Officer, Detroit, Michigan Public School District, from 1999 to 2000. He is a Certified Public Accountant and Chartered Financial Analyst. Since 2007, Mr. Morris has served on the Board of Owens Corning, an American company that develops and produces insulation, roofing, and fiberglass composites and related materials and products. Mr. Morris brings to our Board expertise in investment management and financial matters, which positions him well to serve as a member of our Board and Audit Committee.

ITEM 2—RATIFICATION OF THE APPOINTMENT OF

THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024. Deloitte audited our consolidated financial statements for the fiscal year ended December 31, 2023 and performed other services as described under “Fees Paid to the Independent Registered Public Accounting Firm” below.

We are submitting the selection of Deloitte to our shareholders for ratification as a matter of good corporate governance. If the appointment is not ratified by the shareholders of the Company, the Audit Committee may reconsider the selection of Deloitte as the Company’s independent registered public accounting firm. Even if the selection is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time it determines that a change would be in the best interests of the Company and our shareholders.

Representatives of Deloitte are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

Ratification of the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for 2024 requires that a majority of the votes represented at the Annual Meeting, in person or by proxy, be voted “FOR” the proposal.

The Board recommends a vote “FOR” the ratification of the appointment of

Deloitte & Touche LLP

as our independent registered public accounting firm

for the fiscal year ending December 31, 2024

Fees Paid to the Independent Registered Public Accounting Firm

The following table provides detail about fees for professional services rendered by Deloitte for the fiscal years ended December 31, 2023 and 2022.

	2023	2022
Audit Fees (1)	$1,045,200	$1,141,200
Audit-Related Fees (2)	$233,370	$800,000
Tax Fees (3)	$334,460	$258,400
All Other Fees (4)	$222,800	$398,800

Total Fees	$1,835,830	$2,598,400

(1)

Includes services rendered for the audit of the Company’s consolidated financial statements and audit of the effectiveness of internal controls over financial reporting included in our Annual Reports on Form 10-K, the provision of consents, comfort letters and reviews of our quarterly financial statements.

(2)	Includes stand-alone audits of certain subsidiary operations of the Company and other services.
(3)	Primarily includes tax compliance, tax advisory and related tax services.
(4)	Primarily includes systems and organizational controls reports and agreed-upon procedures.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has established a policy concerning the pre-approval of all audit and permissible non-audit services to be provided by the independent registered public accounting firm to the Company. The policy requires that all services to be performed by the Company’s independent registered public accounting firm, including audit services, audit-related services and permitted non-audit services, be pre-approved by the Audit

Committee. Specific services provided by the independent registered public accounting firm are to be regularly reviewed in accordance with the pre-approval policy. At subsequent Audit Committee meetings, the Audit Committee receives updates on services being provided by the independent registered public accounting firm, and management may present additional services for approval. The authority to grant specific pre-approval between meetings, as necessary, has been delegated to the Chair of the Audit Committee, and any such approvals must be reported to the full Audit Committee at its next meeting. All services provided by Deloitte during 2023 and 2022 were pre-approved by the Company’s Audit Committee in accordance with this pre-approval policy.

Report of the Audit Committee

The Audit Committee acts under a written charter adopted and approved by the Board, a copy of which may be found on the Company’s website at www.virtus.com, in the Investor Relations section, under the heading “Corporate Governance.” Each of the members of the Audit Committee is independent as defined under NYSE listing standards and applicable law.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the preparation, presentation and integrity of the Company’s financial statements and for its reporting process, including establishing and maintaining internal control over financial reporting and disclosure controls and procedures. The Company’s independent registered public accounting firm is responsible for auditing our annual financial statements and performing quarterly reviews. In fulfilling its responsibilities, the Audit Committee relies, without independent verification, on the information provided by management, the Company’s internal audit function and the Company’s independent registered public accounting firm.

The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2023 with management and with Deloitte, the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2023.

The Audit Committee has discussed with Deloitte those matters required to be discussed by applicable standards adopted by the Public Company Accounting Oversight Board (the “PCAOB”). The Audit Committee also has received the written disclosures and the letter from Deloitte required by the applicable PCAOB requirements for independent accountant communications with audit committees concerning auditor independence, and has discussed the independence of Deloitte with that firm.

Based upon the Audit Committee’s review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 for filing with the SEC.

Respectfully Submitted:

AUDIT COMMITTEE

Paul G. Greig, Chair

Susan S. Fleming

W. Howard Morris

Stephen T. Zarrilli

ITEM 3—TO APPROVE BY AN ADVISORY VOTE THE COMPENSATION

OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT

We are asking our shareholders to approve, by an advisory vote, the compensation of our named executive officers (“NEOs”), as disclosed in our Compensation Discussion and Analysis and in the tabular and accompanying narrative disclosure regarding named executive officer compensation contained in this Proxy Statement.

This proposal, commonly known as a “Say on Pay” proposal, gives our shareholders the opportunity to express their views on NEO compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies, and practices described in this Proxy Statement.

As discussed in the Compensation Discussion and Analysis section of this Proxy Statement, our executive compensation program is tied to the achievement of our financial, operational, and strategic goals and designed to:

•	Attract and retain critical executive leadership;

•	Support a high-performance environment by linking compensation to Company, functional, and individual achievements; and

•	Align our executives’ interests with those of our shareholders.

Our management team continued to execute on our long-term business plan during 2023, even as financial and operating results were challenged by more conservative investor behavior, particularly during the first half of the year, as a carryover from the difficult market conditions of 2022. Key financial and operating results1 and accomplishments related to the Company’s strategic objectives during the year included:

•

Assets under management (“AUM”) ended the year at $172.3 billion, a 15% increase over ending AUM of $149.4 billion at December 31, 2022, as positive market performance across asset classes and the addition of AUM from the AlphaSimplex Group (“AlphaSimplex”) transaction offset total net outflows.

•

Total sales of $25.9 billion for 2023 compared with $30.3 billion for 2022, primarily reflecting negative retail investor sentiment in open-end mutual funds and lower institutional sales, which offset a 17% increase in retail separate account sales to $6.7 billion. Sales of other products included $9.9 billion in U.S. retail funds; $8.0 billion in institutional accounts, including the launch of a new collateralized loan obligation (CLO); $0.8 billion in global funds; and $0.4 billion in exchange-traded funds (ETFs).

•

Total net flows of ($7.2) billion improved from ($13.4) billion in the prior year, and primarily reflected negative net flows in open-end mutual funds and institutional, which offset positive net flows in intermediary sold and private client retail separate accounts, global funds, and ETFs. The open-end funds net flow rate improved compared to 2022 but continued to be challenged by net outflows, in line with trends of funds in similar investment categories. Retail separate accounts returned to positive net flows in 2023; private client accounts have maintained positive net flows for 20 straight quarters. Institutional accounts had net outflows compared with positive net flows in 2022, primarily as a result of outflows in certain equity strategies.

•

The Company’s affiliated managers continued to have strong relative investment performance across products and strategies, with 69% of total assets under management outperforming their respective benchmarks on a five-year basis, including 86% of retail separate account and 67% of institutional assets. In addition, 70% of mutual fund rated assets were in funds with 5- or 4-star Overall Morningstar Rating™.[2]

[1]	The referenced non-GAAP measures are described and reconciled to GAAP reported amounts in Appendix A to this Proxy Statement.
[2]	See Appendix B for additional information regarding mutual fund investment performance.

•

Operating income for the year was $151.5 million with a related margin of 17.9%, compared with $197.5 million and 22.3%, respectively, in 2022. Operating income, as adjusted, was $239.8 million with a related margin of 31.6% compared with $289.2 million and 36.9%, respectively, in 2022. Diluted earnings per share (“EPS”) of $17.71 represented a 14% increase from $15.50 in 2022 and diluted EPS, as adjusted, was $21.93, a 15% decrease from $25.74 in 2022. The Company’s 2023 diluted EPS represented a 15% five-year and 21% three-year compound annual growth rate (“CAGR”). Diluted EPS, as adjusted, represented a 10% five-year and 11% three-year CAGR, both ranking second among the companies that comprise the Financial Peer Group (“Financial Peers”).[3]

•

One-year total shareholder return (“TSR”) of 30.9% significantly exceeded the 4.2% median return for the Financial Peers and exceeded the 26.3% TSR for the S&P 500. For the three-year period, the Company’s TSR of 20.8% compared with the Financial Peers’ median of 14.9% and the S&P 500’s TSR of 33.1%.

•

The Company’s significant accomplishments during 2023, which are provided in further detail in the Compensation Discussion and Analysis, included, among others: the completion of the purchase and integration of AlphaSimplex, a market leader in liquid alternative investment solutions; the strategic increase in our minority ownership of Zevenbergen Capital Investments, a subadviser of several open-end mutual funds; the transition of management of certain international equity funds from a subadviser whose performance on its largest fund lagged benchmarks; the continued phase-in of affiliated managers onto the common operating platform and the build-out of additional performance analytics, risk management and client reporting capabilities; and operating efficiencies and support for distribution growth gained by revising the legal entity structure of international subsidiaries.

In considering your vote, we urge shareholders to review the information on the Company’s compensation policies and decision process regarding the NEOs, as presented in the Compensation Discussion and Analysis, as well as the discussion regarding the Compensation Committee as set forth in this Proxy Statement.

For the reasons discussed above, the Board recommends that shareholders vote in favor of the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, and the related materials disclosed in this Proxy Statement, is hereby APPROVED.”

Because your vote is advisory, it will not be binding upon or overrule any decisions of the Compensation Committee or the Board, nor will it create any additional fiduciary duty on the part of the Compensation Committee or the Board. This advisory vote also does not seek to have the Board or Compensation Committee take any specific action. However, the Board and the Compensation Committee value the view expressed by our shareholders in their vote on this proposal and will take into account the outcome of the vote when considering executive compensation matters in the future. In considering the outcome of this advisory vote, the Board and the Compensation Committee will review and consider all shares voted in favor of the proposal and not in favor of the proposal. The affirmative vote of a majority of the votes represented at the Annual Meeting, in person or by proxy, is required to approve, on an advisory basis, this proposal.

The Board recommends a vote “FOR” the approval of the compensation of our named executive officers as disclosed in this Proxy Statement.

[3]	See Appendix C for companies that comprise the Financial Peers.

ITEM 4—APPROVAL OF AN AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED

OMNIBUS INCENTIVE AND EQUITY PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AVAILABLE FOR ISSUANCE BY 455,000 SHARES

We are seeking shareholder approval for an amendment (“Amendment”) to the Company’s Amended and Restated Omnibus Incentive and Equity Plan (the “Omnibus Plan”) to increase the number of shares of Common Stock authorized for issuance by 455,000 shares.

Other than increasing the number of shares available for issuance under the Omnibus Plan, no other terms of the Omnibus Plan are being amended.

The maximum number of shares of our Common Stock authorized for issuance under the current Omnibus Plan in connection with awards under the Omnibus Plan is 3.37 million of which 478,216 remained available for issuance as of March 31, 2024. If the Amendment is approved, the number of shares of Common Stock authorized will be increased by 455,000 to 3.83 million shares, of which 933,216 will be available for issuance. The Amendment to the Omnibus Plan, if approved by our shareholders, will become immediately effective as of the date of the Annual Meeting, and we estimate, based on historical grant information, that the proposed increase should provide a sufficient number of shares to allow us to continue to make awards for approximately four years. Future grant levels will be impacted by multiple factors, including the Company’s stock price.

How the Company Uses Equity

The Company uses equity to align the interests of executives and key employees, including investment professionals, with shareholders. For executives, equity awards are included in long-term compensation plans linked to long-term performance results. Equity is granted in the form of both performance share units and restricted stock units. Our investment affiliates operate with compensation programs that are based on individual firm profitability, with a portion of the annual variable incentive compensation that may be granted to employees in the form of restricted stock units that vest ratably over three years. In addition, 50% of the compensation of our directors is paid in the form of stock grants to align the interests of our directors with our shareholders.

Reasons for the Amendment

The amendment of the Omnibus Plan is intended to ensure that a sufficient level of shares of Common Stock remains available to allow us to continue to use equity incentives to attract and retain the services of qualified employees, directors and consultants of the Company and its subsidiaries whom are essential to our long-term growth and success and to align their interests with those of shareholders.

Share Usage and Dilution Impact

In determining the appropriate number of additional shares of Common Stock available for issuance under the Omnibus Plan, management and the Compensation Committee considered various factors, including dilution, historic share usage and burn rate. As of December 31, 2023, the Company’s three-year average “burn rate,” a measure of the Company’s share usage as a percentage of outstanding shares, was 2.3%. With respect to dilution, the Company has a share repurchase program in place that is primarily designed to offset dilution related to shares issued under the Omnibus Plan. Over the past three years, share repurchases have more than offset equity granted to employees, as shown in the table below. In addition, at the election of the employee, the Company can net settle the tax portion of previously issued restricted stock units, which further limits the dilutive impact of equity compensation.

Year Ended December 31,	Shares Granted (1)	Shares Repurchased
2021	85,494	193,193
2022	152,328	451,097
2023	177,127	223,807

Total	414,949	868,097

(1)	Net of forfeited shares.

General Description of the Omnibus Plan

Overview of the Omnibus Plan

The Omnibus Plan provides for the grant of awards, which may include one or more of the following: (i) stock options (which may consist of incentive stock options or non-qualified stock options); (ii) stock appreciation rights; (iii) stock awards (which may consist of restricted stock and restricted stock units); (iv) performance awards (both cash and equity); and (v) any other types of equity and non-equity awards. The terms of the awards are embodied in an award agreement, and awards may be granted singly, in combination or in tandem. All or part of an award may be subject to such terms and conditions established by the Compensation Committee, including, but not limited to, continuous service with the Company and its affiliates, achievement of specific business objectives and attainment of performance goals. The Compensation Committee cannot re-price stock options or stock appreciation rights without shareholder approval (other than in connection with corporate transactions involving the Company, such as stock splits, merger, consolidation, split-up, spin-off, or combination, among other things) or grant new stock options in substitution for or upon the cancellation of stock options previously granted. If any shares covered by an award are cancelled, forfeited, terminated or expire unexercised, these shares will again become available for award under the Omnibus Plan. For options, if the exercise price of an option is paid by tender to the Company of shares of Common Stock owned by the Participant (as defined below), or by means of a net-exercise, the number of shares available for issuance under the Omnibus Plan shall be reduced by the gross number of shares for which the option is exercised and shares of Common Stock withheld or reacquired by the Company in satisfaction of any tax withholding obligations shall not again be available for issuance under the Omnibus Plan.

Material Terms of the Omnibus Plan

A summary of the material terms of the Omnibus Plan, which are not subject to shareholder approval at the Annual Meeting, is set forth below. This summary is qualified in its entirety by reference to the complete text of the Omnibus Plan, a copy of which is attached as Appendix D to the electronic copy of this proxy statement filed with the SEC and may be accessed from the SEC’s website at www.sec.gov. In addition, a copy of the Omnibus Plan may be obtained without charge by making a written request to our Investor Relations Department at Virtus Investment Partners, Inc., One Financial Plaza, Hartford, CT 06103.

Administration. The Compensation Committee is responsible for the administration of the Omnibus Plan and, subject to the terms of the Omnibus Plan, has the discretion: to select Participants to receive awards; to determine all of the terms and conditions of each award, the performance goals, if any, applicable to each award, and the exercise price or base price, if any, associated with each award; and to interpret provisions of the Omnibus Plan and make all factual and legal determinations regarding the Omnibus Plan and any award agreements. The Compensation Committee may, to the extent such action is not inconsistent with applicable law or stock exchange rules, delegate its powers and administrative responsibilities to one or more members of the

Compensation Committee or to one or more officers or employees of the Company and also may delegate to one or more officers of the Company the determination of awards to Company employees, so long as the recipients are not executive officers of the Company.

Eligibility Requirements. The Omnibus Plan governs the award and payment of cash and equity awards to any employee of the Company or its subsidiaries, any of our non-employee directors, and any of our consultants (collectively, the “Participants”). Awards may be made under the Omnibus Plan to any Participant selected by the Compensation Committee or by an officer as delegated by the Compensation Committee in accordance with the Omnibus Plan. As of March 31, 2024, there were approximately 826 employees and seven non-executive directors eligible to receive awards under the Omnibus Plan.

Business Criteria for Performance Goals. “Performance Goals” means the objectives that may be established by the Committee, in its discretion, for a Performance Cycle with respect to any performance based awards contingently awarded under the Plan. The targeted level of performance with respect to Performance Goals may be established at levels and in such terms as the Compensation Committee may determine, in its discretion, including absolute entity performance, as relative to performance in prior periods or to Company specified plans, or relative to the performance of one or more third parties or a special index or benchmark, or other external measure, or as a ratio of one metric to another. The Compensation Committee may specify that any Performance Goals will be calculated before or after specific or identified items such as extraordinary or nonrecurring, special income, expense or other items, before or after changes in accounting principles or standards, before or after capital charges, before or after revenues, operations, earnings or losses of discontinued operations or acquisitions, or before or after awards under the Plan or other incentive compensation.

Award Limits. The Omnibus Plan places limits on the maximum amount of each type of award that may be granted to any Participant in any calendar year. Under the Omnibus Plan, no Participant may receive awards of stock options or stock appreciation rights that cover in the aggregate more than 250,000 shares in any calendar year. Additionally, no Participant may receive awards of restricted stock or restricted stock units subject to performance goals that cover in the aggregate more than 250,000 shares or units, as the case may be, in any calendar year. Furthermore, no Participant may receive an annual incentive award that exceeds $10 million in any calendar year. Lastly, the amount of any long-term incentive award paid to a Participant in any calendar may not exceed $10 million. For each of these award limits, any unused shares or dollar amounts as of the close of the prior calendar year may be rolled over to the next calendar year and added to the applicable award limit.

Types of Awards. The Omnibus Plan provides for grants of stock options, stock appreciation rights, stock awards, performance awards (both cash and equity) and any other types of equity awards. The terms of the awards are embodied in an award agreement, and awards may be granted singly, in combination, or in tandem. All or part of an award may be subject to such terms and conditions established by our Compensation Committee, including, but not limited to, continuous service with the Company and its subsidiaries, achievement of specific business objectives and attainment of performance goals. No award may be re-priced.

•

Stock Options and Stock Appreciation Rights. The Omnibus Plan permits the granting of stock options to purchase shares of our Common Stock and stock appreciation rights. The exercise price of each stock option and stock appreciation right may not be less than the fair market value of our Common Stock on the date of grant. The term of each stock option or stock appreciation right may not exceed ten years from the date of grant. The Compensation Committee may provide for a graded vesting schedule, cliff vesting, immediate vesting or earlier vesting following an employee’s termination of employment for death, disability or retirement or upon a change of control or other specified events; provided, however, that, except for awards representing no more than five percent (5%) of the total number of shares of Common Stock available for awards under the Omnibus Plan or the acceleration of vesting that may occur in accordance with the Plan in connection with a change in control or the death or disability of a participant, the vesting period for all equity based awards shall be not less than one year from the date of grant. In the case of termination due to cause, all outstanding options expire immediately. Upon termination of employment (other than for cause), vested stock options generally must be exercised within 90 days following termination of employment or, if earlier, the original expiration date, but the unvested stock options generally would immediately terminate. In cases of termination due to death, disability or retirement, options must be exercised within three years from the date of termination of employment or, if earlier, the original expiration date. Upon death unvested options will generally automatically vest, but upon termination for disability or retirement, options would generally continue to vest according to their regular vesting schedule. In general, a grantee may pay the exercise price of an option in cash or shares of Common Stock.

•

Stock Awards. The Omnibus Plan permits the granting of stock awards. The Compensation Committee may provide for a graded vesting schedule, cliff vesting, immediate vesting or earlier vesting following an employee’s termination of employment for death, disability or retirement or upon a change of control or other specified events; provided, however, that, except for awards representing no more than five percent (5%) of the total number of shares of Common Stock available for awards under the Plan or the acceleration of vesting that may occur in accordance with the Omnibus Plan in connection with a change in control or the death or disability of a participant, the vesting period for all equity based awards shall be not less than one year from the date of grant. If a Participant ceases to be employed or service is terminated by reason of death or disability generally the stock award will vest as to a prorated portion of the shares based on the number of days the Participant actually worked since the grant date or in the case of a stock award that vests in installments, since the last vesting date. Upon retirement or early retirement stock awards will generally continue to vest according to their regular vesting schedule.

•

Performance Awards. The Omnibus Plan permits the granting of performance awards in the form of cash and/or equity. Performance awards are subject to the satisfaction of specified performance criteria. The Compensation Committee may provide for earlier vesting following an employee’s termination of employment for death, disability or retirement or upon a change in control or other specified events; provided, however, that, except for awards representing no more than five percent (5%) of the total number of shares of Common Stock available for awards under the Plan or the acceleration of vesting that may occur in accordance with the Omnibus Plan in connection with a change in control or the death or disability of a participant, the vesting period for all equity based awards shall be not less than one year from the date of grant. The performance goals determine the value and amount of performance awards that will be paid to Participants and the portion of an award that may be exercised to the extent such performance goals are met.

Adjustments. If there are any changes in the number of shares of our Common Stock resulting from stock splits, stock dividends, reorganizations, recapitalizations, any merger or consolidation of the Company, or if any other event that affects our capitalization occurs, the number of shares of our Common Stock issuable under the Omnibus Plan, the individual limitations on the number of shares that may be awarded to any Participant, the aggregate number of shares subject to outstanding awards, and the respective prices and/or vesting of such awards will be adjusted to prevent enlargement or dilution of the benefits or potential benefits intended to be made available under the Omnibus Plan.

Amendment, Modification and Termination. The Board or Compensation Committee may amend, modify, suspend or terminate the Omnibus Plan, to the extent that no such action will materially adversely affect the rights of a Participant holding an outstanding award under the Omnibus Plan without such Participant’s consent. However, the Company will obtain shareholder approval for any amendment to the Omnibus Plan to the extent required by applicable laws or stock exchange rules. In addition, without limiting the foregoing, unless approved by shareholders, no such amendment will be made that would (i) increase the number of shares available for issuance under the Omnibus Plan, (ii) lower the minimum exercise price at which an option or stock-settled stock appreciation right may be granted, or (iii) extend the maximum term for options or stock-settled stock appreciation rights granted under the Omnibus Plan.

U.S. Federal Income Tax Consequences

The following is a description of the material U.S. federal income tax consequences generally arising under present law with respect to certain awards that may be granted under the Omnibus Plan.

A Participant to whom a nonqualified stock option (“NQSO”) is granted will recognize no income at the time of the grant. When the Participant exercises a NQSO, the Participant will generally recognize ordinary income equal to the excess, if any, of the fair market value (determined as of the date of exercise) of the Common Stock received over the option exercise price. Similarly, the grant of a stock appreciation right (“SAR”) will normally not result in taxable income to a Participant. At the time of exercise, the Participant will normally recognize ordinary compensation income in an amount equal to the cash and the fair market value of the Common Stock that the Participant receives to satisfy the SAR.

A Participant to whom an incentive stock option (“ISO”) that qualifies under Section 422 of the Internal Revenue Code is granted will generally recognize no income at the time of grant or at the time of exercise. However, upon the exercise of an ISO, the excess of the fair market value of the Common Stock over the exercise price thereof may result in the Participant being subject to an alternative minimum tax under applicable provisions of the Internal Revenue Code. When a Participant sells the Common Stock received upon exercise of an ISO more than one year after exercise and more than two years after the date of grant of such ISO, the Participant will normally recognize long-term capital gain or loss equal to the difference, if any, between the sale price of such shares at such time and the exercise price. If the Participant disposes of such shares before such periods end, the Participant will recognize ordinary compensation income equal to the lesser of (i) the difference, if any, between the fair market value of such shares on the date of exercise and the exercise price, and (ii) the difference, if any, between the sale price and the exercise price. Any other gain or loss on such sale (in addition to the ordinary income mentioned above), will normally be capital gain or loss.

Generally, unless limited by Section 12(m) of the Internal Revenue Code (as described below), we will be entitled to a deduction equal to the amount recognized as ordinary income by the Participant in connection with stock options and SARs. However, we generally are not entitled to a tax deduction relating to amounts that represent a capital gain to a Participant.

With respect to other awards granted under the Omnibus Plan that result in a transfer to the Participant of cash or shares or other property that is either not restricted as to transferability or not subject to a substantial risk of forfeiture, a Participant must generally recognize ordinary income equal to the cash or the fair market value of shares or other property actually received (less consideration paid for the shares, if any). With respect to awards involving shares or other property that is restricted as to transferability and subject to a substantial risk of forfeiture, unless the Participant elects to be taxed at the time of grant in accordance with Section 83(b) of the Internal Revenue Code, the Participant must generally recognize ordinary income equal to the fair market value of the shares or other property received at the earliest time the shares or other property become transferable or not subject to a substantial risk of forfeiture (less consideration paid for the shares, if any). Recipients of restricted stock units generally should not recognize income until such units are converted into cash or shares, at which time a Participant must generally recognize ordinary income equal to the fair market value of the transferred shares at such time (less consideration paid for the shares, if any).

Unless limited by Section 162(m) of the Internal Revenue Code, the Company generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the Participant with respect to awards granted under the Omnibus Plan. Under Section 162(m) of the Internal Revenue Code, the Company generally may not deduct certain compensation over $1,000,000 in any year to certain “covered employees” (generally including the Company’s current and former named executive officers), unless the compensation is paid pursuant to “grandfathered” performance-based awards granted prior to November 2, 2017.

The Omnibus Plan and all awards are intended to be exempt from or comply with Section 409A of the Internal Revenue Code pursuant to the guidance issued thereunder in all respects and will be administered in a manner consistent with such intent.

The foregoing provides only a general description of the application of federal income tax laws to certain types of awards under the Omnibus Plan. This discussion is intended to assist shareholders in considering how to vote at the Annual Meeting and not as tax guidance to Participants in the Omnibus Plan, as the consequences may vary with the types of awards made, the identity of the recipients and the method of payment or settlement.

Options Granted Under the Omnibus Plan

The following table provides information concerning options granted under the Omnibus Plan since its inception.

Name and Principal Position	Stock Options (1)
George R. Aylward President and Chief Executive Officer	23,120
Michael A. Angerthal Executive Vice President, Chief Financial Officer and Treasurer	15,867
Mardelle W. Peña Executive Vice President, Chief Human Resources Officer	480
Current Executive Officers as a Group	39,467
All Employees, including All Current Officers who are not Executive Officers, as a Group	219,359

(1)

The Company has not issued stock options since 2011. Barry M. Mandinach, Executive Vice President, Head of Distribution, Richard W. Smirl, Executive Vice President, Chief Operating Officer, and our current directors who are not executive officers (as a group) have not been granted any options under the Omnibus Plan since its inception.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2023 with respect to compensation plans under which shares of our Common Stock may be issued.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a)) (c)
Equity compensation plans approved by security holders (2)	344,717	$—	478,216
Equity compensation plans not approved by security holders	—	—	—

Total	344,717	$—	478,216

(1)

The weighted-average exercise price set forth in this column is calculated excluding outstanding RSUs since recipients of such awards are not required to pay an exercise price to receive the shares subject to these awards.

(2)

Represents 0 shares of Common Stock issuable upon the exercise of stock options and 344,717 shares of Common Stock issuable upon the vesting of RSUs outstanding under the Omnibus Plan. Of the 3,370,000 maximum number of shares of Common Stock authorized for issuance under the Omnibus Plan, 128,990 shares of Common Stock have been issued on a cumulative basis in the form of direct grants to directors.

Stock Price

The closing market price of a share of our Common Stock reported on NYSE on March 28, 2024, the last trading day of the first quarter of 2024, was $247.98 per share.

Registration with the SEC

The Company will file a Registration Statement on Form S-8 with the SEC with respect to the shares of the Company’s Common Stock to be registered pursuant to the Omnibus Plan as soon as reasonably practicable following shareholder approval and prior to the offering of any such shares.

Approval of the amendment to the Company’s Amended and Restated Omnibus Incentive and Equity Plan requires that a majority of the votes represented at the Annual Meeting, in person or by proxy and entitled to vote, be voted “FOR” the proposal.

The Board recommends that shareholders vote “FOR” the approval of the amendment to the Company’s Omnibus Plan

EXECUTIVE OFFICERS

Executive Officers

The following table sets forth certain information regarding the executive officers of the Company as of March 31, 2024.

Name	Age	Position
George R. Aylward	59	President, Chief Executive Officer and Director
Michael A. Angerthal	56	Executive Vice President, Chief Financial Officer and Treasurer
Barry M. Mandinach	67	Executive Vice President, Head of Distribution
Mardelle W. Peña	71	Executive Vice President, Chief Human Resources Officer
Andra C. Purkalitis	62	Executive Vice President, Chief Legal Officer, General Counsel and Corporate Secretary
Richard W. Smirl	56	Executive Vice President, Chief Operating Officer

As Mr. Aylward also serves as a director of the Company, his information is presented above in this Proxy Statement under the heading Item 1 – Election of Directors – Other Continuing Members of the Board.

Mr. Angerthal is Executive Vice President, Chief Financial Officer and Treasurer and has held those positions since January 1, 2009 when the Company became an independent public company. He also serves as our principal accounting officer. Mr. Angerthal joined Phoenix Investment Partners, Inc. (“PXP”), the predecessor to the Company, as Senior Vice President, Chief Financial Officer in 2008. Prior to joining the Company, Mr. Angerthal had been the Chief Financial Officer of CBRE Realty Finance, a publicly traded commercial real estate specialty finance company, from 2005 to 2008. Previously, he held several positions with GE Corporation, a diversified technology, media and financial services company, including Manager, Financial Planning & Analysis of GE Real Estate from 2002 to 2005; Staff Analyst, Investor Relations of GE Capital Corp. from 1999 to 2002; and Director, Finance of NBC from 1996 to 1999. Prior to GE, he was a Manager of Business Assurance in the audit practice of Coopers & Lybrand in New York. Mr. Angerthal is a Certified Public Accountant and earned an MBA from Columbia Business School and holds an undergraduate degree in accounting from Pace University in New York.

Mr. Mandinach is Executive Vice President and Head of Distribution. Mr. Mandinach has more than 30 years of experience in the investment management industry, primarily in retail product sales, marketing, and sales leadership. Prior to joining the Company in 2014, he was at UBS Global Asset Management (U.S.), a global investment services firm, for 12 years, most recently as Head of Wholesale Distribution and Chief Marketing Officer, as well as a board member of the PACE Select Funds. From 1999 to 2001, Mr. Mandinach was the Chief Sales and Marketing Officer at PXP. Prior to PXP, he was a partner and co-founder, with Martin Zweig and Eugene Glaser, of the Zweig Mutual Funds, which were acquired by PXP in 1999. He began his investment industry career in 1981 at Drexel Burnham Lambert, an investment banking firm, holding sales and product management roles over eight years. Mr. Mandinach earned a B.S. in political science from Emory University and a J.D. from the University of Miami.

Ms. Peña is Executive Vice President and Chief Human Resources Officer. Ms. Peña joined the Company in 2010 from The Hartford Financial Services Group, a financial services company, where she was Vice President of Human Resources supporting the property and casualty insurance business segments. Prior to joining The Hartford in 2001, she was Senior Vice President and Chief Human Resources officer at ADVO, a direct marketing company. Ms. Peña graduated from the University of Houston with a B.A. in industrial psychology and personnel management and later earned a master’s degree in human resources management from Houston Baptist University.

Ms. Purkalitis is Executive Vice President, Chief Legal Officer, General Counsel and Corporate Secretary, a role she assumed in November 2023. She is responsible for developing and guiding the strategic direction of the legal, regulatory and compliance functions and also provides counsel to Virtus’ Board of Directors on all legal and regulatory matters. Prior to joining the Company, Ms. Purkalitis was most recently Global Chief Compliance Officer and Regulatory Counsel at Affinius Capital, a private equity real estate management company and prior to joining Affinius in 2021, was Global Chief Compliance Officer and Regulatory Counsel at Russell Investments, a global investment management firm, from 2019 to 2021. She previously served as Regional Chief Executive Officer and Chief Legal Officer at Aviva Investors Americas, and, earlier, as Chief Administrative Officer and General Counsel at Old Mutual Capital, a division of Old Mutual Asset Management (now BrightSphere Investment Group). She also served as a Branch Chief and Enforcement Attorney for the U.S. Securities and Exchange Commission in Denver. Ms. Purkalitis earned a J.D. from the University of Denver College of Law, where she also served as an Adjunct Professor teaching courses in securities regulation and international business transactions. She earned a B.A. degree in political science from the University of Nebraska.

Mr. Smirl is Executive Vice President and Chief Operating Officer, a position he has held since joining the Company in May 2021, and also serves as Executive Vice President for numerous trusts and mutual funds sponsored by the Company. From July 2018 to April 2021, he was Chief Operating Officer (“COO”) at Russell Investments, where he oversaw the company’s information technology, fund services, legal, compliance, risk management, internal audit, investment performance analytics, and government and community relations functions. Prior to Russell Investments, he was the Executive Director and Chief Executive Officer at the State of Wisconsin Investment Board, an independent agency responsible for managing assets of the state’s retirement system and other trust funds, from January to July 2018. Before that, he was Partner and COO at William Blair Investment Management, which he joined as Chief Legal Counsel in 2004 and where, as COO, he led operations, product development, fund services, finance, business analysis, risk management, and technology teams until 2018. From 2001 to 2004 he was Chief Legal Officer at Strong Capital Management. He began his career in 1992 at a Los Angeles-based law firm, where he specialized in securities law. Mr. Smirl holds a bachelor’s degree in economics from the University of California at Irvine and a J.D. from Loyola Law School in Los Angeles.

EXECUTIVE COMPENSATION

Letter to our Shareholders

Dear Fellow Shareholders:

The Compensation Committee (the “Committee”) of the Board is responsible for ensuring that the Company’s executive compensation program, including its compensation governance policies and executive pay decisions, aligns with our pay-for-performance philosophy. The Committee establishes, updates, and evaluates the framework and results of the Company’s executive compensation program. By soliciting feedback through shareholder engagement and requiring an annual “Say on Pay” advisory vote, we have aligned our compensation philosophy and objectives with our shareholders’ interests.

Pay-for-Performance Philosophy

We maintain a pay-for-performance alignment by linking the most significant portion of each executive’s pay to performance against specific financial and operational metrics, achievement of long-term strategic priorities, and creation of shareholder value. Annual incentive awards for our CEO and our other NEOs are determined through an evaluation of the Company’s performance against pre-established financial, operational, and strategic objectives, subject to a maximum funding level established at the beginning of the year, which for 2023 was 7% of operating income, as adjusted, prior to incentive compensation.

The Committee established annual incentive goals under the Financial, Operational, and Strategic categories that, with the exception of the operating margin, as adjusted, metric, required improvement over the prior year (for absolute measures) or results that exceeded industry median levels (for relative measures). Specifically:

•

The targets for three metrics – operating margin, as adjusted of 35.0%; growth in operating income, as adjusted, versus Financial Peers at the 45th percentile; and total net flow rate of 1.0% – are set at a level to ensure challenging goals for operating results and organic growth of assets under management, and to require above-peer median performance in order to earn a pay-out at the target level.

•

The target of EPS, diluted, as adjusted[4] for 2023 was set at $26.00, modestly above the 2022 result of $25.74, reflecting the expected impact of the continuation of the difficult market conditions of 2022.

•

The target for three-year relative investment performance of all assets under management, as measured by the percentage of long-term AUM outperforming peer groups, was set at 55% to require an above-median outcome relative to peers in order to earn a pay-out at the target level.

•

Finally, reflecting the Company’s growth in Institutional products, the Committee approved a change in the sales metric to gross sales rate for all products, rather than gross mutual funds sales versus peers, with a target set at an 18.0% gross sales rate compared with the 2022 result of 15.0%.

Long-term incentives also reinforce pay-for-performance, while aligning the interests of executives with shareholders. Specifically, 100% of long-term incentives are stock based, with 50% subject to performance relative to industry peers.

To further enhance alignment with shareholders, and consistent with our compensation philosophy, we require variable incentive to be a substantial percentage of executive compensation opportunity. For 2023, the Committee maintained a 50%/50% target for the CEO’s long-term/short-term incentive pay mix, consistent with the 2022 target ratio. For 2023, 91% of our CEO’s target compensation was in the form of variable, or “at-risk,” pay.

[4]	Non-GAAP measures referenced herein are reconciled to GAAP reported amounts in Appendix A to this Proxy Statement.

Shareholder Engagement

The Committee recognizes the importance of executive compensation decisions to our shareholders and, together with management, engages with shareholders throughout the year. This engagement allows us to solicit input and respond to questions about Company matters, including our executive compensation program. We carefully consider shareholder feedback, advice from our independent compensation consultant, and input from proxy advisory firms regarding compensation program design elements, prevailing industry best practices, the nature and type of metrics included in our performance-based incentive plans, and the linkage of executive pay to Company, functional, and individual performance when establishing our executive compensation plan each year. We believe this comprehensive approach has helped us maintain an executive compensation program that supports the long-term strategic goals of the Company. We are also pleased that 97.9% of the votes cast on the advisory “Say on Pay” proposal at the 2023 annual meeting of shareholders were voted in favor of our executive compensation program, and a 97.0% favorable vote at the 2022 annual meeting. In addition, 90.3% of shares were voted in favor of the Company continuing to hold annual advisory votes on executive officer compensation, as recommended by the Board. Based on the strong support reflected in the results of the most recent Say on Pay vote, the Committee concluded that the Company’s executive compensation program is performing as intended and determined not to make changes to the core structure of the program for fiscal 2023.

Financial and Operating Results

The Company’s financial and operating results for 2023 reflected the volatile and at times very challenging economic conditions that continued from the prior year, including higher interest rates to fight persistent inflation, federal budget policy uncertainty, and growing geopolitical tensions. Financial and operating results were below target, although two operating metrics – the gross sales rate and the total net flow rate – improved from the prior year’s results. The 2023 results included:

•	Assets under management of $172.3 billion at December 31, 2023, a 15% increase over ending AUM of $149.4 billion at December 31, 2022;

•	Total sales of $25.9 billion compared with $30.3 billion for the prior year;

•	Total net flows of ($7.2) billion improved from ($13.4) billion in 2022;

•

Net income attributable to Virtus Investment Partners, Inc. increased by 11% to $130.6 million from $117.5 million in 2022, and the related operating margins were 17.9% and 22.3%, respectively. Net income attributable to Virtus Investment Partners, Inc., as adjusted, of $161.8 million decreased 17% from $195.2 million in 2022, with related operating margins of 31.6% and 36.9%, respectively;

•

EPS, diluted, of $17.71 increased 14% from $15.50 in 2022 and EPS, diluted, as adjusted, of $21.93 was a 15% decrease from $25.74 in 2022. The Company’s 2023 diluted EPS represented a 15% five-year and 21% three-year CAGR, and diluted EPS, as adjusted, represented a 10% five-year and 11% three-year CAGR, both ranking second among the Financial Peers; and

•	Total shareholder return (“TSR”) for 2023 of 30.9%, which significantly exceeded the 4.2% median return for the Financial Peers and exceeded the 26.3% TSR for the S&P 500.

Net Income[5] ($M)	Operating Margin	Earnings Per Share, Diluted

[5]	Attributable to Virtus Investment Partners, Inc.

Total Assets Under Management ($B)	Total Sales ($B)	Asset Net Flows ($B)

Strategic Results

Despite the market-related challenges that the Company and its competitors in the asset management industry faced during the year, the Company’s executive leaders remained focused on executing on its five strategic priorities of Product Quality, Distribution Growth, Operating Optimization, Talent Engagement, and Financial Management. As discussed in further detail in the Summary of Key Accomplishments in the Strategic Objectives table, below, the Company notably:

•	Completed the acquisition of AlphaSimplex, a leading manager of liquid alternative investment solutions, and integrated its staff, strategies and operations;

•

Transitioned the management of certain international equity mutual funds from an unaffiliated manager to an affiliated manager, Sustainable Growth Advisers (“SGA”), following underperformance of the emerging markets strategy;

•	Continued to offer distinctive and diverse investment strategies, many of which provided investors with attractive long-term and one-year investment performance;

•	Returned a meaningful level of capital to shareholders including through an increase in the common stock dividend for the sixth consecutive year;

•

Continued to implement the scheduled phase-in of affiliated managers onto the common operating platform and introduced additional performance analytics, risk management and client reporting capabilities;

•

Continued to execute on diversity and inclusion initiatives through multiple programs sponsored by Employee Resource Group (“ERGs”) and expanded partnerships with community partners to support members of underrepresented groups.

Compensation Outcomes and Decisions

When the Committee evaluated the Company’s 2023 performance to determine executive officer annual incentive payouts, we considered the following key factors: (i) financial and operating results, including those described above and provided in the table, 2023 Annual Incentive Performance Metrics and Results, below; (ii) accomplishments against the Company’s strategic priorities, as described in the Summary of Key Accomplishments in the Strategic Objectives table below; (iii) executive leadership for the AlphaSimplex acquisition and integration; (iv) management’s ability to successfully transition the investment manager of certain underperforming international equity funds from an unaffiliated subadviser; and (v) management’s continued focus on maintaining strategic investments in the business and its key resources.

Considering the quantitative and qualitative components of the annual incentive plan, the Committee assessed the Company’s overall annual results to be below target. The main driver of this outcome was below-target results in the Financial category (weighted at 50%), as the Company’s operating income, as adjusted, and operating margin, as adjusted, were impacted by the continuation of difficult market conditions that resulted in more conservative investor behavior throughout 2023, leading to lower sales and continued negative flows. Operational results (weighted at 30%) were below target, although, as noted previously, the gross sales and net flow rates improved from the prior year. Strategic results (weighted at 20%) were above expectations due to executive leadership related to the AlphaSimplex acquisition and integration; the diversity of investment strategies with attractive long-term performance; meaningful return of capital to shareholders, including the increase in the common stock dividend; and success on other priorities as described in the Summary of Key Accomplishments in the Strategic Objectives table that follows in the Compensation Discussion and Analysis, below.

As a result, the Committee approved annual incentive awards for the executive officers that were, in aggregate, 29% of the maximum potential pool funding of 7% of operating income, as adjusted, before any variable incentive compensation. The Committee also approved the annual incentive payout for the CEO at a level approximately 12.5% below target.

For the 2021-2023 long-term incentive plan (“LTIP”) three-year results, the Company was in the 33rd percentile (top third) on relative total shareholder return and modestly below median performance on relative net flow rate of long-term assets under management. Combined, these outcomes produced an LTIP payout of 79% of target.

On behalf of management and the Board, the Committee appreciates your previous support for our “Say on Pay” proposal and asks you to carefully consider the Company’s achievements in 2023 as you assess our pay-for-performance decisions.

Respectfully,

COMPENSATION COMMITTEE

Melody L. Jones, Chair

Peter L. Bain

Timothy A. Holt

Compensation Discussion and Analysis

Named Executive Officers

We rely on a highly qualified and experienced management team that is focused on achieving profitable and sustainable financial results, delivering strong investment performance, and expanding our offerings of attractive products to create long-term value for shareholders. This Compensation Discussion and Analysis explains the compensation program for the following NEOs for 2023:

Named Executive Officer	Position

George R. Aylward	President, Chief Executive Officer and Director

Michael A. Angerthal	Executive Vice President, Chief Financial Officer and Treasurer

Barry M. Mandinach	Executive Vice President, Head of Distribution

Richard W. Smirl	Executive Vice President, Chief Operating Officer

Mardelle W. Peña	Executive Vice President, Chief Human Resources Officer

Compensation Philosophy, Objectives and Principles

Our executive compensation program is structured to promote our objectives consistent with our compensation philosophy.

Compensation Philosophy and Objectives

• Attract and retain critical executive leadership

• Link compensation to Company, functional and individual achievements

• Align executive compensation with the interests of shareholders

Our executive compensation philosophy is based on established principles that support our business strategy.

Compensation Principles

• Performance is the primary driver of compensation decisions

• A greater proportion of compensation opportunity is “at risk” for the executives who bear higher levels of responsibility for firm performance

•  A weighting toward performance-based, variable “at-risk” compensation will lead to higher incentive compensation if superior performance is achieved, and lower or no incentive compensation, commensurate with performance outcomes

• Compensation levels reflect an executive’s role and responsibilities in achieving our strategic priorities and business objectives

• Compensation opportunity may change when factors such as job responsibilities or the Company’s relative positioning to competitors are considered

• Appropriate risk management is integrated into the compensation program design to deter imprudent risk-taking that could have a material adverse effect on the Company

Compensation Policies and Practices

The Compensation Committee has adopted the following pay and governance policies and practices that align with our compensation philosophy and objectives and shareholders’ interests:

What We Do

✓ Provide for a substantial portion of our executives’ pay to be at-risk via annual and long-term incentives

✓ Balance compensation among cash and equity and fixed and variable pay

✓ Impose a cap on executive officer annual and long-term incentives

✓ Evaluate compensation and performance compared to relevant peer companies

✓ Conduct an annual advisory vote of shareholders on executive compensation

✓ Engage with shareholders for input on a continuous basis

✓ Require executives to meet minimum stock ownership levels

✓ Maintain a compensation clawback policy compliant with the Dodd-Frank Act and NYSE rules

✓ Prohibit hedging of holdings in Company stock

✓ Engage an independent compensation consultant to assist in evaluating annual compensation program design and pay decisions for our executive officers and to advise the Compensation Committee

What We Don’t Do

× No single-trigger change-in-control provisions

× No employment agreements for our NEOs

× No aspect of compensation policies or practices encourages excessive, adverse risk-taking by executives

× No repricing of “underwater” stock options without shareholder approval

“Say on Pay” and Shareholder Engagement

Our year-round shareholder engagement complements ongoing investor relations activities that include investor conferences and one-on-one meetings in addition to dialogues concerning quarterly earnings. Conversations with shareholders cover their views on corporate governance, including executive compensation matters such as pay-for-performance alignment, peer group methodology, and the use of financial and operational metrics in determining compensation awards, among other topics.

Through this year-round engagement as well as our annual “say on pay” vote on executive compensation, our shareholders provide input to the Company on our executive compensation program. Our outreach to shareholders prior to the 2023 Annual Meeting included offers for telephonic or in-person meetings among Ms. Jones, Chair of the Committee, Ms. Peña, Chief Human Resources Officer, and institutional investors representing approximately 61% of common shares outstanding6 to discuss executive compensation and other governance topics.

We continued this engagement after the 2023 Annual Meeting to give shareholders further opportunity to provide feedback about our executive compensation program. During the fourth quarter of 2023 and first quarter of 2024, we contacted shareholders representing approximately 65% of shares outstanding and held discussions with shareholders representing approximately 39% of shares outstanding.7 Overall, shareholders expressed their support for the executive compensation program and conveyed their belief that the current approach aligns executive pay appropriately with performance outcomes. Each institutional investor relayed appreciation for changes to the compensation plan over the past several years that were reflective of shareholder feedback and serve to better align compensation with long-term objectives. Shareholders who opted not to participate in calls noted that they had no material concerns and were supportive of the changes that have been made.

[6]	As of December 31, 2022
[7]	As of December 31, 2023

Peer Group Benchmarking

As the Company must compete with other asset management companies for talent and must attract and retain critical executive talent with industry- specific skills and experience, the Committee believes that comparative data is useful and appropriate in establishing competitive compensation levels for executives.

Management obtains and uses third-party survey data from McLagan, a leading performance/reward consulting and benchmarking firm in the asset management industry. Our executive positions are compared against survey data based on positions with similar responsibilities and scope at firms with which we compete in our industry. In addition, compensation is reviewed against peer companies selected from traditional publicly traded asset managers that compete with the Company for talent and that are compared with the Company based on the following characteristics:

•	Business model

•	Diversity of investment strategies and products

•	Distribution channels

•	Management roles

•	Ownership structure

•	Assets under management

The Committee annually reviews the companies that comprise the executive compensation peer group for significant changes in the characteristics listed above. The Committee uses compensation data publicly disclosed by these peer companies as a market check and as only one of the factors for evaluating compensation levels. The peer group consists solely of asset managers because compensation programs within this industry are distinct from pay programs in the broader financial services sector, and asset managers are typically competing specifically with other asset managers for executive talent.

For 2023, the Committee selected the following 11 public asset management companies for inclusion in the Executive Compensation Peer Group. The Company’s size, as measured by assets under management, approximated the median of the Executive Compensation Peer Group. The companies in the Executive Compensation Peer Group differ from companies that are included as peers for comparative financial results, including TSR, as shown on Appendix C.

Executive Compensation Peer Companies

Affiliated Managers Group

AllianceBernstein

Artisan Partners Asset Management

BrightSphere Investment Group

Cohen & Steers

Federated Hermes

GAMCO Investors

Janus Henderson Investors

Pzena Investment Management

Victory Capital Holdings

Wisdom Tree Investments

Compensation-Setting Process

The Role of the Compensation Committee

The Committee is responsible for reviewing and establishing executive officer compensation, including base salary and annual and long-term incentive compensation opportunities. The Committee recommends incentive compensation awards for our CEO, which must be approved by the independent members of the Board, and reviews and approves the incentive compensation awards for the other NEOs that are recommended by our CEO.

Compensation Determination Process

The Committee uses a rigorous process throughout the year in setting compensation opportunities and determining actual awards. Key steps include:

•	Setting target annual and long-term incentive opportunities for each NEO by reviewing market positioning in relation to each executive’s role and responsibilities;

•	Selecting annual and long-term incentive performance metrics used in funding incentive awards that are directly linked to the Company’s annual strategic and business planning process;

•	Establishing targets for our financial and operational metrics and strategic goals for the performance period;

•	Conducting quarterly and year-end assessments of the Company’s financial, operational, and strategic results against pre-established business objectives;

•	Evaluating each executive’s results against specific business objectives and overall leadership competencies; and

•	Reviewing the market position of each NEO’s final total compensation to validate placement within the market range.

In determining final individual annual incentive awards, the Committee reviews the Board’s evaluation of the CEO’s performance and the CEO’s evaluations of the performance of the other NEOs.

The Committee believes that evaluating Company and executive performance using this multi-faceted performance assessment process results in strong alignment between pay and performance outcomes. The following graphic shows the Committee’s decision-making process and timeline.

The Role of Management

Management, specifically our CEO and the executive vice president, chief human resources officer, attend Committee meetings and play a meaningful role in the compensation-setting process by assisting the Committee in establishing and maintaining compensation programs. Management’s role includes:

•	Providing analyses and supporting information, including third-party survey and industry information;

•	Addressing the Committee’s questions;

•	Recommending performance metrics and objectives for our annual and long-term incentive compensation plans; and

•	Making recommendations on compensation levels for executives other than the CEO.

Our CEO evaluates each executive’s departmental results against pre-established objectives, individual accomplishments and contributions, and their core leadership competencies, and makes recommendations to the Committee regarding all elements of compensation. Our CEO does not participate in the Committee’s deliberations, or make a recommendation, regarding his own compensation.

The Use of Compensation Consultant

The Committee has engaged Mercer, a leading human resource consulting firm, as its independent compensation consultant. Mercer participates in the Committee’s meetings and provides counsel and objective analysis on the Company’s executive compensation program and practices, and additional competitive data for the Committee’s consideration. In addition, Mercer assists in assessing the risk of the Company’s executive compensation program and provides ongoing reviews. Mercer believes that the Company’s executive incentive program has an appropriate balance between performance incentives and risk mitigation.

Mercer also assisted the Committee with the preparation of this Compensation Discussion and Analysis.

Mercer has implemented policies and procedures so that it and the Committee are confident that the advice the Committee receives from the individual executive compensation consultant is objective and not influenced by Mercer’s or its affiliates’ relationships with the Company, if any.

Compensation Elements

Our executive compensation program consists of base salary, annual incentives, and long-term incentives. The following summarizes the purpose and features of each pay element.

Element	Purpose

Base Salary	Provides competitive fixed compensation and is determined by each NEO’s scope of responsibilities and position, performance history, internal pay parity, and relationship to comparable positions as measured by market surveys.

Annual Incentive	Provides cash compensation to promote and reward the achievement of annual financial, operational, and strategic objectives.

Long-Term Incentive	Provides equity compensation that aligns the interests of executives with those of our shareholders by promoting and rewarding the achievement of the Company’s long-term performance objectives, while attracting, motivating, and retaining high-caliber leadership.

Pay Mix

We believe the majority of executive compensation should be at-risk and come from performance-based pay. The proportion of “at-risk” compensation, as well as the balance of incentive opportunity mix between annual and long-term incentive opportunity, is determined by each executive’s role and responsibilities compared to market data. The Committee set the target for the CEO’s short-term/long-term incentive variable pay mix at 50%/50% for 2023, consistent with the 2022 target ratio and in alignment with the pay mix for CEOs in the compensation peer group. When considering the pay mix of the CEO, the Committee also recognizes that the CEO, who owns approximately 3.7%8 of outstanding shares, is a significant shareholder of the Company and owns shares well in excess of the stock ownership guidelines.

[8]	As of March 31, 2024

The chart below reflects the target pay mix for our CEO’s 2023 compensation, which consisted of base salary, annual incentives, and long-term incentives. As indicated below, 91% of the CEO’s 2023 target pay was at risk.

2023 CEO Target Pay Mix

Base Salary

Base salaries for our executives are reviewed annually, taking into consideration competitive market levels, mix of pay, and the performance of each executive. The Committee, in consultation with Mercer, recommends to the Board adjustments to the CEO’s base salary, if any. Adjustments, if any, for the other NEOs are recommended by the CEO and approved by the Committee. Following a review of competitive market levels, among other factors, the Committee determined to make no base salary adjustments for either the CEO or the other NEOs for 2023.

Annual Incentive Compensation

Annual Incentive Plan Design

Annual incentive awards for our executive officers are funded from an executive officer incentive pool that has a formulaic maximum funding set at 7% of operating income, as adjusted, before any variable incentive compensation. The allocation of the CEO’s award is based on the Committee’s assessment of actual results relative to pre-established absolute and relative performance goals for the Company. Measures used for such purpose are linked to business strategy and organized into categories with collective weightings that include, as shown in the table below, three financial objectives (50%), three operational objectives (30%), and five categories of strategic objectives (20%). The allocation of awards to other NEOs also considers their respective department/unit and individual accomplishments.

At the beginning of the fiscal year, based on its ongoing evaluations, discussions with its independent compensation consultant, and feedback from shareholders, the Committee considers the performance metrics and strategic priorities that will be used for annual incentive purposes. The Committee evaluates (i) whether the metrics are adequately linked to the Company’s annual strategic, operational, and financial plans; and (ii) whether the metrics will drive appropriate behaviors; and (iii) whether any other metrics would be appropriate to add.

For 2023, the Committee approved the financial and operating metrics listed below, as well as the strategic objectives that follow the 2023 Annual Incentive Performance Metrics and Results. The financial and operating metrics for 2023, with the exception of the operating margin, as adjusted, metric, required improvement over prior year (for absolute measures) or results that exceeded industry median levels (for relative measures). The strategic objectives were substantially similar to those used for 2022, as they continued to reflect current organizational priorities. The financial and operating metrics were:

•	The earnings-based target of EPS, diluted, as adjusted, of $26.00 was a modest increase from the actual 2022 results.

•	The target of 35.0% for operating margin, as adjusted, represented a decrease from the 2022 result of 36.9%.

–	The targets for EPS, diluted, as adjusted, and operating margin, as adjusted, both reflected the expected impact in 2023 of the continuation of the difficult market conditions experienced during 2022.

•

Targets for the two relative performance metrics – placement in the 45th percentile among Financial Peers for growth in operating income, as adjusted, and 55% of long-term AUM outperforming their peer groups on a three-year basis – were consistent with those used in 2022, with target payouts requiring performance above industry-median levels.

•	The 1.0% target for the total net flow rate was consistent with the 2022 target.

•

The Committee recognized that under management’s leadership, the Company has significantly diversified its business profile, with strategies for institutional investors representing 36% of AUM as of December 31, 2023 compared with 28% of AUM two years prior. Thus, the Committee replaced the prior metric of gross mutual fund sales versus peers with a broader sales metric of gross sales rate for all products. The target for this metric was set at 18.0%, a 300-basis-point increase from the 2022 result.

The Committee believes these financial and operational targets and strategic objectives represent an appropriate challenge.

At year-end, the Committee evaluates performance against these financial, operational, and strategic metrics, and the corresponding quantitative or qualitative targets for each metric that are established at the beginning of the year. Outcomes on individual metrics within each category (financial, operational, and strategic) are viewed collectively and do not have specified weightings. The Committee considers the relative weightings of each category of metrics and, based on its evaluation of each metric, determines its overall assessment of Company results. This assessment determines the final incentive pool funding, the award amount for the CEO, and other NEO awards. The Committee believes this structured approach facilitates a holistic assessment of performance and is the most effective way to measure the CEO’s leadership and the other NEOs’ performance within the context of a dynamic investment industry.

Annual Incentive Performance Metrics and Results

The performance results for the 2023 financial and operational metrics, the related targets and prior-year results, as well as key accomplishments on the Company’s strategic objectives, are summarized in the tables below.

The Committee determined that while the Company continued to execute on its long-term business plan, the difficult market conditions of 2022, which included rising interest rates, inflation, geopolitical tensions, and heightened volatility, continued to result in more conservative investor behavior throughout 2023, leading to continued negative retail flows that affected revenues and earnings. Results for the Financial and Operational Objectives were determined to be below target, and results for the Strategic Objectives were determined to be above expectations.

2023 Annual Incentive Performance Metrics and Results

	Results and Targets			Variance

Metric	2023 Actual	2023 Target	2022 Actual	To Target	% (1)

Financial Objectives (50%)

Operating margin, as adjusted (2)	31.6%	35.0%	36.9%	(3.4%)	(10%)

Growth in operating income, as adjusted, versus Financial Peers	75th percentile	45th percentile	75th percentile	(30%)	N/M

Diluted EPS, as adjusted (2)	$21.93	$26.00	$25.74	($4.07)	(16%)

Committee’s Evaluation: The Committee determined the above 2023 results to be below target, noting that these financial results reflected the challenging market environment during much of 2023 that continued to result in more conservative investor behavior. Diluted EPS, as adjusted, was 16% below target; operating margin, as adjusted, was 10% below target; and the Company was in the third quartile for relative growth in operating income, as adjusted. The Committee noted as a mitigating factor that the Company’s 2023 diluted EPS, as adjusted, represented a 10% five-year and 11% three-year CAGR, both ranking second among the Financial Peers and demonstrating management’s continued focus on the long-term growth of the business.

	Results and Targets			Variance of 2023 Actual to Target (1)
Metric	2023 Actual	2023 Target	2022 Actual

Operational Objectives (30%)

Gross sales rate for all products (3)	16.7%	18.0%	15.0%	(1.3%)

Relative investment performance (4)	40%	55%	49%	(15%)

Total net flow rate (5)	(4.7%)	1.0%	(6.7%)	(5.7%)

Committee’s Evaluation: The Committee determined the overall results for the Operational Objectives to be below target, noting the following: The gross sales rate for all products, which was the new sales-related metric for 2023, was 16.7%, a 170-basis-point improvement over the 2022 actual, with increases for retail separate accounts and open-end funds, which partially offset a decline for institutional separate accounts, but still below the 2023 target of 18.0%. The total net flow rate of (4.7%) improved from (6.7%) in 2022 but was below the target of 1.0% and ranked in the bottom quartile among the Financial Peers. Relative investment performance for the three-year period was lower than the target and prior year’s results, as certain strategies, particularly those that had consecutive years of significant outperformance prior to 2022, including quality, aggressive growth, and technology strategies, remained out of favor due to the market environment. The Committee did note that performance for the one-year period was above target levels and performance for the five-year period was modestly below the target level.

(1)	Refers to number of percentage points of variance.
(2)	The referenced non-GAAP measures are described and reconciled to GAAP reported amounts in Appendix A to this Proxy Statement.
(3)	New metric for 2023.
(4)	Defined as % of AUM in top 50% of peer group on a three-year basis; analysis covers 58% of the Company’s AUM and excludes certain Retail Separate and Institutional accounts and Structured Products.
(5)	Annualized net flows divided by beginning-of-period long-term AUM.

Strategic Objectives (20%)

	Focus Areas:	Summary of Key Accomplishments
Product Quality: Maintain a set of attractive investment strategies to meet current and future demand	• Expand investment capabilities • Expand product offerings • Integrate AlphaSimplex strategies • Transition strategies previously managed by an unaffiliated subadviser

•  Completed acquisition of AlphaSimplex:

—  Added a leading manager of liquid alternative investment solutions, with $7.8 billion in AUM at closing on April 1, 2023, and further diversified Company’s asset mix by strategy and client

—  AlphaSimplex’s flagship trend-following managed futures strategy, a multi-strategy hedge fund replication strategy, and risk-efficient alternative solutions expanded alternative investment capabilities and complemented the Company’s traditional and other liquid alternative offerings

—  Integrated AlphaSimplex into investment oversight, product support and performance analysis processes

•  Expanded and managed product offerings to ensure we have strategies that meet changing needs and markets, including:

— Introduced Virtus Newfleet Short Duration Core Plus Bond ETF; three Irish Collective Asset-management Vehicles (ICAVs), and additional share classes of Undertakings for Collective Investment in Transferable Securities (UCITS), both for the European Union market

•  Transitioned three international equity mutual funds that were managed by an unaffiliated subadviser following evaluation of the strategies’ performance

•  Investment managers delivered strong relative performance across asset classes and products, including:

— 86% of retail separate account assets and 67% of institutional assets, outperformed their benchmarks on a five-year basis as of December 31, 2023

—  38 of 77 rated funds, representing 70% of fund AUM, had a 5- or 4-star Morningstar Rating and 63 rated funds, with 90% of fund AUM, had 5, 4 or 3 stars at December 31, 2023

—  Eleven of the Company’s open-end funds with more than $1 billion of AUM had 5 or 4 stars, representing distinctive strategies from seven different managers

Strategic Objectives (20%)

	Focus Areas:	Summary of Key Accomplishments
Distribution Growth: Increase market share in existing channels and capitalize on opportunities in new channels	• Realign retail distribution • Enhance Institutional business development model • Integrate AlphaSimplex products in Institutional and Retail offerings

•  Completed a review of the wholesaler coverage model and developed a realigned territory and channel plan to:

—  Maximize coverage in key financial markets and optimize support for Registered Investment Advisors (RIAs); and

—  Increase team activity to allow wholesalers to deepen relationships with high-quality financial advisors

—  Assessed product support models and expanded product specialists, including for exchange-traded fund (ETF) sales

—  Expanded institutional distribution with new resources

•  Continued focus on growth in Institutional business resulted in the product representing 37% of AUM as of December 31, 2023 compared with 28% of AUM two years prior

•  Leveraged retail marketing capabilities, public relations, social media, and distribution relationships, and significant presence in the wirehouse and independent/RIA channels to promote AlphaSimplex’s strategies

•  Continued to refine and expand advisor targeting and segmentation with additional data and enhanced methodologies

—  Expanded multimedia and interactive sales collateral with targeted social media, email promotional material, thought leadership, and conference calls to support outreach to financial advisors

—  Introduced marketing collateral for AlphaSimplex strategies and integrated the firm’s branding, collateral, and digital identity

Operating Optimization: Provide shared business support services that maximize the effectiveness and leveragability of the business	• Optimize technology infrastructure • Enhance shared operational services model • Optimize legal entity structure for international operations • Integrate AlphaSimplex into shared services model

•  Expanded the Company’s data repository to integrate investment management fee application and upgraded the Customer Relationship Management system for retail distribution

•  Continued to implement the scheduled phase-in of the Company’s fixed income affiliated managers onto a proprietary common operating platform, and completed the build-out of additional performance analytics, risk management and client reporting capabilities

Strategic Objectives (20%)

	Focus Areas:	Summary of Key Accomplishments

•  Gained operating efficiencies by revising the legal entity structure for international subsidiaries, which streamlined entity management and ensured appropriate structure to support distribution growth

•  Integrated AlphaSimplex into technology and operations shared services model and transitioned fund administration support and transfer agency service providers for AlphaSimplex’s funds

Talent Engagement: Attract and retain the talent necessary to effectively execute business objectives	• Enhance on-boarding, training, and engagement • Continue to execute on diversity and inclusion efforts • Integrate AlphaSimplex employees

•  Completed an enhanced employee onboarding program and implemented onto a new platform

—  On-boarded AlphaSimplex employees and integrated team onto Company’s benefits and compensation programs, human resources policies, and Human Resources Information Systems (HRIS) platform

•  Enhanced training capabilities through HRIS and LinkedIn Learning to develop and assign individual development plans for key talent

•  Revised retail and institutional sales incentive plans to better align outcomes and drive results given dynamic market conditions

•  Provided organization-wide diversity and inclusion activities, including:

—  Each ERG delivered employee-focused events throughout various offices

—  Created Financial Literacy programs and presentations for community partners who support teens in underrepresented communities

—  Expanded partnerships with organizations and job boards – including Hive Diversity, a Latin American professionals’ association, Professional Diversity Network, LinkedIn groups, Handshake, and Girls Who Invest – to maintain a pipeline of diverse talent

—  Developed monthly learning collections for employees based on specific events such as Black History Month, LGBT Pride Month, and Hispanic Heritage Month

Strategic Objectives (20%)

	Focus Areas:	Summary of Key Accomplishments
Financial Management: Manage resources for profitability, growth, risk mitigation, and creation of long-term shareholder value	• Manage capital optimally • Optimize financing structure • Enhance financial assessment tools Integrate AlphaSimplex financial operations

•  Returned a meaningful level of capital to shareholders with a total payout of $112 million or 86% of net income attributable to Virtus Investment Partners, Inc. compared with $155 million or 132% 2022. Capital returned to shareholders represented 69% and 79% of net income attributable to Virtus Investment Partners, Inc. as adjusted, in 2023 and 2022, respectively:

—  Increased quarterly Common Stock dividend by 15% to $1.90 per share, the sixth consecutive annual dividend increase

—  Repurchased $45 million of Common Stock, or approximately 224,000 shares, at an average price of $201 per share, which reduced shares outstanding by 1.3% since December 31, 2022

•  Maintained solid balance sheet with low levels of leverage

—  Ended the year at $258.8 million of gross debt compared to $261.6 million as of December 31, 2022, with respective gross leverage ratios of 0.9x and 0.8x EBITDA[9]

•  Increased minority ownership position in Zevenbergen Capital Investments, a manager of strategies offered in Company’s mutual funds

•  Integrated all financial processes of AlphaSimplex, including AUM and revenue reconciliation, into the Company’s centralized financial platform

Committee’s Evaluation: The Committee evaluated management’s performance and leadership across each of its five primary Strategic Objectives and the overall qualitative results for strategic priorities and focus areas and determined that they were above expectations, with particular emphasis on: completion of the acquisition of AlphaSimplex and integration of the affiliate into the shared services model; the increase in minority ownership of Zevenbergen Capital Investments; further diversification of AUM by product, investment strategy, and geography; successfully managing continued enhancements to the common operating platform and support for affiliated managers; the Company’s meaningful return of capital, including the sixth consecutive annual increase of the common stock dividend; and management’s continued focus on the long-term growth of the business even during the difficult market environment throughout a substantial portion of the year.

[9]	Defined and calculated in accordance with the company’s credit agreement.

In determining the funding level of the executive officer incentive awards, the Committee carefully assessed the Company’s performance against the above financial, operational, and strategic objectives, particularly recognizing the revenue decline due to the impact of the challenging market environment in 2022 that continued into the first half of 2023. Based on these evaluations, the Committee determined that the Company’s overall performance was below target and that the annual incentive awards for the executive officers should be funded, in aggregate, at 29% of the maximum potential pool funding of 7% of operating income, as adjusted, before any variable incentive compensation.

Category	Weight	Committee Assessment

Financial	50%	Below Target

Operational	30%	Below Target

Strategic	20%	Above Expectations

Overall	100%	Below Target

CEO Award Determination

George R. Aylward

President, Chief Executive Officer and Director

For our CEO, the Committee established the annual incentive opportunity to position his target total compensation, which comprises base salary, annual incentive, and long-term incentive, competitively relative to amounts paid to peer group CEOs. For the 2023 performance year, the annual incentive target was $3.2 million, with a range of zero to a maximum of 200% of target.

The performance objectives of our CEO are directly aligned with the factors that are considered in determining the annual incentive pool funding, as reviewed in the 2023 Annual Incentive Performance Metrics and Results table, above. Additional information about the results included:

Financial Objectives (50%)

•

Earnings per share, diluted, as adjusted, of $21.93 decreased by 16% from 2022 and the operating margin, as adjusted, of 31.6% was lower than the target of 35% as a result of lower revenues related to continued negative investor sentiment in light of the difficult market conditions that emerged in 2022, which included rising interest rates, inflation, geopolitical tensions, and heightened volatility. Financial results also reflected management’s decision to maintain the Company’s commitment to what management believes is a required level of operating resources as well as to select strategic investments in distribution and the common operating platform.

•

The Company’s common stock had a three-year TSR of 20.8%, which was in the top 42nd percentile among the Financial Peers, whose median TSR was 14.9%. The one-year TSR of 30.9% ranked in the upper third among the Financial Peers, significantly outperformed the 4.2% median of the Financial Peers, and exceeded the S&P 500 TSR of 26.3%.

Operational Objectives (30%)

•

Total sales decreased to $25.9 billion from $30.3 billion as a result of continued negative investor sentiment, but the gross sales rate improved to 16.7%, 170 basis points above the 2022 figure. Retail separate accounts sales increased by 17% and global fund sales increased by 8% as global distribution efforts continue to be a strategic area of focus.

•

Net flows were driven by negative flows in mutual funds and institutional accounts, which offset positive net flows for retail separate accounts. The net flow rate improved to (4.7%) from (6.7%) in 2022 and the Company’s relative position within the Financial Peers improved to 10th from 12th in 2022.

•

Relative investment performance improved for the one-year period, but declined for the three-and five-year periods. As of December 31, 2023, 59%, 39%, and 54% of AUM were in the top 50% among the Financial Peers for the one-, three-and five-year periods, respectively. Investment performance improved for the one-year period primarily due to relative overperformance in certain quality growth equity strategies in 2023 compared with 2022, when certain quality, aggressive growth, and technology strategies were out of favor due to the investment environment, which negatively impacted performance.

Strategic Objectives (20%)

The Company delivered on its strategic objectives, as set forth in the table above, including these specific accomplishments under Mr. Aylward’s leadership:

•

Inorganic Growth – The completion of the AlphaSimplex acquisition that Mr. Aylward negotiated added a leading manager of quantitative alternative investment solutions and allowed the Company to thoughtfully expand product offerings and augment institutional distribution capabilities. The Company also completed due diligence on other inorganic opportunities and, after careful consideration, Mr. Aylward demonstrated disciplined decision-making and determined not to move forward, thereby preserving financial and operational flexibility.

•

AlphaSimplex’s offerings, including institutional accounts, two U.S. open-end mutual funds, and a European fund, were integrated into the Company’s investment oversight, product support, and performance analysis processes and procedures;

•

The Company leveraged its distribution relationships, significant presence in the wirehouse and independent/RIA channels, and retail marketing, public relations, and social media capabilities to promote AlphaSimplex’s strategies;

•

AlphaSimplex continues to be managed by its leadership team and, as an affiliated boutique, retains autonomy over its investment process and maintains its independent structure, culture, and brand identity; and

•	The acquisition was accretive to EPS, as adjusted.

In addition to the AlphaSimplex acquisition, the Company increased its minority ownership in Zevenbergen Capital Investments, a subadviser of several open-end mutual funds, to support the long-term succession planning at the firm.

•

AUM Diversification – The Company has made the diversification of assets under management and sales by product, client, and asset class a strategic priority and the success of the focus on this priority was demonstrated during the year.

•

Product Diversity: Through the acquisition of AlphaSimplex, and a continued focus on adding to institutional distribution resources, the Company has expanded its presence in institutional markets. More than 65% of AlphaSimplex’s AUM are managed for institutional clients, including some of the largest and most sophisticated pension plans in the world. Institutional AUM was $63.0 billion at December 31, 2023, or 37% of total AUM, compared with $50.7 billion or 34% of total AUM a year prior.

•

Asset Class Diversity: The Company’s success in increasing assets in non-correlated strategies was demonstrated by Alternative AUM representing $17.0 billion or 10% of total AUM at year-end 2023, compared with $10.6 billion or 7% of total AUM as of December 31, 2022. The acquisition of AlphaSimplex added distinctive liquid alternative investment solutions that utilize a managed futures strategy and a global alternatives strategy, which complement the Company’s other alternative strategies from affiliated managers.

•

Geographic Diversity: The multi-year expansion of global distribution resulted in 18% of year-end AUM held by international clients, compared with 10% two years prior. Sales of strategies to non-U.S. clients had $1.7 billion of net inflows compared with net outflows for U.S.-based clients. Additionally, several new UCITs, which are retail investment strategies for clients in European markets, were launched during the year and the Company completed organizational changes to enhance non-U.S. expansion.

•

Operating Optimization – The Company’s common operating platform was enhanced during the year with the build-out of additional performance analytics, risk management and client reporting capabilities. As of year-end, all fixed income managers were supported by the platform and an additional affiliated manager is scheduled to migrate to the platform in the first half of 2024.

•

Talent Engagement – Under the leadership of Mr. Aylward and senior management, the Company increased activities related to its commitment to diversity and inclusion with multiple programs sponsored by ERGs and expanded partnerships with certain community-based organizations, including the creation of a financial literacy program that support the needs of young people in underserved communities.

•

Financial Management – The Company maintained a balanced and prudent approach to capital management that allows it to invest in growth initiatives, such as the acquisition of new affiliated managers, return meaningful capital to shareholders, and maintain appropriate levels of working capital and leverage. The Company increased its quarterly cash dividend by 15% to $1.90 during the year, the sixth consecutive annual increase in the quarterly dividend and repurchased $45 million of common shares. As a result, the Company returned $112 million to shareholders, which represented 86% of net income attributable to Virtus Investment Partners, Inc. and 69% of net income attributable to Virtus Investment Partners, Inc., as adjusted.

The Committee determined that for the overall performance assessment of the CEO for 2023, the quantitative results for the financial and operational objectives were below target, while overall results for strategic priorities were above expectations. Based on the results against these 2023 financial, operational, and strategic goals, the Committee assessed the CEO’s overall performance to be below target.

Given the above assessment, the Committee determined that the CEO’s performance would indicate an annual incentive payout of $2.8 million, or 12.5% below the target of $3.2 million and 3.7% above the prior year’s actual annual incentive payout.

The following table sets forth the CEO’s annual incentive award opportunities ranging from below threshold to maximum levels and his actual annual incentive payouts for 2023 and 2022.

CEO Annual Incentive Award Opportunity and Actual Award

	Below Threshold	Target (100% payout)	Maximum	Actual

2023	$0	$3,200,000	$6,400,000	$2,800,000

2022	$0	$3,200,000	$6,400,000	$2,700,000

NEO Award Determination

The CEO conducts an assessment of each NEO, other than himself, relative to individual and functional area contributions to the Company’s overall results for the year, market placement and prior-year incentive. The CEO provided the Committee with an award recommendation based on a consideration of the following factors:

•	Company financial, operational, and strategic objective results used to determine the executive officer incentive award pool funding and CEO annual incentive award, as noted above (50%);

•	Unit/department outcomes (25%); and

•	Personal/individual outcomes (25%).

Michael A. Angerthal

Executive Vice President, Chief Financial Officer and Treasurer

As Chief Financial Officer, Mr. Angerthal provides critical leadership in all areas of financial management for the Company, including treasury, accounting, tax, audit, financial planning, investor relations, financial controls, capital management, and certain corporate development activities. Significant results achieved in 2023 against the Strategic Priorities of Financial Management and Operating Optimization included:

•

Under Mr. Angerthal’s leadership, the Company continued to return meaningful capital to shareholders while maintaining appropriate levels of working capital and leverage. Total capital returned to shareholders in 2023 was $112.3 million or 69% of net income attributable to Virtus Investment Partners, Inc., as adjusted, compared with $155.1 million or 79% in 2022. Capital returned to shareholders represented 86% and 132% of net income attributable to Virtus Investment Partners, Inc. in 2023 and 2022, respectively. Return of capital in 2023 included a 15% increase in the Common Stock dividend – the sixth consecutive year of an increase in the quarterly dividend – as well as $45.0 million in share repurchases, which reduced the outstanding share count at December 31, 2023 by 1.3% from the prior year-end.

•

The Company maintained a solid balance sheet, ending 2023 with $258.8 million of gross debt and gross leverage ratio of 0.9x EBITDA compared to $261.6 million and 0.8x EBITDA as of December 31, 2022. The Company had a net debt balance of $19 million and a net leverage ratio of 0.1x EBITDA as of December 31, 2023. As a result of the continued strong operating performance and overall financial position, Moody’s upgraded the Company’s outlook to positive while maintaining the credit rating at Ba1 and S&P Global Ratings maintained the Company’s BB+ rating.

•

Mr. Angerthal provided leadership to the transactional negotiations, business and financial modeling, and due diligence support for the acquisition of AlphaSimplex and for the additional minority investment in Zevenbergen Capital Investments. To finance the AlphaSimplex transaction, in addition to utilizing cash on the balance sheet, the Company borrowed $50.0 million from its revolving credit facility, which was repaid in full by year-end. In addition, the Company integrated all financial processes of the AlphaSimplex business onto the centralized Finance platform on the closing date of the transaction.

•

Seed and investment capital continued to be managed to balance business objectives and fund new opportunities. Seed capital investments of $144.4 million across 33 distinct investment strategies at December 31, 2023 increased 13% from $128.0 million at December 31, 2022. New investments, which were partially funded by recycling existing investments, included seeding global funds for non-U.S. clients, a new ETF, and retail separate account incubations. The Company also sponsored a new affiliate-managed CLO that closed during the year.

•

Mr. Angerthal has consistently prioritized engaging with sell-side analysts, which resulted in two additional analysts initiating research coverage of the Company during the fourth quarter 2023 earnings period. The Company also completed the due diligence review with the NYSE to prepare for the successful January 2024 transfer of the Company’s listing from NASDAQ. The transfer to the NYSE, where most of the Financial Peers are listed, is expected to improve the stock’s trading dynamics and provide the Company with better trading insight from its designated market maker.

Barry M. Mandinach

Executive Vice President, Head of Distribution

In his role as Head of Distribution, Mr. Mandinach has overall responsibility for the Company’s sales and marketing activities. Significant results achieved in 2023 against the Strategic Priorities of Distribution Growth and Operating Optimization included:

•	The Company had total sales of $25.9 billion in 2023, which represented a gross sales rate of 16.7%, a 170-basis point increase over the 2022 sales rate. Sales by product included:

•	$9.9 billion in U.S. retail funds;

•	$8.0 billion in institutional strategies;

•	$6.7 billion in retail separate accounts;

•	$0.8 billion global funds; and

•	$0.4 billion in ETFs.

•

Mr. Mandinach provided frequent information sessions among the retail and institutional sales, National Accounts, and consultant relations teams and the chief investment officers, portfolio managers and market strategists at the affiliated managers and key subadvisers. These sessions are an opportunity to discuss investment strategies and market activity and introduce new opportunities, including to onboard the AlphaSimplex strategies and inform the team about the transition of certain international equity mutual funds from an unaffiliated subadviser to SGA. The meetings also are an opportunity for Mr. Mandinach to review with his team the Company’s advisor- and client-focused marketing collateral, including fund profiles, manager commentary, strategy reviews, and other value-add resources.

•

The Distribution team completed a review of its U.S. retail sales to maximize coverage in key financial markets, optimize support for RIAs, and deepen relationships with high-quality financial advisors. The Company also continued to refine and expand advisor targeting and segmentation to enhance the efficiency of sales teams with enhanced data collection and analysis.

•

The Company expanded its institutional distribution resources, including through the addition of AlphaSimplex staff. The focus on expanding global distribution resulted in 18% of year-end AUM held by international clients, compared with 10% two years prior.

•

Under Mr. Mandinach’s leadership, multimedia and interactive sales collateral, targeted social media, email promotional material, thought leadership, and media placements increased to support distribution outreach to financial advisors. Other activity during the year included increased video content, media interviews, and briefings by portfolio managers and market analysts. The Company also used targeted advertising in support of income-generating ETFs, including senior loan, private credit, and real asset strategies.

Richard W. Smirl

Executive Vice President, Chief Operating Officer

Mr. Smirl is responsible for oversight of investment strategies and products, including new product development, the ongoing monitoring and competitive assessment of existing products, and interacting with affiliated managers to ensure an environment that supports the continued delivery of strong investment performance. He is also responsible for oversight of the Company’s investment operations and information technology support areas. Significant results achieved by Product Management, Investment Operations, and Information Technology in 2023 against the Strategic Priorities of Product Quality and Operating Optimization included:

•	The Company maintained strong investment performance across strategies, including:

•

64% of AUM was above their benchmarks as of December 31, 2023 and 59% of AUM of all long-term investment strategies[10] was in the top 50% of the Financial Peers. This was a significant increase from 2022 one-year performance, when 32% of the AUM was in the top 50% of the Peer group;

•

38 of 77 rated funds, representing 70% of rated AUM, had a 5- or 4-star Morningstar Rating and 63 funds, representing 90% of rated AUM, were 5-, 4-, or 3-star funds.[11] As of December 31, 2023, 11 funds with $1 billion or more of AUM had a 5- or 4-star rating, representing a diverse set of strategies from seven different affiliated managers and select subadvisers; and

•	86% of retail separate account assets and 67% of institutional assets were outperforming their benchmarks on a five-year basis.

•	To maintain a set of attractive investment strategies to meet current and future demand, the Company continued to review and rationalize its investment capabilities, including:

•

Completed an evaluation of certain international equity funds managed by an unaffiliated subadviser following underperformance on a fund and as a result transitioned management of the funds to an affiliated manager and also liquidated certain subscale funds. Mr. Smirl’s understanding of the nature, extent, and quality of each subadviser’s capabilities was critical in these evaluations.

•

Integrated AlphaSimplex into investment oversight, product support, and performance analysis processes and procedures. Their offerings include two open-end mutual funds, an Ireland-domiciled fund, and institutional accounts.

•

Consistent with our objective of expanding product offerings, the Company introduced a fixed income ETF as well as three funds and new share classes of existing funds for non-U.S. clients; incubated new retail separately managed accounts; and updated the strategy for expanding ETF offerings to grow the product line.

•

Information Technology, which reports to Mr. Smirl, continued to implement the scheduled phase-in of affiliated managers onto the common operating platform. Fixed income affiliated managers are fully supported on the platform and the manager of alternative strategies is scheduled to be phased in during 2024.

•

As senior leadership sponsor and chair of the Diversity Council, Mr. Smirl provided executive leadership for the Company’s diversity and inclusion initiatives that in 2023 included events sponsored by each of the ERGs that attracted participation by employees throughout the organization.

[10]	Analysis covers 58% of AUM and excludes certain Retail Separate Accounts, Institutional Accounts, and Structured Products.
[11]	See Appendix B for additional information regarding mutual fund investment performance.

Mardelle W. Peña

Executive Vice President, Chief Human Resources Officer

As Chief Human Resources Officer, Ms. Peña is responsible for developing human resources strategy and implementing critical policies, processes and programs in areas including talent and performance management, training and development, diversity, and compensation and benefit plans. She also supports the activities of the Committee. Significant results achieved in 2023 against the Strategic Priorities of Talent Engagement and Operating Optimization included:

•	Ms. Peña provided executive leadership to support the specific human resources requirements of several Company affiliates including:

•	Onboarding of the AlphaSimplex team with the integration of employees onto the Company’s benefits and compensation programs, human resources policies, and HRIS platform;

•

Managing the long-term succession planning for an affiliate’s chief investment officer (CIO), including the promotion of a portfolio manager (PM) to co-CIO and promotions of two other PMs to new positions as head of research and chief market strategist;

•	Supporting the transition to a new CIO for certain fixed income strategies; and

•	Adding a portfolio manager to another affiliate’s leadership team following the planned retirement of one of the firm’s founders.

•

By partnering with Distribution and Finance, members of the Human Resources team under Ms. Peña revised certain sales incentive plans for retail and institutional Distribution to better align outcomes and drive results given dynamic market conditions.

•

The Company expanded its partnerships with organizations and colleges that focus on the enhancing diversity among candidates being recruited and placed throughout the organization. Partnerships with colleges included the recruitment of top female students majoring in investment management, finance, and information technology. Representatives of several affiliated managers joined members of the talent acquisition team to participate in Women in Business and campus-based recruitment programs.

•	Key executive and investment professional hires during the year included:

•	Executive vice president and general counsel

•	Senior managing director and head of strategic distribution

•	Vice president and senior counsels

•	Managing director, DCIO/Subadvisory and regional director, DCIO

•	Head of IT Infrastructure

•	Managing Director, institutional business development

•	Eighteen senior investment professionals for affiliated managers

•

Under Ms. Peña’s executive leadership, the Company completed an organization-wide, training needs assessment to prioritize the development of training content. Online training that was completed and distributed included curriculums for new managers, leadership development, and targeted skills development.

The annual incentive awards for the NEOs listed in the table below were recommended by the CEO and approved by the Committee. The table also provides the annual incentive awards for each NEO, other than the CEO, for the prior year.

Named Executive Officer	Annual Incentive Award for
	2023	2022

Michael A. Angerthal	$1,800,000	$1,850,000

Barry M. Mandinach	$1,350,000	$1,325,000

Richard W. Smirl	$1,800,000	$1,850,000

Mardelle W. Peña	$515,000	n/a	(a)

(a)	Ms. Peña was not a named executive officer with respect to the 2022 fiscal year.

In making its determination of individual annual incentive awards, the Committee concluded that the award decisions for our NEOs were appropriate relative to compensation paid by peers and were reflective of each individual’s performance against stated objectives.

Long-Term Incentive Compensation

To promote and reward the achievement of the Company’s long-term performance objectives, and to attract, motivate, and retain high-caliber leadership, the Company uses two forms of long-term incentives to align the interests of executives with those of our shareholders:

•

Restricted Stock Units (“RSUs”) – Value increases or decreases with ordinary share performance, aligning the interests of NEOs with shareholders. The three-year vesting period for RSUs strongly supports NEO retention in addition to alignment with shareholders.

•

Performance Share Units (“PSUs”) – Provide value based on the achievement of results against the Company’s key performance metrics, relative to peers, over a three-year performance period, rewarding achievement of longer-term financial goals while putting the award at risk if threshold results are not achieved. Value is also directly related to share performance, further aligning NEOs’ and shareholders’ interests.

The Company’s practice is to issue equity awards in the form of RSUs and PSUs only, and not in the form of stock options or Stock Appreciation Rights (SARs). Additionally, it is the Company’s practice to grant annual equity awards on a default date following the Committee’s compensation decisions and to grant equity awards to newly hired or promoted executives on the next available open-window default date.

Each NEO’s long-term incentive award target, as shown in the 2023 Long-Term Incentive Awards table below, is determined based on the individual’s responsibilities, market-level competitive positioning for similar roles, and consideration of internal alignment. Awards to executive officers are split 50% each to PSUs and RSUs. The performance metrics related to the long-term incentive awards and vesting periods encourage a focus on sustained, long-term results.

2023 Long-Term Incentive Plan

In the first quarter of 2023, the Committee approved the 2023 long-term incentive plan (“LTIP”), which provided for 50% of the awards to be granted in PSUs and 50% in time-vested RSUs. The Committee believes the equal allocation between PSUs and RSUs provides an appropriate balance between performance recognition and retention for the NEOs as well as alignment with shareholders.

Both of the metrics for the PSU awards are measured over a three-year period. The two equally weighted relative performance metrics are:

•

Relative TSR, which is the cumulative three-year total return of the Company’s Common Stock, including dividends, relative to the Financial Peers and directly relates to our shareholders’ experience as long-term investors in the stock; and

•

Relative Net Flow Rate of Long-Term AUM, which is the cumulative long-term net asset flows divided by the beginning long-term AUM, relative to the Financial Peers. The Committee believes this metric best captures the Company’s success relative to many of our direct competitors.

Each of these performance measures is designed to ensure that our NEOs are aligned with the interests of shareholders and rewarded for the achievement of the Company’s longer-term business objectives, strategic priorities, and long-term shareholder value creation.

Potential payouts for the PSU awards are as follows:

Performance Measure	Weight	Below Threshold	Threshold	Goals Target (a)	Maximum	Payout Opportunity (b)

Relative Shareholder Return	50%	<75th percentile	75th percentile	45th percentile	25th percentile+	0 – 200%

Relative Net Flow Rate of Long-Term AUM	50%	<75th percentile	75th percentile	45th percentile	25th percentile+	0 – 200%

Payout Opportunity		0%	50%	100%	200%

(a)	Above-median performance, achieved at the 45th percentile, is required for target-level payout.
(b)	Actual payout is interpolated on a linear basis between threshold and target, and between target and maximum performance levels.

Payout levels are interpolated on a linear basis for performance outcomes between the target and maximum levels and between the threshold and target levels. If the Company’s absolute TSR is negative, the maximum payout for that performance measure is capped at target.

The Committee believes that the use of relative performance metrics for long-term incentive awards provides a degree of rigor that may be otherwise lacking when evaluating absolute results against internally established performance metrics. The Committee also believes that determination of incentive awards based on two performance metrics diversifies the risk associated with any single indicator of performance.

Long-Term Incentive Awards and Performance

2023 Long-Term Incentive Awards (a)

NEO	PSU – Relative Three-Year Net Flow Rate of Long-Term AUM (25%)	PSU – Relative Three-Year TSR Ranking (25%)	RSU Time-Vested (50%)	2023 Long-Term Award Total

George R. Aylward	$800,000	$800,000	$1,600,000	$3,200,000

Michael A. Angerthal	$231,250	$231,250	$462,500	$925,000

Barry M. Mandinach	$150,000	$150,000	$300,000	$600,000

Richard W. Smirl	$250,000	$250,000	$500,000	$1,000,000

Mardelle W. Peña	$87,500	$87,500	$175,000	$350,000

(a)	Reflects grant date fair value of award.

The results of the three-year metrics and the final value of the award will not be determined until the first quarter of 2026.

2021 Long-Term Incentive Plans

In February 2024, the Committee certified the results for the three-year TSR measure in the 2021 – 2023 performance period as being in the 42nd percentile, which resulted in a payout for this component of those awards at 115% of target. The results for the three-year metric of relative net flow rate of long-term AUM were certified to be at the 92nd percentile, and under the 45th percentile needed for target (100%) funding. Accordingly, this component of those awards had no payout.

2021 LTIP Performance Results

Performance Metric	Performance Period	Performance Result (a)	Payout%

Shareholder Return (b)	2021 –2023	42nd percentile	115%

Relative Net Flow Rate (c)	2021 –2023	92nd percentile	0%

Subtotal			58%

Time Vested Award (d)	N/A	N/A	100%

Total			79%

(a)	Performance results are in the form of percentiles; relative goals are 75%, 45% and 25% for threshold, target and maximum, respectively.
(b)	Represents the cumulative three-year total return of Common Stock, including dividends, if any, relative to Financial Peers.
(c)	Defined as the cumulative long-term asset net flows divided by the beginning long-term assets under management, relative to Financial Peers.
(d)	Vested ratably in one-third increments annually in March 2022, 2023 and 2024, respectively.

Benefits and Perquisites

Consistent with the Company’s compensation philosophy, the Company provides only limited personal benefits to the NEOs. Benefits and perquisites provided to our executive officers are comparable to those offered to all other similarly situated Company employees. The Company maintains a Non-Qualified Excess Investment Plan (the “Excess Plan”), described in further detail following the tables below, to provide eligible employees, including NEOs, with the opportunity to save for retirement and defer tax payments. No NEOs participated in the Excess Plan in 2023.

Risk Mitigating

Features Risk

Assessment

During 2023, the Committee reviewed the Company’s compensation practices to ensure that the compensation program does not encourage executives to take excessive risks that could have a material adverse effect on the Company. After conducting the review, the Committee concluded that the Company’s incentive pay plans do not motivate or encourage excessive risk taking. To mitigate risk, the Company has adopted the following pay policies and practices:

•	Balance among short- and long-term incentives, cash and equity, and fixed and variable pay

•	Multiple performance measures

•	Clawback policy compliant with the Dodd-Frank Act and NYSE rules

•	Stock ownership guidelines

•	Anti-hedging policy

•	Limited change-in-control benefits

•	Internal pay equity

Stock Ownership Guidelines

The Committee believes that executive officers should own a significant amount of Company stock, so that they share the same long-term investment risks and rewards as other shareholders, based on the Company’s stock performance. The Company has stock ownership guidelines, shown below, under which the Company’s NEOs are expected to accumulate Company stock, including vested and unvested RSUs, with a value equivalent to a base salary multiple as reflected in the table below. The Committee expects that individuals will hold 75% of the net shares (shares received, net of shares withheld for taxes) acquired under the Omnibus Incentive and Equity Plan until the guideline is met. NEOs are expected to meet the ownership guidelines within five years of being named to their current executive officer position. The Committee reviews NEO stock ownership levels annually and monitors that appropriate progress is being made toward compliance with the ownership guidelines.

As of December 31, 2023, all NEOs were in compliance with the stock ownership guidelines. The Committee also recognizes that our CEO is a significant shareholder of the Company and owns shares well in excess of the stock ownership guidelines.

Named Executive Officer	Minimum Ownership Level as Multiple of Salary
George R. Aylward	5x
Michael A. Angerthal	3x
Barry M. Mandinach	3x
Richard W. Smirl	3x
Mardelle W. Peña	3x

Anti-Hedging Policy

The Company has adopted a policy that prohibits directors and executive officers of the Company from directly or indirectly engaging in hedging against future declines in the market value of any securities of the Company through the purchase of financial instruments designed to offset such risk. These transactions are prohibited because they could separate the security holder’s interests from those of the shareholders of the Company. Pursuant to the policy, prohibited transactions include the purchase by any director or executive officer of the Company of financial instruments, including prepaid variable forward contracts, instruments for short sale or purchase or sale of call or put options, equity swaps, collars, or units of exchangeable funds, that are designed to or that may reasonably be expected to have the effect of hedging or offsetting a decrease in the market value of any securities of the Company.

Clawback Policy

In August 2023, the Company modified its clawback policy to comply with the final NYSE rule. Under the revised policy, the Company must recoup any incentive-based compensation received by current or former “officers” (as defined under Rule 16a-1 of the Exchange Act) on or after October 3, 2023 that was erroneously granted, earned or vested based wholly or in part upon the attainment of a material financial reporting measure that has been restated. This includes awards made under the annual and long-term incentive plans, PSUs, and performance-vesting stock options, and restricted stock, but excludes purely time-vested equity awards. The recoupment is to be calculated without regard to any taxes paid and allows for recovery of amounts deferred to non-qualified plans along with interest/earnings therein. Generally, there is no Board or Committee discretion allowed; the clawback is mandatory upon an accounting restatement due to the material noncompliance with any financial reporting requirement under the securities laws, unless the Committee determines that the recovery is impracticable as a result of limited, enumerated factors. The look-back period is the last three completed fiscal years prior to the date the Company is required to prepare a restatement as defined in the policy. With respect to awards granted prior to the adoption of the SEC-required modifications, the Company’s prior clawback provisions would apply.

Severance and Change-in-Control Agreements

Severance

The Company provides executives, including the NEOs, with an executive severance arrangement that provides for separation pay and benefits on the condition that the departed executive does not solicit clients or employees, or take other actions that may harm the Company for specified periods following termination. Benefits are tiered based on years of service and calculated using the executive’s base salary and the average of the last two years of annual incentive payments. We believe that having pre-set terms governing an executive’s separation from service tends to reduce the time and effort needed to negotiate individual termination agreements and promotes more uniform and fair treatment of executives. See “Termination Payments and Change-in-Control Arrangements – Executive Severance Allowance Plan.”

Change-in-Control Agreement

A legacy agreement in place for Mr. Aylward, our CEO, as described under “Termination Payments and Change-in-Control Arrangements – Change-in-Control Agreement with Mr. Aylward,” is the only change-in-control agreement we have in place with any NEO. The agreement was put into effect December 31, 2008 at the time the Company was preparing to become an independent publicly traded company. During any period in which a change in control occurs, the agreement provides that Mr. Aylward is entitled to receive benefits that are designed to ensure management continuity, encourage retention, preserve shareholder value, and enable the CEO to focus on his responsibilities without undue distraction due to concerns related to new owners. These benefits are also designed to assure that in these circumstances, the CEO will not be unduly influenced in his actions by events that could occur following a change in control.

Mr. Aylward’s change-in-control agreement includes a “double trigger” provision which means that, in order for Mr. Aylward to receive benefits under the agreement, there must be both a change in control and a termination by the Company without cause or by him for good reason within two years following the change in control. Under the terms of the agreement, Mr. Aylward is entitled to a tax gross-up in the event that the aggregate value of all “excess parachute payments,” as defined under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), upon a change in control exceeds, by 10% or more, the maximum amount that could be paid to him without his incurring an excise tax of 20% under Code Section 4999. If the “excess parachute payments” are less than 10%, then the amounts payable to Mr. Aylward under the change-in-control agreement will be reduced to the maximum amount allowed without triggering Code Section 280G. The gross-up is intended to preserve the level of benefits to be provided under the agreement but includes the 10% threshold to avoid situations where the cost to the Company far exceeds the benefit to Mr. Aylward.

Tax Considerations

Code Section 280G disallows a company’s tax deduction for what are defined as “excess parachute payments” and Code Section 4999 imposes a 20% excise tax on any person who receives excess parachute payments. In the event that a portion of a potential payment to our CEO under his change-in-control agreement would be classified as an excess parachute payment, we may be denied a federal income tax deduction, and our CEO may become entitled to a tax gross-up payment to compensate him or make him whole in respect of the excise tax. No other NEO or other executive officer has any potential tax gross-up protection in connection with a severance event.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on such review and discussion, the Compensation Committee has recommended to the

Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our 2023 Annual Report on Form 10-K.

Respectfully Submitted:

COMPENSATION COMMITTEE

Melody L. Jones, Chair

Peter L. Bain

Timothy A. Holt

Summary Compensation Table

The following table provides compensation information for our NEOs.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
George R. Aylward	2023	600,000		3,200,000	2,800,000	16,500	6,616,500
President and Chief	2022	600,000		3,200,000	2,700,000	15,250	6,515,250
Executive Officer	2021	600,000		3,000,000	5,000,000	14,966	8,614,966

Michael A. Angerthal	2023	400,000		925,000	1,800,000	16,500	3,141,500
Executive Vice President	2022	395,833		925,000	1,850,000	15,250	3,186,083
Chief Financial Officer	2021	375,000		800,000	2,550,000	14,500	3,739,500
Barry M. Mandinach	2023	415,000		600,000	1,350,000	41,500	2,406,500
Executive Vice President	2022	415,000		600,000	1,325,000	40,250	2,380,250
Head of Distribution	2021	415,000		575,000	2,000,000	39,500	3,029,500

Richard W. Smirl	2023	425,000		1,000,000	1,800,000	16,500	3,241,500
Executive Vice President	2022	425,000	250,000	1,500,000	1,850,000	45,250	4,070,250
Chief Operating Officer	2021	283,333	250,000	500,000	2,000,000	142,948	3,176,281
Mardelle W. Peña	2023	300,000		350,000	515,000	16,500	1,181,500
Executive Vice President
Chief Human Resources Officer

(1)	The amounts reported in this column represent base salaries earned by each of the NEOs for the listed fiscal year and have not been reduced for deferrals.
(2)	The amounts reported in this column reflect (a) for 2022, the first-year anniversary sign-on award for Mr. Smirl, and (b) for 2021, the sign-on award for Mr. Smirl, as previously disclosed.
(3)

The amounts reported in this column reflect the aggregate grant date fair value of stock awards computed in accordance with FASB ASC Topic 718. Additional information, including fair valuation assumptions, concerning the Company’s accounting for its equity awards is included in Note 16 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023. The amounts in the column reflect rounding. The 2023-2025 LTIP award was granted on March 15, 2023. If fully earned, the 2023 LTIP maximum award for each of our NEOs would be as follows: $4,800,000 for Mr. Aylward; $1,387,500 for Mr. Angerthal; $900,000 for Mr. Mandinach; $1,500,000 for Mr. Smirl; and $525,000 for Ms. Peña. The award comprises 50% RSUs and 50% PSUs, with the PSUs having a performance measurement period ending December 31, 2025, all with a three-year vesting period. The PSUs, measured at December 31, 2025, will convert to RSUs with a value from 0% – 200% of the award granted based on Company performance. The 2022 stock award for Mr. Smirl includes a first-year anniversary sign-on RSU award with a grant-date fair value of $500,000, as previously disclosed.

(4)	The amounts reported in this column reflect the actual cash award earned under the annual incentive plan for the respective year.
(5)

The amounts reported in this column for 2023 reflect Company contributions to the Company’s 401(k) Plan for each NEO and, for Mr. Mandinach, a paid stipend for reimbursement of housing expenses of $25,000.

Grants of Plan-Based Awards

The table below provides information on PSUs, RSUs and equity- and non-equity-based performance awards granted to each of the Company’s NEOs during the fiscal year ended December 31, 2023. All awards were made under our Omnibus Incentive and Equity Plan (the “Omnibus Plan”).

	Grant Date	Date of Compensation Committee Approval	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (c)(#)(3)	All Other Stock Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock And Option Awards ($)(4)
Name			Threshold ($)	Target (a)($)	Maximum ($)	Threshold (#)	Target (b)(#)	Maximum (#)

George R. Aylward			0	3,200,000	6,400,000
	3/15/2023	2/21/2023				0	9,352	18,704	9,352			3,199,880

Michael A. Angerthal			0	1,800,000
	3/15/2023	2/21/2023				0	2,702	5,404	2,704			924,858

Barry M. Mandinach			0	1,350,000
	3/15/2023	2/21/2023				0	1,752	3,504	1,755			599,978

Richard W. Smirl			0	1,800,000
	3/15/2023	2/21/2023				0	2,922	5,844	2,923			999,963

Mardelle W. Peña			0	515,000
	3/15/2023	2/21/2023				0	1,022	2,044	1,023			349,859

(1)

The amounts as reflected in column (a) relate to the annual cash incentive opportunities for each NEO. For Mr. Aylward, the amounts reflect the target and maximum payout opportunities. For the other NEOs, because the actual payout is based on the level of performance achieved, the target amount is not determinable and therefore, in accordance with SEC rules, the amount reflected is a representative amount based on 2023 performance. The performance metrics and actual payments are discussed in the Compensation Discussion and Analysis and the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column.

(2)

The 2023 LTIP awards granted on March 15, 2023 reported in these columns represent the award opportunities for each NEO. The two metrics against which performance are measured in this plan are discussed earlier in the Compensation Discussion and Analysis under the heading “2023 Executive Compensation.”

(3)	The 2023 LTIP awards granted on March 15, 2023 reported in this column represent RSUs that vest ratably over three years.
(4)

The grant date fair value is equal to the number of units granted as reflected in columns (b) and (c) multiplied by the closing price of the Company’s stock on the date of grant, which was $171.08 for the LTIP awards granted on March 15, 2023.

Outstanding Equity Awards at Fiscal Year-End

The table below provides information on the RSUs and PSUs held by each of the Company’s NEOs as of December 31, 2023.

	Stock Awards (1)
	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

George R. Aylward	1,911	(2)	462,003

	3,295	(3)	796,599

	4,889	(4)	1,181,965

	9,352	(7)	2,260,940

				3,666	(5)	886,292

				1,833	(6)	443,146

				9,352	(8)	2,260,940

				2,338	(9)	565,235

Michael A. Angerthal	510	(2)	123,298

	878	(3)	212,265

	1,414	(4)	341,849

	2,704	(7)	653,719

				1,059	(5)	256,024

				530	(6)	128,133

				2,702	(8)	653,236

				676	(9)	163,430

Barry M. Mandinach	367	(2)	88,726

	631	(3)	152,551

	917	(4)	221,694

	1,755	(7)	424,289

				687	(5)	166,089

				344	(6)	83,165

				1,752	(8)	423,564

				438	(9)	105,891

Richard W. Smirl	608	(10)	146,990

	1,874	(11)	453,058

	1,528	(4)	369,409

	2,923	(7)	706,664

				1,145	(5)	276,815

				573	(6)	138,528

				2,922	(8)	706,423

				731	(9)	176,727

Mardelle W. Peña	201	(2)	48,594

	345	(3)	83,407

	535	(4)	129,342

	1,023	(7)	247,320

				401	(5)	96,946

				201	(6)	48,594

				1,022	(8)	247,079

				256	(9)	61,891

(1)	All RSU and PSU values are based on $241.76, the closing price of the Company’s Common Stock on December 29, 2023, the last trading day of our most recently completed fiscal year.

(2)	This amount represents 17% of the 2021 LTIP award made up of RSUs that vested on March 15, 2024.
(3)

This amount represents 25% of the 2021 LTIP award that completed the three-year performance cycle on December 31, 2023 and vested on March 15, 2024. The 2021 LTIP three-year performance results are discussed in Long-Term Incentive Compensation of the Compensation Discussion and Analysis under “2021 Long-Term Incentive Plans.”

(4)	This amount represents 33% of the 2022 LTIP award made up of RSUs that vest ratably on March 15, 2024 and 2025.
(5)

This amount represents 25% of the 2022 LTIP award made up of PSUs that will convert to RSUs with a value from 0% – 200% of the award granted based on Company performance, following the three-year performance period and, to the extent earned, will vest on March 15, 2025. The number and market value of units reported reflect target level achievement based on the Company’s above threshold level performance. The actual number of units that will be distributed is not yet determinable.

(6)

This amount represents 25% of the 2022 LTIP award made up of PSUs that will convert to RSUs with a value from 0% – 200% of the award granted based on Company performance, following the three-year performance period and, to the extent earned, will vest on March 15, 2025. The number and market value of units reported reflect threshold level achievement based on the Company’s threshold level performance. The actual number of units that will be distributed is not yet determinable.

(7)	This amount represents 50% of the 2023 LTIP award made up of RSUs that vest ratably on March 15, 2024, 2025 and 2026.
(8)

This amount represents 25% of the 2023 LTIP award made up of PSUs that will convert to RSUs with a value from 0% – 200% of the award granted based on Company performance, following the three-year performance period and, to the extent earned, will vest on March 15, 2026. The number and market value of units reported reflect maximum level achievement based on the Company’s above-target level performance. The actual number of units that will be distributed is not yet determinable.

(9)

This amount represents 25% of the 2023 LTIP award made up of PSUs that will convert to RSUs with a value from 0% – 200% of the award granted based on Company performance, following the three-year performance period and, to the extent earned, will vest on March 15, 2026. The number and market value of units reported reflect threshold level achievement based on the Company’s threshold level performance. The actual number of units that will be distributed is not yet determinable.

(10)	This amount represents the number of RSUs awarded to Mr. Smirl in 2021 as part of his employment offer. The remaining portion of the award will vest on May 3, 2024.
(11)	This amount represents the number of RSUs awarded to Mr. Smirl in 2022 as part of his employment offer. The remaining portion of the award will vest ratably on May 3, 2024 and 2025.

Stock Vested

The table below sets forth the number of shares acquired and the value realized upon the vesting of stock awards during 2023 by each of our NEOs.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)

George R. Aylward	36,051	6,230,680

Michael A. Angerthal	9,670	1,671,165

Barry M. Mandinach	6,899	1,192,370

Richard W. Smirl	2,309	398,114

Mardelle W. Peña	3,796	656,042

(1)	The value realized on vesting was computed by multiplying the number of RSUs that vested by the closing price of our Common Stock on the vesting date.

Non-Qualified Excess Investment Plan

The Company maintains the Non-Qualified Excess Investment Plan (the “Excess Plan”) to provide eligible employees, including the NEOs, with the opportunity to save for retirement and defer tax payments.

Under the Excess Plan, a participant may elect to defer up to 60% of his or her “compensation,” which is defined under the plan as the portion of a participant’s base salary that exceeds the dollar limit under Code Section 401(a)(17). Amounts deferred under the Excess Plan are credited to a participant’s deferral account and are deemed invested in the available investment funds selected by the participant. Deferrals are credited to the selected funds based on the market price for such funds on the date such compensation would otherwise have been paid. Matching contributions, if any, are deemed invested in the same funds in which the underlying deferrals are invested. There are no above-market, preferred, or guaranteed returns in the Excess Plan. Participants can change their investment choices at any time.

Distributions will be made, or commence, on the 15th day of the month following the participant’s sixth month of separation from service, either in a lump-sum payment or in annual installment payments over a period of two to 10 years, as elected by the participant prior to the year in which the services giving rise to the deferrals are rendered.

Non-Qualified Deferred Compensation

The following table reflects each NEO’s 2023 compensation deferrals, Company contributions, earnings, withdrawal activity, and aggregate balance as of December 31, 2023 under the Excess Plan.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)

George R. Aylward	—	—	36,289	—	197,237

Michael A. Angerthal	—	—	—	—	—

Barry M. Mandinach	—	—	—	—	—

Richard W. Smirl	—	—	—	—	—

Mardelle W. Peña	—	—	—	—	—

(1)	There were no voluntary deferrals of salary in 2023.
(2)	There were no Company contributions to the Excess Plan in 2023.
(3)	Amounts in this column are not reported as compensation for fiscal year 2023 in the “Summary Compensation Table” since they do not reflect above-market or preferential earnings.

Termination Payments and Change-in-Control Arrangements

Each of our current NEOs participates in the Company’s Executive Severance Allowance Plan (the “Severance Plan”). The Company also has a Change-in-Control Agreement with our CEO, Mr. Aylward. In addition, under the Company’s equity award agreements, the vesting of awards may accelerate under specified conditions. These arrangements are described below. No incremental benefits would be provided under these arrangements in the event of termination by the Company for cause or a voluntary termination by the NEO without good reason.

Executive Severance Allowance Plan

Receipt of benefits under the Severance Plan are conditioned on a number of factors, including covenants within the terms of that plan and the signing of a Severance Agreement and Release containing additional covenants and a release of claims against the Company. The Severance Plan conditions receipt of benefits on: (i) refraining from interfering with ongoing operations and from making disparaging remarks concerning the Company, its representatives, agents, and employees; (ii) refraining from solicitation of employees, agents, representatives and/ or clients of the Company; (iii) returning all Company property; and (iv) maintaining the confidentiality of confidential and proprietary information. Failure to comply with any of these covenants/conditions would cause immediate cessation of all payments under this plan, and the executive would be required to immediately reimburse the Company for all payments previously made.

An executive would not be entitled to receive benefits or payments under the Severance Plan if he or she is terminated for cause, as determined in the sole discretion of the Company, which, for this purpose, would include: (i) a conviction of (or plea of nolo contendere to) a felony or other crime involving fraud or moral turpitude; (ii) an act of misconduct (including a violation of our Code of Conduct); (iii) unsatisfactory performance; or (iv) a failure to attempt or refusal to perform legal directives of the Board or our executive officers.

Except as described above, under the Severance Plan, if an NEO is involuntarily terminated for any reason or terminated voluntarily or involuntarily by resignation upon the Company’s written request, he or she will be eligible to receive, subject to certain exceptions:

•	Twelve months of base salary (or 18 months for our CEO);

•	The average of the NEO’s actually earned and paid annual cash incentive award for the prior two completed fiscal years or, for our CEO, 1.5 times this average; and

•	A pro-rata portion of the annual incentive award actually earned by the NEO for the fiscal year in which he or she separated from service.

Any such severance amounts paid by the Company may be made in the form of a lump sum payment or in equal periodic installments, except that the pro-rata portion of any actually earned annual incentive award generally would be paid after the actual amount earned is calculated following the end of the applicable fiscal year. In addition, no severance payment would be paid later than March 15 of the calendar year following the executive’s separation from service with the Company (unless otherwise required pursuant to Code Section 409A).

Our NEOs would also be entitled under the Severance Plan to receive outplacement services for six months and continued subsidized medical and dental coverage for 12 months of the 18-month COBRA continuation period, if the executive elects coverage under COBRA.

Upon termination of employment, all NEOs would be entitled to receive, in accordance with the terms of the applicable plan and the elections of the NEO, distribution of his or her account balances under the Company’s 401(k) Plan and the Excess Plan. The aggregate balance of each of our NEO’s accounts under the Excess Plan as of December 31, 2023 is reflected in the Non-Qualified Deferred Compensation table above.

In the event that Mr. Aylward was entitled to receive payments from the Company under his Change-in-Control Agreement, he would not receive payments from the Company under the Severance Plan.

Acceleration of Equity Awards

Under the terms of the Company’s RSU award agreements, if an NEO terminates employment with the Company by reason of death or disability, or an involuntary termination event occurs that would otherwise qualify the NEO for severance pay and benefits under a Company approved severance plan or other arrangement, a pro-rated portion of the RSUs vest automatically based on the number of days the NEO actually worked following the grant date (or in the case of an award that becomes vested in installments, since the date, if any, on which the last installment of such RSUs became vested). If an NEO terminates employment by reason of retirement, the RSUs continue to vest in full per the original vesting schedule. The amount subject to immediate vesting would be calculated by subtracting the number of RSUs already vested from a number equal to the product of (i) the number of RSUs awarded to the NEO multiplied by (ii) the ratio of (x) the number of days that such person was actively employed by the Company following the grant date divided by (y) the number of days between the grant date and the last scheduled vesting date.

Under the terms of the Company’s PSU award agreements, if an NEO terminates employment with the Company prior to the end of the performance cycle, or after the end of the performance cycle but prior to the RSU conversion date, because of death, disability or an involuntary termination event as described above, the PSU award will convert to RSUs, based on the actual achievement of performance goals for the full performance cycle, pro-rated for the number of days the executive was actively employed following the PSU award date, divided by the number of days during the period beginning on the PSU award date and ending on the RSU vesting date, with vesting that is accelerated but deferred until the end of the applicable performance period. In the event that a change of control occurs prior to the end of the performance cycle and prior to the termination of the executive’s employment, the performance goals would be deemed to have been met at target, without pro-ration, and immediately convert to common shares that would be distributed within 90 days following the end of the performance cycle.

If an NEO ceases to be employed by the Company for any reason other than those discussed above, all unvested RSUs and PSUs as of the termination date are automatically forfeited.

Except as described above in connection with outstanding performance awards, in the event of a change in control, as defined below under “Change-in-Control Agreement with Mr. Aylward,” all unvested RSUs automatically vest; however, no automatic vesting would occur if the Committee reasonably determines in good faith prior to the change in control, that such awards would be honored or assumed or a new award would be substituted with substantially similar conditions to the current award and with provisions that allow for immediate vesting if the executive is involuntarily terminated for any reason including death, disability or not for cause, or is constructively terminated as defined in the Omnibus Plan under specified conditions as described in the Omnibus Plan.

Illustrations of Compensation and Benefits Upon Termination of Employment

The following table summarizes the value of the compensation and benefits that our NEOs would have received under the Severance Plan if their employment had been involuntarily terminated (other than for cause) as of December 29, 2023, the last business day of the year.

	Payment and Benefits for Involuntary Terminations ($)
	George R. Aylward	Michael A. Angerthal	Barry M. Mandinach	Richard W. Smirl	Mardelle W. Peña

Severance

Base Salary Component	$ 900,000	$ 400,000	$ 415,000	$ 425,000	$ 300,000

Annual Incentive Component (1)	5,775,000	2,200,000	1,662,500	1,925,000	635,000

Other Compensation

2022 Annual Incentive Earned	2,800,000	1,800,000	1,350,000	1,800,000	515,000

Acceleration of Equity Awards

Value of Accelerated Equity Awards (2)	4,141,500	1,170,702	1,643,001	1,315,045	949,633

Benefits

Health & Welfare (3)	8,957	23,510	16,222	23,510	16,767

Outplacement (4)	5,195	5,195	5,195	5,195	5,195

Total Severance, Other Compensation, Accelerated Equity Awards, and Benefits	$13,630,652	$5,599,407	$5,091,918	$5,493,751	$2,421,596

(1)

As applicable, the amount in this row is equal to the NEO’s average earned and paid annual cash incentive for the prior two completed fiscal years (except that, for Mr. Aylward, this amount is equal to 1.5 times his average).

(2)

The value reported in this row is based on $241.76, the closing price of our Common Stock on December 29, 2023, the last trading day of our fiscal year, multiplied by the applicable number of unvested RSUs and PSUs held by the NEO on December 31, 2023 that would accelerate upon involuntary termination. PSUs granted in 2022 and 2023 with three-year performance periods ending on December 31, 2024 and December 31, 2025, respectively, are assumed to be at target level performance. The performance for PSUs granted in 2021 with three-year performance periods ending on December 31, 2023 related to the specific metric of total shareholder return was above target with a value of 115% and net flow rate of long-term AUM was below threshold and therefore has a value of 0% for each NEO.

There are no unvested options to include in this calculation. If a change-in-control event had occurred on December 31, 2023, the values related to the acceleration of unvested RSUs and PSUs would have been equal to $2,653,558 for Mr. Angerthal; $1,755,903 for Mr. Mandinach; $2,936,175 for Mr. Smirl; and $1,011,282 for Ms. Peña. These numbers assume that all equity awards have automatically vested and that the Compensation Committee did not make the determination that such awards would not be accelerated. See the discussion below under the heading “Change-in-Control Agreement with Mr. Aylward” for a description of the change-in-control terms for unvested equity awards held by Mr. Aylward.
(3)	The amount in this row reflects the estimated Company cost of continuing to subsidize specified health and welfare benefits for the NEOs for 12 months, based on coverage elections in effect for 2023.
(4)	The amount in this row reflects the estimated Company cost of providing outplacement services for the NEOs for six months.

Change-in-Control Agreement with Mr. Aylward

Under the legacy Change-in-Control Agreement with our CEO, effective December 31, 2008, Mr. Aylward would be provided with separation benefits upon his termination of employment in connection with a “change in control” of the Company. The protections provided under the Change-in-Control Agreement can only be triggered by termination of employment either: (i) by the Company for reasons other than death, disability (as defined in the agreement) or “cause;” or (ii) by Mr. Aylward for “good reason,” but only if such termination occurs within the two years following, or is effectively connected with, the occurrence of a change in control. Mr. Aylward would not receive any incremental benefits by reason of his death, disability, termination by us for cause or his voluntary termination of employment, whether by retirement, resignation or otherwise, without good cause.

The Change-in-Control Agreement had an initial term of two years, but automatically renews for successive one-year terms unless either party provides written notice within 60 days prior to the scheduled expiration date to the other party that such party does not want the term of the agreement extended.

Under the Change-in-Control Agreement, following a change in control and for an additional 2.5 years after any termination event, regardless of whether Mr. Aylward voluntarily terminates his employment or is involuntarily terminated with or without cause or for good reason, he is subject to non-solicitation restrictions under to which he may not induce, encourage or solicit any customer, client, employee, officer, director, agent, broker, registered representative or independent contractor to either (i) terminate their respective relationship or contracts with the Company or its affiliates, or (ii) not place business with the Company or its affiliates. In addition, following a termination event, Mr. Aylward would be required to continue to maintain the confidentiality of all confidential or proprietary information known to him concerning the Company and its affiliates and their business and would be required, upon request, to return materials containing such information.

Definitions

Under the Change-in-Control Agreement, the terms listed below are defined as follows:

“Change in Control” generally means the first occurrence of any of the following:

•	Any person or group acquires 25% or more of the voting power of the Company’s securities;

•

Within any 24-month period, the persons who presently make up our Board, or who become members of our Board with the approval of a majority of the persons who constituted our Board at the beginning of any such period, cease to be at least a majority of the Board of the Company or any successor to the Company;

•

The effective date of the consummation of any merger, consolidation, share exchange, division, sale or other disposition of all or substantially all of the assets of the Company that is consummated (a “Corporate Event”), if immediately following the consummation of such Corporate Event those persons who were shareholders of the Company immediately prior to such Corporate Event do not hold, directly or indirectly, a majority of the voting power, in substantially the same proportion as prior to such Corporate Event, of (i) in the case of a merger or consolidation, the surviving or resulting corporation, or (ii) in the case of a division or a sale or other disposition of assets, each surviving, resulting or acquiring corporation which, immediately following the relevant Corporate Event, holds more than 25% of the consolidated assets of the Company immediately prior to such Corporate Event;

•	The approval by shareholders of the Company of a plan of liquidation with respect to the Company; or

•	Any other event occurs which the Board declares to be a change in control.

“Cause” generally means:

•	A conviction of (or plea of nolo contendere to) a felony;

•

An act of willful misconduct that has a material adverse impact on the Company or its affiliates (except that no act, or failure to act, on Mr. Aylward’s part would be deemed “willful” unless done, or omitted to be done, by him not in good faith and without reasonable belief that his act, or failure to act, was in the best interest of the Company); or

•

A failure in good faith to perform legal directives of the Board, which are consistent with the scope and nature of his employment duties and responsibilities if such failure is not remedied by him within 30 days after notice of such non-performance is given to him.

“Good Reason” generally means that, following a change in control of the Company, any of the following events has occurred without Mr. Aylward’s express written consent (if such occurrence is not remedied by the Company within 30 days upon receipt of written notice):

•	A material reduction in his title, position, duties or responsibilities as President and CEO;

•	Relocation of his principal place of business outside of a 35-mile radius of the current location;

•	A material reduction in his base salary, total incentive compensation opportunity, or a reduction in the employee benefits provided him under the Company’s employee benefit plans; or

•	Any failure to obtain the assumption and agreement to perform the Change-in-Control Agreement by a successor.

Description of Separation Benefits

If, following a change in control of the Company, Mr. Aylward was terminated without cause or he terminated his employment for good reason, he would generally be entitled to receive the following incremental benefits (which would be provided in lieu of, and not in addition to, any severance benefits payable to him under any other Company plan):

•

A lump-sum cash payment equal to 2.5 times the sum of his current base salary and his target under the annual cash incentive program maintained by the Company in the year in which his employment with the Company terminates;

•

Continued participation in all of the employee and executive plans providing medical, dental, and long- term disability benefits in which he participated prior to the termination event for a period of 2.5 years;

•	Full vesting of all outstanding stock option, RSU or other equity awards (with any such vested options remaining exercisable for the lesser of two years or the duration of their original terms);

•

An amount equal to the pro-rata portion of the annual incentive award earned for the year in which the termination occurs (or target incentive, if greater), and a pro-rata portion of long-term awards for each uncompleted performance period at target;

•

A lump-sum payment equal to 2.5 years of additional contributions that would have been made to the Company’s 401(k) Plan and/or the Excess Plan (assuming that he was contributing to each such plan during such period at the rate in effect immediately prior to the termination event or change-in-control event, whichever is higher);

•	Outplacement services for a period of one year; and

•

If any payment or benefit due and payable under the Change-in-Control Agreement were to trigger any excise tax imposed by Code Section 4999, the Company would make a “gross-up” payment to Mr. Aylward to cover any such excise tax liability as well as any income tax liability incurred as a result of the gross-up.

The following table summarizes the value of the compensation and benefits that Mr. Aylward would have received under the Change-in-Control Agreement if his employment had been terminated involuntarily (other than for cause) or if Mr. Aylward had terminated employment for good reason in connection with a change in control as of December 29, 2023, the last business day of the year.

Payments and Benefits for Termination in Connection with a Change in Control ($)

Severance

Base Salary Component	$ 1,500,000

Annual Incentive Component	8,000,000

Other Compensation

Annual Incentive (1)	3,200,000

Acceleration of Unvested PSUs and Time-Vested RSUs (2)	9,324,200

Acceleration of Unvested Stock Options (3)	0

Incremental Qualified Company Match (4)	43,125

Tax Gross-Up (5)	0

Benefits

Health & Welfare (6)	23,839

Outplacement	9,895

Total Severance, Other Compensation, and Benefits	$ 22,101,059

(1)	Reflects the target annual incentive award for Mr. Aylward in 2023 under the Company’s annual incentive plan.
(2)

The value reported in this row is based on $241.76, the closing price of our Common Stock on December 29, 2023, multiplied by the number of unvested PSUs and RSUs held by Mr. Aylward on December 31, 2022.

(3)	As of December 31, 2023, Mr. Aylward held no unvested options.
(4)	Reflects the amount that the Company would have contributed, pursuant to the applicable Company matching formula, to the Company’s 401(k) Plan.
(5)

Reflects the value as of December 31, 2023. If any payment or benefit due and payable under the Change-in-Control Agreement causes any excise tax imposed by Code Section 4999 to become due and payable, the Company would pay Mr. Aylward a “gross-up” payment so that he is in the same after-tax position as he would have been had the excise tax not been payable. If, however, a limited reduction of severance payments would avoid the excise tax, then Mr. Aylward’s payment would be reduced in order to eliminate the need for a gross-up payment. The Company would reduce payments for this purpose only if the reduction would not exceed 10% of the amount of payments that could be received by Mr. Aylward without triggering the excise tax.

(6)	The amount in this row reflects the estimated Company cost of continuing to subsidize specified health and welfare benefits for 30 months.

2023 CEO Pay Ratio
As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and Regulation
S-K
of the Exchange Act, we are providing the following information about the relationship of the annual total compensation of our CEO and the median of the annual total compensation of our other employees for 2023 (our “CEO pay ratio”). Our CEO pay ratio information is a reasonable good faith estimate calculated in a manner consistent with Item 402(u) of Regulation
S-K.
The ratio of the annual total compensation of our CEO, calculated as described in our Summary Compensation Table, to the median of the annual total compensation of all employees for 2023 was 26.6 to 1. This ratio was based on the following:

•	The annual total compensation of our CEO, in accordance with SEC rules, included earlier in this Proxy Statement in the “Total” column for 2023 in the Summary Compensation Table, was $6,616,500.

•	The median of the annual total compensation of all employees (other than our CEO), determined in accordance with SEC rules, was $248,550.
Methodology for Determining Our Median Employee.
As there has been no significant change to our employee population or to our employee compensation arrangements in the past fiscal year that we reasonably believe would result in a significant change to our pay ratio disclosure, we elected to use the same median employee that was identified in 2022 to calculate the 2022 CEO pay ratio for the purpose of the 2023 CEO pay ratio. In accordance with SEC rules, we selected December 31, 2022 as the date on which to determine our median employee. As of that date we employed 772 employees. The median employee selected was based on our entire workforce, without regard to their location, compensation arrangements, or employment status (full-time versus part-time), and was the employee whose compensation was at the middle of the compensation of our employee population (excluding our CEO).
Median Employee Compensation.
For purposes of determining the median employee compensation, we used the annual total compensation value in accordance with the requirements of Item 402(c)(2)(x) of Regulation
S-K
as of December 31, 2023 as the compensation measure (including base salary, short- and long-term incentives, retirement plan contributions, and perquisites), the same methodology applied for the 2023 CEO’s annual total compensation.
Pay Versus Performance
In accordance with Item 402(v) of Regulation
S-K,
we are providing the following information regarding the relationship between compensation of our CEO or Principal Executive Officer (PEO) and our other named executive officers (NEOs) and certain financial performance measures of the Company for the fiscal years ended on December 31 of 2023, 2022, 2021, and 2020. For further information on the Company’s pay-for-performance
philosophy and how executive compensation aligns with our performance, refer to the
Compensation Discussion and Analysis
section of this proxy statement.

Pay Versus Performance Table
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Year	Summary Compensation Table Total for PEO (1)	Compensation Actually Paid to PEO (2)	Average Summary Compensation Table Total for non-PEO NEOs (1)	Average Compensation Actually Paid to non-PEO NEOs (2)	Value of initial fixed $100 Investment based on:		Net Income ($ in millions)	Earnings Per Share (EPS) - Diluted, as adjusted
					TSR (3)	Peer Group TSR (3)(4)
2023	$6,616,500	$8,956,197	$2,492,750	$2,376,310	$220.47	$143.59	$141.5	$21.93
2022	$6,515,250	($4,240,418)	$2,835,458	$1,094,131	$168.48	$118.80	$106.6	$25.74
2021	$8,614,966	$17,309,308	$3,002,445	$4,163,311	$253.35	$167.07	$262.8	$35.85
2020	$8,005,917	$22,858,118	$2,600,151	$5,277,068	$182.40	$121.30	$120.0	$16.21

(1)	NEOs included in these columns reflect the following:

Year	PEO	Non-PEO NEOs
2023	Mr. Aylward	Mr. Angerthal, Mr. Mandinach, Ms. Peña, and Mr. Smirl
2022	Mr. Aylward	Mr. Angerthal, Mr. Mandinach, Mr. Smirl, and Wendy J. Hills, Executive Vice President, Chief Legal Officer and General Counsel (retired)
2021	Mr. Aylward	Mr. Angerthal, Ms. Hills, Mr. Mandinach, and Mr. Smirl
2020	Mr. Aylward	Mr. Angerthal, Ms. Hills, Mr. Mandinach, and Francis. G. Waltman, Executive Vice President, Product Management (retired)

(2)
In accordance with Item 402(v) requirements, the fair values of unvested and outstanding equity awards were remeasured as of the end of each fiscal year, and as of each vesting date, during the years displayed in the tables below. For PSUs with a relative TSR metric, the fair values as of each measurement date (prior to the end of the performance period) were determined using a Monte Carlo simulation pricing model, with assumptions and methodologies that are generally consistent with those used to estimate fair value at grant under U.S. GAAP. For PSUs with a non-TSR
metric, fair values reflect the probable outcome of the performance vesting conditions as of each measurement date. For each fiscal year reflected, the “compensation actually paid” (“CAP”) to the PEO and the average CAP to the non-PEO
NEOs reflect the following adjustments made to the total compensation amounts reported in the Summary Compensation Table for each applicable fiscal year, computed in accordance with Item 402(v) of Regulation
S-K.

2023
Summary Compensation Table Total for PEO	$6,616,500
Less: Grant Date Fair Value of Equity Awards	($3,200,000)
Add: Year-end Fair Value of Equity Awards Granted in the Applicable Fiscal Year that are Outstanding and Unvested	$4,900,093
Add: Year-over-Year Change in Fair Value of Equity Awards Granted in Prior Fiscal Years that Vested in the Year	$1,251,044
Add: Year-over-Year Change in Fair Value of Outstanding and Unvested Equity Awards	($1,088,952)
Add: Value of Dividends on Stock Awards not Otherwise Reflected in Fair Value or Total Compensation	$477,512
Compensation Actually Paid to PEO	$8,956,197

2023
Average Summary Compensation Table Total for NEOs (other than PEO)	$2,492,750
Less: Grant Date Fair Value of Equity Awards	($665,000)
Add: Year-end Fair Value of Equity Awards Granted in the Applicable Year that are Outstanding and Unvested	$880,393
Add: Year-over-Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	$214,772
Add: Year-over-Year Change in Fair Value of Outstanding and Unvested Equity Awards	($167,044)
Less: Value of Awards Granted during Prior Fiscal Year that were Forfeited during current Fiscal Year, determined as of prior Fiscal Year end	($77,413)
Add: Value of Dividends on Stock Awards not Otherwise Reflected in Fair Value or Total Compensation	$71,781
Average Compensation Actually Paid to NEOs	$2,376,310

(3)
TSR is calculated based on a fixed investment of $100 measured from the market close on December 31, 2019 (the last trading day of fiscal 2019) through and including the end of the year for each year reported in the table.

(4)
Peer companies utilized for comparative financial results, as referenced in our
Compensation Discussion and Analysis
and as shown in Appendix C, are: Affiliated Managers Group, Inc., AllianceBernstein Holding L.P., Artisan Partners Asset Management Inc., BrightSphere Investment Group Inc., Cohen & Steers, Inc., Federated Hermes, Inc., Franklin Resources, Inc., Invesco Ltd., Janus Henderson Group plc, T. Rowe Price Group, Inc., and Victory Capital Management Inc.

Relationship of Principal Executive Officer and Average Named Executive Officers
(non-Principal
Executive Officer) CAP to Total Shareholder Return, Net Income and Earnings Per Share – Diluted, as Adjusted
Over the four-year period ending December 31, 2023, CAP to the PEO ranged from $22.9 million in 2020 to ($4.2) million in 2022, and, to the
Non-PEO
NEOs, ranged from $5.3 million in 2020 to $1.1 million in 2022, primarily reflecting changes in the Company’s absolute stock performance as well as annual cash incentive compensation. Over the four-year period, the Company’s cumulative TSR was strong on an absolute and relative basis, delivering a positive total return of 120.5% compared to the total return of 43.6% for the median of the Financial Peers.

In 2023, net income increased 33% to $141.5 million from the prior year while EPS – diluted, as adjusted, declined 15% to $21.93. The one-year
TSR on the Company’s stock was 30.9%, which was fourth best among the Financial Peers. CAP to the PEO increased to $9.0 million and average CAP to the other NEOs was $2.4 million, primarily reflecting the increase in the year-end
value of outstanding and unvested equity awards in 2023 compared with the prior year and the year-over-year change in the fair value of those outstanding and unvested equity awards.
Net income was $106.6 million and EPS – diluted, as adjusted, was $25.74 for 2022. The one-year
TSR on the Company’s stock was (33.5%). CAP to the PEO declined to ($4.2) million and average CAP to the other NEOs declined to $1.1 million, partially reflecting the impact from the decrease in both net income and EPS – diluted, as adjusted. The decrease from the prior year was primarily due to market depreciation of unvested stock unit awards, negative adjustments to the performance factors of unvested stock unit awards, and lower annual cash incentive compensation.
In 2021, net income increased 119% to $262.8 million and EPS – diluted, as adjusted, increased 121% to $35.85, reflecting strong financial performance of the Company. The TSR for the Company’s stock was 38.9% for the year. CAP to the PEO was $17.3 million and average CAP to the other NEOs was $4.2 million, primarily due to market appreciation of unvested stock unit awards and higher annual cash incentive compensation consistent with the Company’s pay-for-performance
approach.
In 2020, net income and EPS – diluted, as adjusted were $120.0 million and $16.21, respectively, reflecting solid financial performance of the Company. The total return on the Company’s stock was 82.4% for the year. CAP to the PEO was $22.9 million, and average CAP to the other NEOs was $5.3 million, primarily due to market appreciation of unvested restricted stock unit awards and positive performance factor adjustments in unvested restricted stock unit awards.
Most Important Measures in Determining Pay of the Company’s NEOs
The following unranked measures are the most important financial performance measures, as determined by the Company, that link compensation actually paid to our PEO and other NEOs to the Company’s performance.

Measures

Operating margin, as adjusted (1)

Growth in operating income, as adjusted, versus Financial Peers (2)

Diluted EPS, as adjusted (1)

Gross sales rate (3)

Relative investment performance (4)

Total net flow rate, versus Financial Peers (5)

Shareholder return, versus Financial Peers (6)

(1)	The referenced non-GAAP measures are described and reconciled to GAAP reported amounts in Appendix A to this Proxy Statement.
(2)	Annual growth in operating income, as adjusted.
(3)	Annual gross sales divided by beginning of year AUM.
(4)	As measured by percent of long-term AUM outperforming industry peers on a three-year basis.
(5)	Annualized net flows divided by beginning-of-period long-term AUM. One- and three-year periods relative to Financial Peers.
(6)	Three-year total shareholder returns relative to Financial Peers.

DIRECTOR COMPENSATION

Non-Employee Director Compensation Paid in 2023

We pay non-executive directors an annual retainer for their service on the Board, along with additional retainers reflecting committee service.

The compensation package:

•	Reflects the expertise and counsel that each director contributes and their commitment to the Board;

•	Aligns the interests of directors with those of our shareholders; and

•	Is competitive with the market.

Current Director Retainers

For 2023, the non-executive Chairman received an annual retainer of $350,000, and the other non-executive directors received an annual retainer of $200,000. For 2023, non-employee directors also received the following retainers for service on committees.

Committees	Chair Retainer ($)	Member Retainer ($)
Audit	25,000	15,000
Compensation	25,000	15,000
Governance	12,500	7,500

Retainers are paid 50% in cash and 50% in equity, to align with competitive market practices and assist the directors in acquiring ownership of our Common Stock. The cash portion is paid quarterly in advance. The equity portion is granted in Common Stock on the date of each Annual Meeting.

The CEO does not receive director compensation because he is compensated in his role as CEO.

Annual Competitive Review

The Compensation Committee annually reviews the compensation of non-employee directors and recommends any changes to the full Board for approval. In 2023, the Compensation Committee, based in part on a market-competitive review of non-employee director compensation conducted by Mercer, the Compensation Committee’s independent compensation consultant, recommended that no change to the structure of Board compensation occur in 2023.

Non-Employee Director Share Ownership Guidelines

Non-employee directors are subject to share ownership guidelines to reinforce the alignment of directors’ interests with shareholders’ interests and to reflect competitive practices. Each director must meet share ownership guidelines in the amount of four times the annual cash retainer paid to the director. There is no set time period for directors to meet the ownership level, but each director is expected to retain the entire portion of his or her annual retainer that is paid in stock, less shares sold to pay associated tax obligations, to meet the guidelines. All non-employee directors subject to the guidelines are currently in compliance with this requirement except for Mr. Morris, who was appointed to the Board effective March 2021 and accordingly is expected to retain his annual retainer paid in stock until the required ownership level is met.

Director Compensation

The table below shows the value of all compensation paid to non-employee directors in 2023.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)

Peter L. Bain	107,500	107,481	214,981

Susan S. Fleming	113,750	113,730	227,480

Paul G. Greig	112,500	112,480	224,980

Timothy A. Holt	186,250	186,217	372,467

Melody L. Jones	116,250	116,230	232,480

W. Howard Morris	107,500	107,481	214,981

Stephen T. Zarrilli	107,500	107,481	214,981

(1)

Each then-serving director receiving compensation was awarded shares of Common Stock on May 17, 2023. The full grant date fair value of each such award computed in accordance with FASB ASC Topic 718 is reflected in the table above. Additional information concerning the Company’s accounting for its equity awards is included in Note 16 of the Notes to Consolidated Financial Statements in our 2023 Form 10-K.

OTHER MATTERS

As of the date of this Proxy Statement, all matters we know of to be presented at the Annual Meeting are described in this Proxy Statement. Should other matters properly come before the meeting, it is the intention of the persons named in the accompanying proxy card to vote said proxy in their discretion.

ADDITIONAL INFORMATION

Shareholders may obtain a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, including accompanying financial statements and schedules, without charge, by visiting the Company’s website at www.virtus.com or by writing to Investor Relations at the Company’s principal executive offices, Virtus Investment Partners, Inc., One Financial Plaza, Hartford, CT 06103. Upon written request to the Company, at the address of the Company’s principal executive offices, the exhibits set forth in the exhibit index of the Company’s Annual Report on Form 10-K will be made available at a reasonable charge (which will be limited to our reasonable expenses in furnishing such exhibits).

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on Wednesday, May 15, 2024. The Proxy Statement and the Annual Report, and any amendments to the foregoing materials that are required to be furnished to shareholders, are available for you to review online at www.proxyvote.com. To view these materials please have your 16-Digit Control Number available that appears on your Notice of Internet Availability of Proxy Materials or proxy card.

Appendix A

Non-GAAP Information and Reconciliations

(Dollars in thousands except per share data)

The following are reconciliations and related notes of the most comparable U.S. GAAP measure to each non-GAAP measure.

Non-GAAP financial information differs from financial information determined in accordance with U.S. GAAP as a result of the reclassification of certain income statement items, as well as the exclusion of certain expenses and other items that are not reflective of the earnings generated from providing investment management and related services. Non-GAAP financial information has material limitations and should not be viewed in isolation or as a substitute for U.S. GAAP measures.

Reconciliation of Total Revenues, GAAP to Total Revenues, as Adjusted:

	Twelve Months Ended
	12/31/2023	12/31/2022	12/31/2021
Total revenues, GAAP	$845,268	$886,379	$979,234
Consolidated investment products revenues (1)	9,824	9,162	9,685
Distribution and other asset-based fees (2)	(96,802)	(112,612)	(141,039)

Total revenues, as adjusted	$758,290	$782,929	$847,880

Reconciliation of Total Operating Expenses, GAAP to Operating Expenses, as Adjusted:

	Twelve Months Ended
	12/31/2023	12/31/2022	12/31/2021
Total operating expenses, GAAP	$693,784	$688,919	$653,746
Consolidated investment products expenses (1)	(4,224)	(4,408)	(3,562)
Distribution and other asset-based expenses (3)	(96,802)	(112,612)	(141,039)
Amortization of intangible assets (4)	(61,027)	(58,504)	(44,481)
Restructuring expense (5)	(824)	(4,015)	—
Deferred compensation and related investments (6)	(1,966)	—	—
Acquisition and integration expenses (7)	(10,193)	(16,603)	(22,039)
Other (8)	(210)	1,001	(2,578)

Total operating expenses, as adjusted	$518,538	$493,778	$440,047

Reconciliation of Operating Income, GAAP to Operating Income, as Adjusted:

	Twelve Months Ended
	12/31/2023	12/31/2022	12/31/2021
Operating income, GAAP	$151,484	$197,460	$325,488
Consolidated investment products operating income (1)	14,048	13,570	13,247
Amortization of intangible assets (4)	61,027	58,504	44,481
Restructuring expense (5)	824	4,015	—
Deferred compensation and related investments (6)	1,966	—	—
Acquisition and integration expenses, net of tax (7)	10,193	16,603	22,039
Other (8)	210	(1,001)	2,578

Operating income, as adjusted	$239,752	$289,151	$407,833

Operating margin, GAAP	17.9%	22.3%	33.2%
Operating margin, as adjusted	31.6%	36.9%	48.1%

Reconciliation of Net Income Attributable to Common Stockholders, GAAP to Net Income Attributable to Common Stockholders, as Adjusted:

	Twelve Months Ended
	12/31/2023	12/31/2022	12/31/2021
Net income attributable to Virtus Investment Partners, Inc., GAAP	$130,621	$117,541	$208,131
Amortization of intangible assets, net of tax (4)	41,829	39,764	29,660
Restructuring expense, net of tax (4)	599	2,933	—
Seed capital and CLO investments, net of tax (5)	(16,842)	39,662	(8,096)
Deferred compensation and related investments (6)	(1,097)	—	—
Acquisition and integration expenses, net of tax (7)	7,401	12,089	16,126
Other, net of tax (8)	(744)	(16,827)	41,103

Net income attributable to Virtus Investment Partners, Inc., as adjusted	$161,767	$195,162	$286,924

Weighted Average Shares Outstanding—Diluted	7,375	7,582	8,003
Weighted Average Shares Outstanding—Diluted, as adjustedA	7,375	7,582	8,003
Earnings Per Share—Diluted, GAAP	$17.71	$15.50	$26.01
Earnings Per Share—Diluted, as adjusted	$21.93	$25.74	$35.85

A	Reflects dilutive impact to shares in all periods; differs from GAAP basis in periods of a GAAP earnings loss, if any

Notes to Reconciliations:

Reclassifications:

1.

Consolidated investment products - Revenues and expenses generated by operating activities of mutual funds and CLOs that are consolidated in the financial statements. Management believes that excluding these operating activities to reflect net revenues and expenses of the company prior to the consolidation of these products is consistent with the approach of reflecting its operating results from managing third-party client assets.

Other Adjustments:

Revenue Related

2.

Investment management/Distribution and service fees - Each of these revenue line items is reduced to exclude fees passed through to third-party client intermediaries who own the retail client relationship and are responsible for distributing company sponsored investment products and servicing the client.

The amount of fees fluctuates each period, based on a predetermined percentage of the value of assets under management, and varies based on the type of investment product. The specific adjustments are as follows:

Investment management fees - Based on specific agreements, the portion of investment management fees passed-through to third-party intermediaries for services to investors in sponsored investment products.

Distribution and service fees - Based on distinct arrangements, fees collected by the company then passed-through to third-party client intermediaries for services to investors in sponsored investment products. The adjustment represents all of the company’s distribution and service fees that are recorded as a separate line item on the condensed consolidated statements of operations.

Management believes that making these adjustments aids in comparing the company’s operating results with other asset management firms that do not utilize third-party client intermediaries.

Expense Related

3.

Distribution and other asset-based expenses - Primarily payments to third-party client intermediaries for providing services to investors in sponsored investment products. Management believes that making this adjustment aids in comparing the company’s operating results with other asset management firms that do not utilize third-party client intermediaries.

4.

Amortization of intangible assets - Non-cash amortization expense or impairment expense, if any, attributable to acquisition-related intangible assets, including any portion that is allocated to noncontrolling interests. Management believes that making this adjustment aids in comparing the company’s operating results with other asset management firms that have not engaged in acquisitions.

5.

Restructuring expense - Certain non-recurring expenses associated with restructuring the business, including lease abandonment-related expenses and severance costs associated with staff reductions that are not reflective of ongoing earnings generation of the business. Management believes that making this adjustment aids in comparing the company’s operating results with prior periods.

6.

Deferred compensation and related investments - Compensation expense, gains and losses (realized and unrealized), and interest and dividend income related to market performance of deferred compensation and related balance sheet investments. Market performance of deferred compensation plans and related investments can vary significantly from period to period. Management believes that making this adjustment aids in comparing the Company’s operating results with prior periods.

7.

Acquisition and integration expenses - Expenses that are directly related to acquisition and integration activities. Acquisition expenses include certain transaction related employment expenses, transaction closing costs, change in fair value of contingent consideration, certain professional fees, and financing fees. Integration expenses include costs incurred that are directly attributable to combining businesses, including compensation, restructuring and severance charges, professional fees, consulting fees, and other expenses. Management believes that making these adjustments aids in comparing the company’s operating results with other asset management firms that have not engaged in acquisitions.

Components of Acquisition and Integration Expenses for the respective periods are shown below:

	Twelve Months Ended
	12/31/2023	12/31/2022	12/31/2021
Acquisition and Integration Expenses
Employment expenses	$12,585	$4,542	$1,065
Other operating expenses	3,118	4,041	8,574
Change in fair value of contingent consideration	(5,510)	8,020	12,400

Total Acquisition and Integration Expenses	$10,193	$16,603	$22,039

8.

Other - Certain expenses that are not reflective of the ongoing earnings generation of the business. Employment expenses and noncontrolling interests are adjusted for fair value measurements of affiliate minority interests. Other operating expenses are adjusted for non-capitalized debt issuance costs. Interest expense is adjusted to remove gains on early extinguishment of debt and the write-off of previously capitalized costs associated with the modification of debt. Income tax expense (benefit) items are adjusted for uncertain tax positions, changes in tax law, valuation allowances, and other unusual or infrequent items not related to current operating results to reflect a normalized effective rate. Management believes that making these adjustments aids in comparing the company’s operating results with prior periods.

Components of Other for the respective periods are shown below:

	Twelve Months Ended
	12/31/2023	12/31/2022	12/31/2021
Other
Non-capitalized debt issuance costs	$—	$—	$813
Employment expense fair value adjustments	210	(1,001)	1,765
(Gain)/loss on extinguishment of debt	—	—	180
Tax impact of adjustments	(53)	272	(733)
Other discrete tax adjustments	(2,585)	92	(4,116)
Affiliate minority interest fair value adjustments	1,684	(16,190)	43,194

Total Other	$(744)	$(16,827)	$41,103

Seed Capital and CLO Related

9.

Seed capital and CLO investments (gains) losses - Gains and losses (realized and unrealized) of seed capital and CLO investments. Gains and losses (realized and unrealized) generated by investments in seed capital and CLO investments can vary significantly from period to period and do not reflect the company’s operating results from providing investment management and related services. Management believes that making this adjustment aids in comparing the company’s operating results with prior periods and with other asset management firms that do not have meaningful seed capital and CLO investments.

Definitions:

Revenues, as adjusted, comprise the fee revenues paid by clients for investment management and related services. Revenues, as adjusted, for purposes of calculating net income attributable to Virtus Investment Partners, Inc., as adjusted, differ from U.S. GAAP, namely in excluding the impact of operating activities of consolidated investment products and reduced to exclude fees passed through to third-party client intermediaries who own the retail client relationship and are responsible for distributing the product and servicing the client.

Operating expenses, as adjusted, is calculated to reflect expenses from ongoing continuing operations. Operating expenses, as adjusted, for purposes of calculating net income attributable to Virtus Investment Partners, Inc., as adjusted, differ from U.S. GAAP expenses in that they exclude amortization or impairment, if any, of intangible assets, restructuring and severance, the effect of consolidated investment products, acquisition and integration-related expenses and certain other expenses that do not reflect the ongoing earnings generation of the business.

Operating margin, as adjusted, is a metric used to evaluate efficiency represented by operating income, as adjusted, divided by revenues, as adjusted.

Earnings (loss) per share, as adjusted, represent net income (loss) attributable to Virtus Investment Partners, Inc., as adjusted, divided by weighted average shares outstanding, as adjusted, on either a basic or diluted basis.

Appendix B

Additional Information Regarding Mutual Fund Investment Performance

Additional information on Virtus Funds rated by Morningstar for the period ending December 31, 2023:

Description	Overall	3 yr.	5 yr.	10 yr.
Number of 3/4/5 Star Funds	63	46	57	55
Percentage of Assets	90%	63%	85%	89%
Number of 4/5 Star Funds	38	23	33	35
Percentage of Assets	70%	32%	59%	75%
Total Funds	77	77	74	67

Data quoted represents past performance. Past performance does not guarantee future results. Current performance may be lower or higher than the performance data quoted. Investing involves risk, including the possible loss of principal. The value of your investment will fluctuate over time and you may gain or lose money.

Morningstar Ratings:

The Morningstar RatingTM for funds, or “star rating,” is calculated for managed products (including mutual funds, variable annuity and variable life subaccounts, exchange-traded funds, closed-end funds, and separate accounts) with at least a three-year history. Exchange-traded funds and open-ended mutual funds are considered a single population for comparative purposes. It is calculated based on a Morningstar Risk-Adjusted Return measure that accounts for variation in a managed product’s monthly excess performance, placing more emphasis on downward variations and rewarding consistent performance. The top 10% of products in each product category receive 5 stars, the next 22.5% receive 4 stars, the next 35% receive 3 stars, the next 22.5% receive 2 stars, and the bottom 10% receive 1 star. The Overall Morningstar Rating for a managed product is derived from a weighted average of the performance figures associated with its three-, five-, and 10-year (if applicable) Morningstar Rating metrics. The weights are: 100% three-year rating for 36-59 months of total returns, 60% five-year rating/40% three-year rating for 60-119 months of total returns, and 50% 10-year rating/30% five-year rating/20% three-year rating for 120 or more months of total returns. While the 10-year overall star rating formula seems to give the most weight to the 10-year period, the most recent three-year period actually has the greatest impact because it is included in all three rating periods. Ratings do not take into account the effects of sales charges and loads.

© 2024 Morningstar, Inc. All rights reserved. The information contained herein: (1) is proprietary to Morningstar and/or its content providers; (2) may not be copied or distributed; and (3) is not warranted to be accurate, complete, or timely. Neither Morningstar nor its content providers are responsible for any damages or losses arising from any use of this information. Past performance is no guarantee of future results.

Strong ratings are not indicative of positive fund performance. Absolute performance for some funds was negative. For complete investment performance, please visit www.virtus.com.

Please carefully consider a fund’s investment objectives, risks, charges, and expenses before investing. For this and other information about the Virtus Mutual Funds, call 1-800-243-4361 or visit www.virtus.com for a prospectus. Read it carefully before you invest or send money.

Virtus Mutual Funds are distributed by VP Distributors, LLC, member FINRA and subsidiary of Virtus Investment Partners, Inc.

B-1

Appendix C

Peer Companies Utilized for Comparative Financial Results

Affiliated Managers Group, Inc., AllianceBernstein Holding L.P., Artisan Partners Asset Management Inc., BrightSphere Investment Group Inc., Cohen & Steers, Inc., Federated Hermes, Inc., Franklin Resources, Inc., Invesco Ltd., Janus Henderson Group plc, T. Rowe Price Group, Inc., and Victory Capital Holdings, Inc.

C-1

Appendix D

AMENDED AND RESTATED

VIRTUS INVESTMENT PARTNERS, INC.

OMNIBUS INCENTIVE AND EQUITY PLAN

Effective as of January 1, 2014

Amended through May 15, 2024

AMENDED AND RESTATED

VIRTUS INVESTMENT PARTNERS, INC.

OMNIBUS INCENTIVE AND EQUITY PLAN

SECTION 1

PURPOSE

The purpose of the Plan is to foster and promote the long-term financial success of the Company and to materially increase shareholder value by (a) providing flexibility to the Company to implement annual and long term incentives that are consistent with the Company’s goals, (b) encouraging and providing for the acquisition of an ownership interest in the Company by Employees, and (c) enabling the Company to attract and retain the services of high quality Employees, Directors and Consultants upon whose judgment, interest and special effort the successful conduct of its operations is largely dependent.

SECTION 2

DEFINITIONS

2.1 Definitions. Whenever used herein, the following terms shall have the respective meanings set forth below:

(a) “Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor thereto, and the applicable rulings and regulations thereunder.

(b) “Adjustment Event” means any stock dividend, stock split or share combination of, or extraordinary cash dividend on, the Common Stock or recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Common Stock at a price substantially below Fair Market Value, or other similar event affecting the Common Stock.

(c) “Annual Incentive Award” means an Award made pursuant to Section 9 with a Performance Cycle of one year or less.

(d) “Award” means any award made pursuant to the Plan, including but not limited to the award of an Annual Incentive Award, a Long-Term Incentive Award, an Option, a Stock Appreciation Right, a Restricted Stock Unit, Restricted Stock, or other award under the Plan.

(e) “Award Agreement” means the electronic or written document by which each Award is evidenced, and which may, but need not be (as determined by the Committee), executed or acknowledged by a Participant as a condition to receiving an Award or the benefits under an Award, and which sets forth the terms and provisions applicable to Awards granted under the Plan to such Participant. Award Agreements shall be subject to the terms and conditions of the Plan, whether or not explicitly provided in the particular Award Agreement.

(f) “Beneficial Owner” means any “person”, as such term is used in Section 13(d) of the Act, who, directly or indirectly, has or shares the right to vote or dispose of such securities or otherwise has “beneficial ownership” of such securities (within the meaning of Rule 13d-3 and Rule 13d-5 under the Act), including pursuant to any agreement, arrangement or understanding (whether or not in writing).

(g) “Board” or “Board of Directors” means the Board of Directors of the Company.

(h) “Cause” means:

(i) the willful failure by the Participant to perform substantially his duties as an Employee (other than due to physical or mental illness) after reasonable notice to the Participant of such failure;

(ii) the Participant’s engaging in serious misconduct that is injurious to the Company or any Subsidiary in any way, including, but not limited to, by the way of damage to their respective reputations or standings in their respective industries;

(iii) the Participant’s having been convicted of, or having entered a plea of nolo contendere to, a crime that constitutes a felony; or

(iv) the breach by the Participant of any written covenant or agreement with the Company or any Subsidiary not to disclose or misuse any information pertaining to, or misuse any property of, the Company or any Subsidiary or not to compete or interfere with the Company or any Subsidiary.

“Cause” shall be determined in the sole discretion of the Company.

(i) “Change in Control” means the first occurrence of:

(i) any person (other than the Company or an employee benefit plan sponsored by the Company) acquiring “beneficial ownership” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), directly or indirectly, securities of the Company representing 25% or more of the combined voting power of the Company’s securities;

(ii) within any 24-month period, the persons who were directors of the Company at the beginning of such period (the “Incumbent Directors”) ceasing to constitute at least a majority of the Board of Directors (the “Board”) or the board of directors of any successor to the Company; provided that any director elected or nominated for election to the Board by a majority of the Incumbent Directors then still in office shall be deemed to be an Incumbent Director for purposes of this sub-clause 2.1(i)(ii);

(iii) the effective date of any merger, consolidation, share exchange, division, sale or other disposition of all or substantially all of the assets of the Company which is consummated (a “Corporate Event”), if immediately following the consummation of such Corporate Event those Persons who were stockholders of the Company immediately prior to such Corporate Event do not hold, directly or indirectly, a majority of the voting power, in substantially the same proportion as prior to such Corporate Event, of (x) in the case of a merger or consolidation, the surviving or resulting corporation or (y) in the case of a division or a sale or other disposition of assets, each surviving, resulting or acquiring corporation which, immediately following the relevant Corporate Event, holds more than 25% of the consolidated assets of the Company immediately prior to such Corporate Event; or

(iv) the approval by stockholders of the Company of a plan of liquidation with respect to the Company; or

Notwithstanding anything herein to the contrary, for purposes of any Award that constitutes nonqualified deferred compensation under Section 409A of the Code, the Committee, in its discretion may specify a different definition of Change in Control in order to comply with or cause an Award to be exempt from the provisions of Code section 409A.

(j) “Change in Control Settlement Value” shall mean, with respect to a share of Common Stock, the excess of the Change in Control Stock Value over the option price of the Option or the base price of the Stock Appreciation Right covering such share of Common Stock, provided that, (i) with respect to any Option which is an Incentive Stock Option, the Change in Control Settlement Value shall not exceed the maximum amount permitted for such Option to continue to qualify as an Incentive Stock Option and (ii) in respect of that portion, if any, of any Option or Stock Appreciation Right that had not become exercisable on or before December 31, 2004, the Change in Control Settlement Value shall not exceed the maximum amount permitted for such Option or Stock Appreciation Right to remain exempt from Section 409A of the Code.

(k) “Change in Control Stock Value” shall mean the value of a share of Common Stock determined as follows:

(i) if the Change in Control results from an event described in clause (iii) of the Change in Control definition, the highest per share price paid for shares of Common Stock of the Company in the transaction resulting in the Change in Control; or

(ii) if the Change in Control results from an event described in clause (i), (ii) (iv) or (v) of the Change in Control definition and no event described in clause (iii) of the Change in Control definition has occurred in connection with such Change in Control, the highest sale price of a share of Common Stock of the Company on any trading day during the 60 consecutive trading days immediately preceding and following the date of such Change in Control as reported on the New York Stock Exchange Composite Tape, or other national securities exchange or nationally recognized automated quotation system, on which the Common Stock is then principally traded or listed.

(l) “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto, and the applicable rulings and regulations thereunder.

(m) “Committee” means the Compensation Committee of the Board (or such other committee of the Board that the Board shall designate), which shall consist of two or more members, each of whom, serving at the pleasure of the Board, shall be a “non-employee director” within the meaning of Rule 16b-3 (or any successor rule thereto), as promulgated under the Act, and an “outside director” within the meaning of Section 162(m) of the Code and the Treasury regulations, rules and guidance promulgated thereunder. Notwithstanding the foregoing, with respect to Awards granted to non-employee Directors, the Committee shall mean the entire Board.

(n) “Common Stock” means the common stock of the Company.

(o) “Company” means Virtus Investment Partners, Inc., a Delaware corporation, and any successor thereto.

(p) “Consultant” means a person engaged to provide consulting or advisory services (other than as an Employee or a Director) to the Company or its Subsidiaries.

(q) “Director” means any individual who is a member of the Board of Directors.

(r) “Disability” has the meaning given in the Company’s long-term disability insurance policy or program as in effect from time to time; provided that a Participant shall not be treated as having incurred a Disability unless he or she qualifies for disability benefits under such policy or program.

(s) “Dividend Equivalents” means an amount equal to the cash dividends paid by the Company upon one share of Common Stock for each share of Common Stock represented by an Award to a Participant in accordance with the Plan, credited at the discretion of the Committee or as otherwise provided for by the Plan or in an Award Agreement.

(t-1) “Early Retirement” means termination of a Participant’s employment or service on or after the Participant attains age 60 with 10 years of credited service with the Company and its Subsidiaries. For this purpose, “credited service” means credited service as an employee or service as a director of the Company as determined and measured by the Company for service credit purposes.

(t) “Employee” means an individual who is paid on the payroll of the Company or one of its Subsidiaries (as determined by the Committee in its sole discretion); provided, however, that with respect to Incentive Stock Options, “Employee” means any person who is considered an employee of the Company or any Subsidiary for purposes of Treasury Regulation Section 1.421-1(h).

(u) “Executive Officer” means each person who is an officer of the Company or any Subsidiary and who is subject to the reporting requirements under Section 16(a) of the Act.

(v) “Fair Market Value” means, on any date: (i) the closing price reported for such day on the principal national securities exchange or nationally recognized automated quotation system on which the Common Stock is then listed for trading or in the event that there are no Common Stock transactions reported on such exchange or system on such date, Fair Market Value shall mean the closing price on the immediately preceding date on which Common Stock transactions were so reported; (ii) if the Common Stock is then principally listed in an over-the-counter market, the last sales price (or, if there is no last sales price reported, the average of the closing bid and asked prices) for the Common Stock on such date, or on the immediately preceding date on which Common Stock transactions were so reported; or (iii) if the Common Stock is not listed on such an exchange, system or market, the price as determined in good faith by the Committee.

(w) “Family Member” means as to a Participant, any (i) child, stepchild, grandchild, parent, stepparent, grandparent, spouse, mother-in-law, father-in-law, son-in-law or daughter-in-law (including adoptive relationships), of such Participant, (ii) trusts for the exclusive benefit of one or more such persons and/or the Participant and (iii) other entity owned solely by one or more such persons and/or the Participant.

(x) “Long-Term Incentive Award” means an Award made pursuant to Section 9 with a Performance Cycle or a combined Performance Cycle and Restricted Period of more than one year.

(y) “Net-Exercise” means a procedure based on such terms and conditions as the Committee shall establish by which the Participant will be issued a number of whole shares of Common Stock upon the exercise of an Option determined in accordance with the following formula:

N = X(A-B)/A, where

“N” = the number of shares of Common Stock to be issued to the Participant upon exercise of the Option;

“X” = the total number of shares of Common Stock with respect to which the Participant has elected to exercise the Option;

“A” = the Fair Market Value of one (1) share of Common Stock determined on the exercise date; and

“B” = the exercise price per share of Common Stock (as defined in the Participant’s Award Agreement)

(z) “Option” means the right to purchase shares of Common Stock at a stated price for a specified period of time. For purposes of the Plan, an Option may be either (i) an “Incentive Stock Option” with the meaning of Section 422 of the Code or (ii) an Option which is not an Incentive Stock Option (a “Non-Qualified Stock Option”).

(aa) “Participant” means any Employee, any non-employee Director of the Company, or Consultant designated by the Committee to receive an Award under the Plan, provided that non-employee Directors and Consultants shall not be eligible for Incentive Stock Options.

(bb) “Performance Cycle” means the period selected by the Committee during which the performance of the Company or any Subsidiary or unit thereof or any individual is measured for the purpose of determining the extent to which an Award subject to Performance Goals has been earned.

(cc) “Performance Goals” means the objectives that may be established by the Committee, in its discretion, for a Performance Cycle with respect to any performance based Awards contingently awarded under the Plan. The Performance Goals for Awards that are intended to constitute “performance-based” compensation, within the meaning of Section 162(m) of the Code are designated by the Committee and are based upon one or more performance goal measures relating to; our assets under management (or AUM), including diversification of AUM across asset classes, geographies, clients and channels, and portfolio manager; sales metrics, including gross inflows, net flows, redemption rates, market share, diversification across asset classes, geographies, clients and channels; financial metrics, calculated on a GAAP or as adjusted basis, including measures relating to revenue, income, cash flows, earnings, margins on an absolute or per share basis; equity performance, including shareholder returns; investment performance, including investment performance by account or weighted by AUM, investment performance ratings as measured by third parties, and risk adjusted investment performance; balance sheet, capital and return measures, including return of capital, return on equity, return on capital or invested capital, working capital, payout level, shares repurchased and economic value created; strategic performance, including customer service measures or indices, success of new product launches, business expansion or consolidation, diversified business distribution channels, enhancement of organizational and risk management capabilities and maintaining or building reputation of brand, brand image and name awareness. The targeted level of performance with respect to Performance Goals may be established at levels and in such terms as the Committee may determine, in its discretion, including absolute entity performance, as relative to performance in prior periods or to Company specified plans, or relative to the performance of one or more third parties or a special index or benchmark, or other external measure, or as a ratio of one metric to another. The Committee may specify that any Performance Goals will be calculated before or after specific or identified items such as extraordinary or nonrecurring, special income, expense or other items, before or after changes in accounting principles or standards, before or after capital charges, before or after revenues, operations, earnings or losses of discontinued operations or acquisitions, or before or after awards under the Plan or other incentive compensation.

(dd) “Plan” means the Virtus Investment Partners, Inc. Omnibus Incentive and Equity Plan, as set forth herein and as the same may be amended from time to time.

(ee) “Restricted Period” means the period during which Restricted Stock Units or shares of Restricted Stock are subject to forfeiture or restrictions on transfer (if applicable) pursuant to Section 8 of the Plan.

(ff) “Restricted Stock” means Common Stock awarded to a Participant pursuant to the Plan which is subject to a Restricted Period in accordance with Section 8 of the Plan.

(gg) “Restricted Stock Unit” means a Participant’s right to receive pursuant to the Plan one share of Common Stock at the end of a Restricted Period in accordance with Section 8 of the Plan.

(hh) “Retirement” means termination of a Participant’s employment or service on or after the Participant attains age 65 with 5 years of credited service with the Company and its Subsidiaries. For this purpose, “credited service” means credited service as an employee or service as a director of the Company as determined and measured by the Company for service credit purposes.

(ii) “Securities Act” means the Securities Act of 1933, as amended from time to time, or any successor thereto, and the applicable rulings and regulations thereunder.

(jj) “Stock Appreciation Right” means the right to receive a payment from the Company, in cash or Common Stock, in an amount determined under Section 7 of the Plan.

(kk) “Subsidiary” means any corporation, partnership or limited liability company in which the Company owns, directly or indirectly, 50% or more of the total combined voting power of all classes of stock of such corporation or of the capital interest or profits interest of such partnership or limited liability company.

2.2 Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, words in the masculine gender used in the Plan shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.

SECTION 3

ELIGIBILITY AND PARTICIPATION

Participants in the Plan shall be those Employees, non-employee Directors, and Consultants selected by the Committee to participate in the Plan.

SECTION 4

ADMINISTRATION

4.1 Power to Grant and Establish Terms of Awards. The Committee shall have the authority, subject to the terms of the Plan, to determine the Participants to whom Awards shall be granted, the Fair Market Value of shares of Common Stock or other property, and the terms, conditions and restrictions of any and all Awards, including but not limited to the number of shares of Common Stock to be covered by each Award, the time or times at which Awards shall be granted, and the terms and provisions of the instruments by which Awards shall be evidenced; to designate Options as Incentive Stock Options or Non-Qualified Stock Options; to determine the period of time during which restrictions on Restricted Stock or Restricted Stock Units shall remain in effect; to establish and administer any Performance Goals applicable to Awards granted hereunder, as well as to determine the terms and conditions of any Annual Incentive and Long-Term Incentive Awards; to determine the method(s) for satisfaction of any tax withholding obligation arising in connection with Awards, including by the withholding or delivery of shares of Common Stock; to determine whether an Award will be settled in shares of Common Stock, cash, or in any combination thereof; and to determine all other matters relating to Awards and the Plan. The terms and conditions of each Award shall be determined by the Committee at the time of grant, and, except as provided in the Plan or any Award Agreement, such terms and conditions shall not be subsequently changed in a manner which would be adverse to the Participant without the consent of the Participant to whom such Award has been granted. The Committee may establish different terms and conditions for different Participants receiving Awards and for the same Participant for each Award such Participant may receive, whether or not granted at different times. The grant of any Award to any Participant shall neither entitle such Participant to, nor disqualify him from, the grant of any other Awards.

4.2 Administration. The Committee shall be responsible for the administration of the Plan. Any Award granted by the Committee may be subject to such conditions, not inconsistent with the terms of the Plan, as the Committee shall determine. The Committee, by majority action thereof, is authorized to prescribe, amend and rescind rules and regulations relating to the Plan, any Award Agreement or any other form of agreement or other document employed by the Company in the administration of the Plan or of any Award; to provide for conditions deemed necessary or advisable to protect the interests of the Company; to interpret the Plan, any Award Agreement or any other form of agreement or other document employed by the Company in the administration of the Plan or of any Award; and to make all other determinations necessary or advisable for the administration and interpretation of the Plan, any Award Agreement or any other form of agreement or other document employed by the Company in the administration of the Plan or of any Award, to carry out its provisions and purposes. Determinations, interpretations or other actions made or taken by the Committee pursuant to the provisions of the Plan, any Award Agreement or any other form of agreement or other document employed by the Company in the administration of the Plan or of any Award, shall be final, binding and conclusive for all purposes and upon all persons. The Committee is authorized to correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award Agreement and to make all other determinations and take such other actions with respect to the Plan or any Award as the Committee may deem advisable to the extent not inconsistent with the provisions of the Plan or applicable law. The Committee and each member thereof, and any person acting pursuant to authority delegated by the Committee, shall be entitled, in good faith, to rely or act upon any report or other information furnished by any Executive Officer, other officer or Employee of the Company or a Subsidiary or affiliate, the Company’s auditors, consultants, legal counsel, or any other agents assisting in the administration of the Plan. Members of the Committee, any person acting pursuant to authority delegated by the Committee, and any officer or Employee of the Company or a Subsidiary or affiliate acting at the direction or on behalf of the Committee or a delegatee, shall not be personally liable for any action or determination taken or made or omitted in good faith with respect to the Plan.

4.3 Delegation. Actions of the Committee may be taken by the vote of a majority of its members. To the extent not inconsistent with applicable law and the applicable rules and regulations of the New York Stock Exchange and any other national securities exchange or nationally recognized automated quotation system on which shares of Common Stock are then principally listed or traded, (a) the Committee may delegate any of its powers under the Plan to a subcommittee of the Committee or to one of its members, (b) the Committee may allocate among its members or to one or more officers or Employees of the Company any of its administrative responsibilities and (c) notwithstanding anything to the contrary contained herein, the Committee may delegate the determination of Awards granted to Employees who are not Executive Officers to one or more officers of the Company, as designated by the Committee from time to time.

4.4 Restrictive Covenants and Other Conditions. The Committee may condition the grant of any Award under the Plan upon the Participant to whom such Award would be granted agreeing in writing to certain conditions in addition to the provisions regarding exercisability of, the vesting or payment of any Award (such as restrictions on the ability to transfer the underlying shares of Common Stock) or covenants in favor of the Company and/or its Subsidiaries (including, without limitation, covenants not to compete, not to solicit employees and customers that may have effect following the termination of the Participant’s employment and, whether before or after the Award has been exercised or has vested, as applicable, including, without limitation, the requirement that the Participant disgorge any profit, gain or other benefit received in respect of the Award prior to any breach of any such covenant by the Participant).

4.5 409A Compliance. The Plan is intended to be administered in a manner consistent with the requirements, where applicable, of Section 409A of the Code. Where reasonably possible and practicable, the Plan shall be administered in a manner to avoid the imposition on Participants of immediate tax recognition and additional taxes pursuant to Section 409A of the Code. To that end, and without limiting the generality of the foregoing, unless otherwise expressly provided herein or in any Award Agreement, any amount payable or shares distributable hereunder in connection with any Award (including upon the satisfaction of any applicable performance criteria) shall be paid not later than two and one-half months (or such other time as is required to cause such amounts not to be treated as deferred compensation under Section 409A of the Code) following the end of the taxable year of the Company or the Participant in which the Participant’s rights with respect to the corresponding Award (or portion thereof) ceased to be subject to a substantial risk of forfeiture. Notwithstanding the foregoing, neither the Company nor the Committee shall have any liability to any person in the event Section 409A of the Code applies to any such Award in a manner that results in adverse tax consequences for the Participant or any of his beneficiaries or transferees.

4.6 Clawback. Notwithstanding anything in this Plan to the contrary, each Award to a Participant is expressly subject to the provisions in this Section 4.6, unless otherwise expressly provided in the Award Agreement. The Company may enforce any forfeiture determined by the Committee to be appropriate under this Section 4.6 by all legal means available, including, without limitation, by withholding the value of the amount required to be returned to the Company and forfeited hereunder from other sums owed by the Company to the Participant.

(a) In the case of, and to the extent that, an Award will vest or be earned subject to the attainment of Performance Goals or targets, including, without limitation, Annual Incentive Awards and Long-Term Incentive Awards, in the event and to the extent that the Committee determines within three years of the date on which the Committee confirms or otherwise finally determines satisfaction of the applicable Performance Goals or targets (or such later date as determined by the Committee and set forth in the Award Agreement or otherwise specified by the Committee) that the performance certified by the Committee, on the basis of which such Award vested or was determined to be earned, was based on materially inaccurate financial statements or other performance measure information, then following the Committee’s review of the facts and circumstances underlying such event, a Participant shall return to the Company and forfeit, to the extent permitted by applicable law, that portion (which may be all) of his or her Award (including any Dividend Equivalents or other amounts credited thereon) or Common Stock, cash, or other equity-based or equity-related Award(s) distributed in respect of a vested or earned Award, or the value thereof (regardless of whether vesting or satisfaction of other conditions to the Award has occurred and Common Stock, cash, or other equity-based or equity-related Award(s) or any combination thereof have been distributed) that the Committee, in its discretion, determines to be appropriate.

(b) If, following the termination of a Participant’s employment with the Company for any reason, including, without limitation, due to death, Disability, Early Retirement or Retirement, the Company becomes aware that (i) during such Participant’s employment with the Company such Participant engaged in any activity that would have been grounds to terminate his or her employment or service with the Company for Cause, as reasonably determined by the Committee, or (ii) following such Participant’s employment with the Company, such Participant has breached any written covenant or agreement with the Company or any Subsidiary, as reasonably determined by the Committee, not to disclose or misuse any information pertaining to, or misuse any property of, the Company or any Subsidiary or not to compete or interfere with the Company, or not to solicit employees, agents, customers or clients of the Company, then upon written demand by the Company, the Participant shall return to the Company and forfeit, to the extent permitted by applicable law, that portion (which may be all) of his or her Award(s) (including any Dividend Equivalents or other amounts credited thereon) or Common Stock, cash, or other equity-based or equity-related Award(s) or any combination thereof distributed in respect of vested or earned Award(s), or the value thereof (regardless of whether vesting or satisfaction of other conditions to the Award has occurred and Common Stock, cash, or other equity-based or equity-related Award(s) or any combination thereof distributed) that the Committee, in its discretion, determines to be appropriate.

(c) Awards (including Dividend Equivalents or other amounts credited thereon) or Common Stock, cash, or other equity-based or equity-related Awards distributed in respect of vested or earned Awards, or the value thereof shall also be subject to forfeiture to the extent required by applicable law (regardless of whether vesting or satisfaction of other conditions to the Award has occurred and Common Stock, cash, or other equity-based or equity-related Award(s) or any combination thereof distributed). Further, if the Company is required by applicable law, rule or regulation to include or adopt any additional “clawback” or “forfeiture” provision relating to outstanding and/or vested or earned Awards or any future Awards, under the Dodd-Frank Wall Street Reform and Consumer Protection Act or otherwise, then each Participant agrees that such clawback or forfeiture provision shall also apply to any applicable Award made under this Plan as if such provision had been included in this Plan and such Award.

4.7 Minimum Vesting. Notwithstanding any other provision of the Plan and except with respect to Awards representing no more than five percent (5%) of the total number of shares of Common Stock available for Awards under the Plan or the acceleration of vesting that may occur in accordance with the Plan in connection with a Change in Control or the death or Disability of a participant, the vesting period for all equity based Awards, or any portion thereof, including the Restricted Period for Awards of Restricted Stock or Restricted Stock Units, shall be not less than one year from the date of grant.

SECTION 5

STOCK SUBJECT TO PLAN

5.1 Plan Award Limitation. Subject to the provisions of Section 5.2, 5.3 and 5.4, the number of shares of Common Stock available for delivery in connection with Awards under the Plan shall be 3.83 million shares.

The total number of shares with respect to which Incentive Stock Options may be granted shall not exceed 3.83 million shares.

The type and form of Awards under this Plan shall be in the discretion of the Committee.

The shares to be delivered under the Plan may consist, in whole or in part, of Common Stock held in treasury or authorized but unissued Common Stock, not reserved for any other purpose, or any combination thereof.

5.2 Share Counting Rules. Each share of Common Stock underlying an Award shall count as one share of Common Stock for purposes of determining the number of shares of Common Stock granted pursuant to the limits set forth in Sections 5.1 and 5.5 of the Plan. If the exercise price of an Option is paid by tender to the Company, or attestation to the ownership, of shares of Common Stock owned by the Participant, or by means of a Net-Exercise, the number of shares available for issuance under the Plan shall be reduced by the gross number of shares for which the Option is exercised. Shares withheld or reacquired by the Company in satisfaction of tax withholding obligations pursuant to Section 13.6 shall not again be available for issuance under the Plan. With respect to Stock Appreciation Rights, the number of shares remaining for issuance under the Plan shall be determined as though the full number of shares corresponding to the portion of a Stock Appreciation Right exercised had been issued. Shares of Common Stock issued in connection with awards that are assumed, converted or substituted as a result of the Company’s acquisition of another company (including by way of merger, combination or similar transaction) will not count against the number of shares that may be issued under the Plan, but shall be available under the Plan by virtue of the Company’s assumption of the plan(s), arrangement(s) or agreement(s) of the acquired company or business.

5.3 Canceled, Terminated, or Forfeited Awards. Any shares of Common Stock subject to an Award issued under this Plan, which for any reason expires, or is canceled, terminated or otherwise settled without the issuance of any consideration, whether in cash, Common Stock or other property (including, without limitation, any shares issued in connection with a Restricted Stock Award that are subsequently forfeited) shall again be available under the Plan.

5.4 Adjustment Due to Change in Capitalization. In the event of any Adjustment Event, (i) the aggregate number of shares of Common Stock available for Awards under Section 5.1 (including the sub-limits identified in Section 5.1), (ii) the individual limitations on the number of shares that may be awarded to any particular Participant in any particular period under Section 5.5 and (iii) the aggregate number of shares subject to outstanding Awards and the respective prices and/or vesting and other applicable criteria applicable to outstanding Awards shall be proportionately adjusted to reflect, as deemed equitable and appropriate by the Committee, such Adjustment Event. To the extent deemed equitable and appropriate by the Committee, subject to any required action by stockholders, in any merger, consolidation, reorganization, liquidation, dissolution, or other similar transaction, any Award granted under the Plan shall pertain to the securities and other property, including cash, to which a holder of the number of shares of Common Stock covered by the Award would have been entitled to receive in connection with such event.

Any shares of stock (whether Common Stock, shares of stock into which shares of Common Stock are converted or for which shares of Common Stock are exchanged for shares of stock distributed with respect to Common Stock) or cash or other property received with respect to any Award granted under the Plan as a result of any Adjustment Event or any distribution of property shall, except as provided in Section 11 or as otherwise provided by the Committee at or after the date an Award is made by the Committee, be subject to the same terms and conditions, including restrictions on transfer, as are applicable to such shares of the original underlying Award and any stock certificate(s) representing or evidencing any shares of stock so received shall be legended in such manner as the Company deems appropriate.

5.5 Individual Award Limitations. Subject to Section 5.4:

(a) the total number of shares of Common Stock subject to Options and Stock Appreciation Rights that may be awarded to any Participant during a calendar year shall not exceed 250,000 shares, plus any unused shares pursuant to this subsection (a) as of the close of the prior calendar year under this Plan;

(b) the total number of shares of Common Stock subject to any Restricted Stock subject to Performance Goals or Restricted Stock Units subject to Performance Goals that may be awarded to any Participant during a calendar year shall not exceed 250,000 shares or units, as the case may be, plus any unused shares or units pursuant to this subsection (b) as of the close of the prior calendar year under this Plan;

(c) the total amount of any Annual Incentive Award paid to any Participant during a calendar year shall not exceed $10 million, plus any unused amounts pursuant to this subsection (c) as of the close of the prior calendar year under this Plan; and (d) the total amount of any Long-Term Incentive Award paid to any Participant during a calendar year shall not exceed $10 million, plus any unused amounts pursuant to this subsection (d) as of the close of the prior calendar year under this Plan.

SECTION 6

STOCK OPTIONS

6.1 Grant of Options. Options may be granted to Participants at such time or times as shall be determined by the Committee; provided that, in no event shall the Committee be permitted to grant Options conditioned on the surrender or cancellation of previously granted Options. Options granted to non-employee Directors shall be in such amounts and intervals as determined by the Board from time to time. Options granted under the Plan may be of two types: (i) Incentive Stock Options and (ii) Non-Qualified Stock Options. The date of grant of an Option under the Plan will be the date on which the Option is awarded by the Committee or, if so determined by the Committee, the date on which occurs any event the occurrence of which is an express condition precedent to the grant of the Option. Subject to Section 5.5, the Committee shall determine the number of Options, if any, to be granted to the Participant. Each Option Award shall be evidenced by an Award Agreement that shall specify the type of Option granted, the exercise price, the duration of the Option, the number of shares of Common Stock to which the Option pertains, and such other terms and conditions not inconsistent with the Plan as the Committee shall determine. No dividends or Dividend Equivalents shall be payable in respect of unexercised Options.

6.2 Option Price. Non-Qualified Stock Options and Incentive Stock Options granted pursuant to the Plan shall have an exercise price that is not less than the Fair Market Value on the date the Option is granted. Except in the event of an Adjustment Event, the Committee shall not have the power or authority to reduce the exercise price of any outstanding Option, whether through amendment, through the cancellation of existing grants and the issuance of new grants with lower exercise prices or by any other means. The Committee shall not have the right to reprice outstanding Options or to grant new Options under the Plan in substitution for or upon the cancellation of Options previously granted. Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding Awards may not be amended to reduce the exercise price of outstanding Options or SARs or cancel outstanding Options or SARs in exchange for cash, other awards or Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs without stockholder approval.

6.3 Exercise of Options. Options awarded to a Participant under the Plan shall be exercisable at such times and shall be subject to such restrictions and conditions including the performance of a minimum period of service or the satisfaction of Performance Goals, as the Committee may impose either at or after the time of grant of such Options, subject to the Committee’s right to accelerate the exercisability of such Option in its discretion. Notwithstanding the foregoing, unless otherwise determined by the Committee at grant, Options shall become exercisable in three substantially equal installments on each of the first three anniversaries of the date of grant. Except as may be provided in any provision approved by the Committee pursuant to this Section 6.3, after becoming exercisable each installment shall remain exercisable until expiration, termination or cancellation of the Option. An Option may be exercised from time to time, in whole or in part, up to the total number of shares of Common Stock with respect to which it is then exercisable. Notwithstanding the foregoing, no Option shall be exercisable for more than 10 years after the date on which it is granted.

6.4 Payment and Settlement. The Committee shall establish procedures governing the exercise of Options. No shares shall be delivered pursuant to any exercise of an Option unless arrangements satisfactory to the Committee have been made to assure full payment of the exercise price. Without limiting the generality of the foregoing, the Committee may direct that payment of the exercise price may be made (i) in cash or cash equivalents, (ii) by exchanging shares of Common Stock (either by delivery or attestation) which have been owned by the Participant at the time of exercise (or owned for a stated period of time prior to the time of exercise as the Committee may determine), (iii) by issuing a lesser number of shares of Common Stock pursuant to a Net Exercise transaction having a Fair Market Value on the date of exercise equal to the amount, if any, by which the aggregate Fair Market Value of the shares of Common Stock as to which the Option is being exercised exceeds the aggregate exercise price for such shares, based on such terms and conditions as the Committee shall establish, (iv) by any combination of the foregoing; provided that the combined value of all cash and cash equivalents paid and the Fair Market Value of any such Common Stock so tendered to the Company, valued as of the date of such tender, is at least equal to the exercise price, (v) through an arrangement with a broker approved by the Company whereby payment of the exercise price is accomplished with the proceeds of the sale of Common Stock, or (vi) through such other procedures as the Committee may determine. As soon as administratively practicable after receipt of a written exercise notice and payment of the exercise price in accordance with this Section 6.4, the Company shall deliver to the Participant a certificate or certificates representing the acquired shares of Common Stock or shall deposit the acquired shares of Common Stock to the Participant’s brokerage account associated with this Plan. For the avoidance of doubt, in any case above in this Section, the number of shares remaining for issuance under the Plan shall be determined as though the full number of shares corresponding to the portion of such Option settled or net-exercised pursuant to this Section 6.4 had been issued.

6.5 Incentive Stock Options. Notwithstanding anything in the Plan to the contrary, no term of the Plan relating to Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be so exercised, so as to disqualify the Plan under Section 422 of the Code, or, without the consent of any Participant affected thereby, to cause any Incentive Stock Option previously granted to fail to qualify for the Federal income tax treatment afforded under Section 421 of the Code.

6.6 Termination of Employment or Service Due to Disability, Early Retirement or Retirement. Unless otherwise determined by the Committee at the time of grant, if a Participant ceases to be employed or service is terminated by the Company or any Subsidiary by reason of Disability, Early Retirement or Retirement, any such Options granted to such Participant shall continue to become exercisable in accordance with Section 6.3 notwithstanding such Participant’s termination of employment or service and may be exercised by the Participant or the Participant’s designated beneficiary, and if none is named, in accordance with Section 13.2, at any time during the remaining term of such Option or three (3) years (or such shorter period as the Committee shall determine at the time of grant) following the Participant’s termination of employment or service, whichever period is shorter.

6.7 Termination of Employment or Service Due to Death. Unless otherwise determined by the Committee at the time of grant, in the event a Participant’s employment or service with the Company or a Subsidiary terminates by reason of death, any such Options granted to such Participant shall become immediately exercisable in full at the date of such Participant’s death and may be exercised by the Participant’s designated beneficiary, and if none is named, in accordance with Section 13.2, at any time during the remaining term of such Option or three (3) years (or such shorter period as the Committee shall determine at the time of grant) following the Participant’s death, whichever period is shorter.

6.8 Certain Divestitures, etc. In the event that a Participant’s employment or service is terminated in connection with a sale, divestiture, spin-off or other similar transaction involving a Subsidiary, division or business segment or unit, the Committee may provide at the time of grant or otherwise that all or any portion of any Options granted to such Participant which are then outstanding shall become exercisable in accordance with Section 6.3 notwithstanding such termination of employment or service and may be exercised by the Participant or the Participant’s designated beneficiary, and if none is named, in accordance with Section 13.2, at any time during the remaining term of the Option or three (3) years (or such shorter period as the Committee shall determine at or following the time of grant) following the Participant’s termination of employment or service, whichever period is shorter.

6.9 Termination of Employment or Service for Cause. Unless otherwise determined by the Committee at the time of grant, in the event a Participant’s employment or service with the Company or a Subsidiary is terminated for Cause as determined in good faith by the Company, all Options granted to such Participant which are then outstanding (whether or not exercisable prior to the date of such termination) shall be immediately forfeited.

6.10 Termination of Employment or Service for Any Other Reason. Unless otherwise determined by the Committee at or after the time of grant, in the event a Participant’s employment or service with the Company or a Subsidiary terminates for any reason other than one described in Section 6.6, 6.7, 6.8 or 6.9, any Options granted to such Participant which are exercisable at the date of such Participant’s termination of employment or service shall be exercisable at any time prior to 90 days following such Participant’s termination of employment or service or the remaining term of such Option, whichever period is shorter.

6.11 Extension of Termination Date. An Optionholder’s Award Agreement may also provide that if the exercise of the Option following the Optionholder’s termination of employment or service (other than upon the Optionholder’s death or Disability) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, then the Option shall terminate on the earlier of (i) the expiration of the term of the Option or (ii) the expiration of a period of 90 days following the Optionholder’s termination of employment or service during which the exercise of the Option would not be in violation of such registration requirements.

SECTION 7

STOCK APPRECIATION RIGHTS

7.1 Grant of Stock Appreciation Rights. Stock Appreciation Rights may be granted to any Participants, all Participants or any class of Participants at such time or times as shall be determined by the Committee. Stock Appreciation Rights may be granted in tandem with an Option, or may be granted on a freestanding basis, not related to any Option. A grant of a Stock Appreciation Right shall be evidenced by an Award Agreement, whether as part of the agreement governing the terms of the Option, if any, to which such Stock Appreciation Rights relate or pursuant to a separate written agreement with respect to freestanding Stock Appreciation Rights, in each case containing such provisions not inconsistent with the Plan as the Committee shall approve.

7.2 Terms and Conditions of Stock Appreciation Rights. The terms and conditions (including, without limitation, the exercise period of the Stock Appreciation Right, the vesting schedule applicable thereto and the impact of any termination of service on the Participant’s rights with respect to the Stock Appreciation Right) applicable with respect to (i) Stock Appreciation Rights granted in tandem with an Option shall be substantially identical (to the extent possible taking into account the differences related to the character of the Stock

Appreciation Right) to the terms and conditions applicable to the tandem Options and (ii) freestanding Stock Appreciation Rights shall be substantially identical (to the extent possible taking into account the differences related to the character of the Stock Appreciation Right) to the terms and conditions that would have been applicable under Section 6 above were the grant of the Stock Appreciation Rights a grant of an Option. In no event shall the term of a Stock Appreciation Right exceed a period of ten years from the date of grant. No dividends or Dividend Equivalents shall be payable in respect of Stock Appreciation Rights.

7.3 Exercise of Tandem Stock Appreciation Rights. Stock Appreciation Rights which are granted in tandem with an Option may only be exercised upon the surrender of the right to exercise such Option for an equivalent number of shares and may be exercised only with respect to the shares of Common Stock for which the related Option is then exercisable.

7.4 Exercise Price. Each Stock Appreciation Right will be denominated in shares of Common Stock equivalents. The exercise price of each Stock Appreciation Right shall not be less than one hundred percent (100%) of the Fair Market Value of the Common Stock equivalents subject to the Stock Appreciation Right on the date of grant.

7.5 Payment of Stock Appreciation Right Amount. Upon exercise of a Stock Appreciation Right, the holder shall be entitled to receive payment, in cash, in shares of Common Stock or in a combination thereof, as determined by the Committee, of an amount determined by multiplying the excess, if any, of the Fair Market Value of a share of Common Stock at the date of exercise over the exercise price of the Stock Appreciation Right determined by the Committee at the time of grant, by the number of shares of Common Stock with respect to which the Stock Appreciation Rights are then being exercised.

SECTION 8

RESTRICTED STOCK AND RESTRICTED STOCK UNITS

8.1 Grant of Restricted Stock and Restricted Stock Units. Except as otherwise delegated as provided in Section 4.3, the Committee may make awards in the form of Restricted Stock or Restricted Stock Units. Any Award made hereunder in the form of Restricted Stock or Restricted Stock Units shall be subject to the terms and conditions of the Plan and to any other terms and conditions not inconsistent with the Plan (including, but not limited to, requiring the Participant to pay the Company an amount equal to the par value per share for each share of Restricted Stock awarded) as shall be prescribed by the Committee in its sole discretion. As determined by the Committee, with respect to an Award of Restricted Stock, the Company shall either (i) transfer or issue to each Participant to whom an Award of Restricted Stock has been made the number of shares of Restricted Stock specified by the Committee or (ii) hold such shares of Restricted Stock for the benefit of the Participant for the Restricted Period. In the case of an Award of Restricted Stock Units, no shares of Common Stock shall be issued at the time an Award is made, and the Company shall not be required to set aside a fund for the payment of such Award.

8.2 Restrictions on Transferability. Restricted Stock Units and shares of Restricted Stock may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered by the Participant during the Restricted Period, except as hereinafter provided. Notwithstanding the foregoing, the Committee may permit (on such terms and conditions as it shall establish) Restricted Stock Units and shares of Restricted Stock to be transferred during the Restricted Period pursuant to Section 13.1, provided that any Restricted Stock Units and shares of Restricted Stock so transferred shall remain subject to the provisions of this Section 8.

8.3 Rights as a Shareholder. Except for the restrictions set forth herein and unless otherwise determined by the Committee, the Participant shall have all the rights of a shareholder with respect to such shares of Restricted Stock, including but not limited to, the right to vote and the right to receive dividends, as determined in the Company’s discretion; provided, however, that any dividends payable in respect of Restricted Stock shall be credited or accumulated as Dividend Equivalents while the Restricted Stock remains unvested and shall not be paid unless and until the Restricted Stock vests and any such Dividend Equivalents shall be subject to the same risk of forfeiture as the underlying Restricted Stock. A Participant shall not have any right, in respect of Restricted Stock Units awarded pursuant to the Plan, to vote on any matter submitted to the Company’s stockholders or to dispose of the shares of Common Stock underlying such Restricted Stock Units, nor shall a Participant have any beneficial ownership in respect of any shares of Common Stock underlying Restricted Stock Units, until such time as the shares of Common Stock attributable to such Restricted Stock Units have been issued (including, at the discretion of the Committee, issuance to a trust for purposes of hedging or funding Restricted Stock Unit obligations). At the discretion of the Committee, a Participant’s Restricted Stock Unit account may be credited with Dividend Equivalents during the Restricted Period.

8.4 Restricted Period. Unless the Committee shall otherwise determine at or after the date an Award of Restricted Stock or Restricted Stock Units is made to the Participant by the Committee, the Restricted Period shall commence upon the date of grant and shall lapse with respect to the shares of Restricted Stock or Restricted Stock Units in three approximately equal installments on each of the first three anniversaries of the date of grant, unless sooner terminated as otherwise provided herein. Without limiting the generality of the foregoing, the Committee may provide for termination of the Restricted Period upon the achievement by the Participant of Performance Goals specified by the Committee at the date of grant. The determination of whether the Participant has achieved such Performance Goals shall be made by the Committee in its sole discretion.

8.5 Legend. Each certificate issued to a Participant in respect of shares of Restricted Stock awarded under the Plan shall be registered in the name of the Participant and shall be legended in such manner as the Company deems appropriate.

8.6 Death, Disability, Early Retirement or Retirement. Unless the Committee shall otherwise determine at the date of grant or otherwise:

(i) Subject to Section 8.6(iv) below, if a Participant ceases to be employed or service is terminated by the Company or any Subsidiary by reason of death, Disability or Retirement or (b) for Restricted Stock and Restricted Stock Units granted on or after February 9, 2012, if a Participant ceases to be employed or service is terminated by the Company or any Subsidiary by reason of death or Disability, the Restricted Period will lapse as to a prorated portion of the shares of Restricted Stock and Restricted Stock Units transferred or issued to such Participant under the Plan based on the number of days the Participant actually worked since the date the shares of Restricted Stock or Restricted Stock Units were granted (or in the case of an Award which becomes vested in installments, since the date, if any, on which the last installment of such Restricted Stock or Restricted Stock Units became vested);

(ii) Subject to Section 8.6(iv) below, if a Participant ceases to be employed or service is terminated by the Company or any Subsidiary by reason of Retirement, with respect to the shares of Restricted Stock or Restricted Stock Units transferred or issued to such Participant under the Plan the Restricted Period shall continue to lapse and the shares will continue to vest in accordance with vesting schedule set forth in the Award Agreement or otherwise specified by the Committee;

(iii) Subject to Section 8.6(iv) below, if a Participant ceases to be employed or service is terminated by the Company or any Subsidiary by reason of Early Retirement, the Restricted Period shall continue to lapse and the shares will continue to vest in accordance with vesting schedule set forth in the Award Agreement or as otherwise specified by the Committee as to a prorated portion of the shares of Restricted Stock and Restricted Stock Units transferred or issued to such Participant under the Plan based on the number of days the Participant actually worked since the date the shares of Restricted Stock or Restricted Stock Units were granted (or in the case of an Award which becomes vested in installments, since the date, if any, on which the last installment of such Restricted Stock or Restricted Stock Units became vested); provided that, in the case of an Award which becomes vested in installments, the portion of such prorated Restricted Stock or Restricted Stock Units Award that will vest on each installment date shall be equal to the total number of prorated shares that are subject to continued vesting in accordance with this Section 8.6(iii) divided by the number of remaining installments of the Award;

(iv) For purposes of Sections 8.6(i) through 8.6(iii) above, in the case of any Award that involves Restricted Stock or Restricted Stock Units (whether as the primary or underlying Award) with respect to which the restrictions will lapse, if at all, based on the attainment of Performance Goals or targets, any vesting and lapse of the Restricted Period for such shares shall occur at the end of the applicable performance period and shall be in accordance with the terms and conditions approved by the Committee and set forth in the Award Agreement or otherwise specified by the Committee.

(v) Subject to Sections 8.6(i) through 8.6(iv) above, except as otherwise expressly determined by the Committee or provided in an Award Agreement, any shares of Restricted Stock or Restricted Stock Units as to which the Restricted Period has not lapsed or which do not become vested at the date of a Participant’s termination of employment shall automatically be cancelled upon such Participant’s termination of employment.

8.7 Termination of Employment or Service. Unless the Committee shall otherwise determine at or after the date of grant, if a Participant ceases to be employed by or terminates service with the Company or any Subsidiary for any reason other than those specified in Section 8.6 at any time prior to the date when the Restricted Period lapses, all shares of Restricted Stock held by the Participant shall revert back to the Company and all Restricted Stock Units and any corresponding Dividend Equivalents credited but not yet paid to such Participant shall be forfeited upon the Participant’s termination of employment or service.

8.8 Issuance of New Certificates; Settlement of Restricted Stock Units. Upon the lapse of the Restricted Period with respect to any shares of Restricted Stock, such shares shall no longer be subject to the restrictions imposed under Section 8.2 and the Company shall issue or have issued new share certificates without the legend described in Section 8.5 in exchange for those previously issued. Upon the lapse of the Restricted Period with respect to any Restricted Stock Units, the Company shall deliver to the Participant, or the Participant’s designated beneficiary, and if none is named, in accordance with Section 13.2, one share of Common Stock for each Restricted Stock Unit as to which restrictions have lapsed and any Dividend Equivalents credited with respect to such Restricted Stock Units. The Committee may, in its sole discretion, elect to pay cash or part cash and part Common Stock in lieu of delivering only Common Stock for Restricted Stock Units. If a cash payment is made in lieu of delivering Common Stock, the amount of such cash payment for each share of Common Stock to which a Participant is entitled shall be equal to the Fair Market Value of the Common Stock on the date on which the Restricted Period lapsed with respect to the related Restricted Stock Unit.

8.9 Performance Related Awards. Notwithstanding anything else contained in the Plan to the contrary and unless the Committee shall otherwise determine at the time of grant, to the extent required to ensure that the grant of an Award of Restricted Shares or Restricted Stock Units to an Executive Officer (other than an Award which will vest solely on the basis of the passage of time) is deductible by the Company or such Subsidiary pursuant to Section 162(m) of the Code, any such Award shall become vested, if at all, upon the determination by the Committee that Performance Goals established by the Committee have been attained, in whole or in part.

SECTION 9

ANNUAL AND LONG-TERM INCENTIVE AWARDS

9.1 Annual Incentive Awards. Unless determined otherwise by the Committee at or after the date of grant, Annual Incentive Awards shall be payable in cash. Unless otherwise determined by the Committee at the time of grant, if a Participant terminates employment with the Company or any Subsidiary due to death, Disability, Early Retirement or Retirement, in either case before the end of a Performance Cycle, or after the end of such Performance Cycle but before payment of the Annual Incentive Award is authorized by the Committee, such

Participant or the Participant’s designated beneficiary, and if none is named, in accordance with Section 13.2, shall, unless determined otherwise by the Committee at the date of grant, be eligible to receive a prorated Annual Incentive Award based on the actual achievement of the Performance Goals for such Performance Cycle, in each case such proration to be in accordance with the terms and conditions approved by the Committee and set forth in the Award Agreement or otherwise determined by the Committee. Unless determined otherwise by the Committee at or, in the case of any Participant who is not an Executive Officer, after the date of grant, if a Participant terminates employment before payment of an Annual Incentive Award is authorized by the Committee for any reason other than death, Disability, Early Retirement of Retirement, the Participant shall forfeit all rights to such Annual Incentive Award.

9.2 Long-Term Incentive Awards. As determined by the Committee at or after the date of grant, Long-Term Incentive Awards may be payable in equity-based or equity-related Awards, cash or any combination thereof. Unless otherwise determined by the Committee at the time of grant, if a Participant terminates employment with the Company or any Subsidiary due to death, Disability, Early Retirement or Retirement, in either case before the end of a Performance Cycle, or after the end of such Performance Cycle but before payment of the Long-Term Incentive Award is authorized by the Committee, such Participant or the Participant’s designated beneficiary, and if none is named, in accordance with Section 13.2, shall, unless determined otherwise by the Committee at the date of grant, be eligible to receive a prorated Long-Term Incentive Award based on the actual achievement of the Performance Goals for such Performance Cycle, in each case such proration to be in accordance with the terms and conditions approved by the Committee and set forth in the Award Agreement or otherwise determined by the Committee. Unless determined otherwise by the Committee at or, in the case of any Participant who is not an Executive Officer, after the date of grant, if a Participant terminates employment before payment of an Long-Term Incentive Award is authorized by the Committee for any reason other than death, Disability, Early Retirement or Retirement, the Participant shall forfeit all rights to such Long-Term Incentive Award.

SECTION 10

OTHER STOCK-BASED AWARDS

The Committee may grant other types of equity-based or equity-related Awards (including the grant or offer for sale of unrestricted shares of Common Stock) in such amounts and subject to such terms and conditions as the Committee may determine. Such Awards may entail the transfer of actual shares of Common Stock to Award recipients and may include Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

SECTION 11

CHANGE IN CONTROL

11.1 Accelerated Vesting and Payment. Subject to the provisions of Section 11.2 below, in the event of a Change in Control, each Option and Stock Appreciation Right then outstanding shall be fully exercisable regardless of the exercise schedule otherwise applicable to such Option and/or Stock Appreciation Right and the Restricted Period shall lapse as to each share of Restricted Stock and each Restricted Stock Unit then outstanding. In connection with such a Change in Control, the Committee may, in its discretion, provide that each Option and/or Stock Appreciation Right (regardless of whether any such Option or Stock Appreciation Right is then “in the money,” including if as of the date on which the Change in Control Settlement Value is determined, the Fair Market Value of the shares subject to such Option, Stock Appreciation Right or similar other stock-based Award is less than the exercise price or base price of such Option or Stock Appreciation Right) shall, upon the occurrence of such Change in Control, be canceled in exchange for a cash payment, if any is then due, by the Company of the Change in Control Settlement Value per share.

11.2 Alternative Awards. Notwithstanding Section 11.1, no cancellation, acceleration of exercisability, vesting, cash settlement or other payment shall occur with respect to any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit or any other stock- based Award if the Committee reasonably determines in good faith prior to the occurrence of a Change in Control that such Award shall be honored or assumed, or new rights substituted therefor (such honored, assumed or substituted award hereinafter called an “Alternative Award”), by a Participant’s employer (or the parent or an affiliate of such employer) immediately following the Change in Control; provided that any such Alternative Award must:

(i) be based on stock which is traded on an established securities market, or that the Committee reasonably believes will be so traded within 60 days after the Change of Control;

(ii) provide such Participant with rights and entitlements substantially equivalent to or better than the rights, terms and conditions applicable under such award, including, but not limited to, an identical or better exercise or vesting schedule and identical or better timing and methods of payment;

(iii) have substantially equivalent economic value to such award (determined at the time of the Change in Control in accordance with principles applicable under Section 424 of the Code); and

(iv) have terms and conditions which provide that in the event that the Participant’s employment or service is involuntarily terminated for any reason (including, but not limited to a termination due to death, Disability or not for Cause) or Constructively Terminated (as defined below), all of such Participant’s Option and/or Stock Appreciation Rights shall be deemed immediately and fully exercisable, the Restricted Period shall lapse as to each of the Participant’s outstanding Restricted Stock or Restricted Stock Unit Awards, and each such Alternative Award shall be settled for a payment per each share of stock subject to the Alternative Award in cash, in immediately transferable, publicly traded securities or in a combination thereof, in an amount equal to, in the case of an Option or Stock Appreciation Right, the excess of the Fair Market Value of such stock on the date of the Participant’s termination over the corresponding exercise or base price per share and, in the case of any Restricted Stock or Restricted Stock Unit Award, the Fair Market Value of the number of shares of Common Stock subject or related thereto.

For this purpose, a Participant’s employment or service shall be deemed to have been Constructively Terminated if the Participant terminates employment or service within 90 calendar days following either (x) a material reduction in the Participant’s base salary or a Participant’s incentive compensation opportunity, without the Participant’s consent or (y) the relocation of the Participant’s principal place of employment or service to a location more than 35 miles away from the Participant’s immediately prior principal place of employment or service, without the Participant’s consent.

11.3 Annual Incentive and Long-Term Incentive Awards. Unless otherwise determined by the Committee, in the event of a termination of employment after or related to a Change in Control (other than for Cause and other than a voluntary resignation not constituting being Constructively Terminated), (i) any Annual or Long-Term Incentive Awards relating to Performance Cycles ending prior to the Change in Control which have been earned but not paid shall become immediately payable, (ii) any Performance Cycle for which Annual Incentive Awards are outstanding shall end, the Participant shall earn a pro rata Award equal to the product of (a) such Participant’s earned Award for the Performance Cycle in question and (b) a fraction, the numerator of which is the number of completed months that have elapsed since the beginning of such Performance Cycle to the date of such employment termination and the denominator of which is twelve, the Company shall pay all such Annual Incentive Awards, if earned, by the March 15 following the end of the Performance Cycle after the Committee has made its determination, and (iii) all then in progress Performance Cycles for Long-Term Incentive Awards that are outstanding shall end, the Participant shall earn a pro rata Award equal to the product of (a) such Participant’s earned Award for the Performance Cycle in question and (b) a fraction, the numerator of which is the number of completed months that have elapsed since the beginning of such Performance Cycle to the date of such employment termination, the denominator of which is the total number of months in such Performance

Cycle, the Company shall pay all such Long-Term Incentive Awards, if earned, by the March 15 following the end of the Performance Cycle after the Committee has made its determination.

11.4 Termination of Employment or Service Prior to Change in Control. In the event that prior to the date of a Change in Control, the Participant’s termination of employment or service with the Company or any of its affiliates will be deemed to be in connection with a Change in Control (other than for Cause and other than a voluntary resignation not constituting being Constructively Terminated) and either (a) such termination is within 90 days prior to the date of a Change in Control, or (b) such termination occurs on or after the date, if any, on which the shareholders of the Company approve such Change in Control transaction, but prior to the consummation thereof. Such Participant shall be entitled to receive the applicable benefits provided under this Section 11, but only to the extent that such benefits are in excess of those previously received by the Participant as a result of the Participant’s prior termination of employment or service.

11.5 Distribution of Amounts Subject to Section 409A. Notwithstanding anything in the Plan to the contrary, if any amount that is subject to Section 409A of the Code is to be paid or distributed solely on account of a Change in Control (as opposed to being paid or distributed on account of termination of employment or within a reasonable time following the lapse of any substantial risk of forfeiture with respect to the corresponding Award), solely for purposes of determining whether such distribution or payment shall be made in connection with a Change in Control, the term Change in Control shall be deemed to be defined in the manner provided in Section 409A of the Code and the regulations thereunder. If any such distribution or payment cannot be made because an event that constitutes a Change in Control under the Plan is not a change in control as defined under Section 409A, then such distribution or payment shall be distributed or paid at the next event, occurrence or date at which such distribution or payment could be made in compliance with the requirements of Section 409A of the Code.

SECTION 12

AMENDMENT, MODIFICATION, AND TERMINATION OF PLAN

The Board may at any time terminate or suspend the Plan, and from time to time may amend or modify the Plan; provided, however, that any amendment which would (a) increase the number of shares available for issuance under the Plan, (b) lower the minimum exercise price at which an Option or stock-settled Stock Appreciation Right may be granted or (c) extend the maximum term for Options or stock-settled Stock Appreciation Rights granted hereunder shall be subject to the approval of the Company’s shareholders. Except as otherwise provided in this Plan or in any Award Agreement, no action of the Board may, without the consent of a Participant, alter or impair his or her rights under any previously granted Award, except as expressly provided in the Plan or in the applicable Award Agreement.

SECTION 13

MISCELLANEOUS PROVISIONS

13.1 Transferability of Awards. No Award granted under the Plan may be sold, transferred, pledged or assigned, or otherwise alienated or hypothecated, other than in accordance with Section 13.2 below, by will or by laws of descent and distribution; provided that, the Committee may permit transfers of Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Units or Restricted Shares to Family Members (including, without limitation, transfers affected by a domestic relations order) subject to such terms and conditions as the Committee shall determine.

13.2 Beneficiary Designation. Each Participant under the Plan may from time to time name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid or by whom any right under the Plan is to be exercised in case of his death. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Committee during his lifetime. In the absence of any such designation, benefits remaining unpaid or Awards outstanding at the Participant’s death shall be paid to or exercised by (a) the Participant’s surviving spouse or domestic partner, (b) if there is no surviving spouse or domestic partner, the Participant’s children (including stepchildren and adopted children) per stirpes, or (c) if there is no surviving spouse or domestic partner and/or children per stirpes, the Participant’s estate.

13.3 Committee Discretion. Notwithstanding anything else to the contrary, the Committee may permit all or any portion of any Award to be exercised following a Participant’s termination of employment for any reason on such terms and subject to such conditions as the Committee shall determine for a period up to and including, but not beyond, the expiration of the term of such Award. The Committee shall have the power to accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Award stating the time at which it may first be exercised or the time during which it will vest.

13.4 Interpretation. Notwithstanding anything contained in the Plan to the contrary, to the extent required to so qualify any Award intended to be qualified as other performance-based compensation within the meaning of Section 162(m)(4)(c) of the Code, the Committee shall not be entitled to exercise any discretion otherwise authorized under the Plan (such as the right to authorize payout at a level above that dictated by the achievement of the relevant Performance Goals) with respect to such Award if the ability to exercise discretion (as opposed to the exercise of such discretion) would cause such Award to fail to qualify as other performance-based compensation.

13.5 No Guarantee of Employment. Nothing in the Plan shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate any Participant’s employment or service at any time, nor confer upon any Participant any right to continue in the employ or service of the Company or any Subsidiary or affiliate.

13.6 Tax Withholding. The Company or any Subsidiary shall have the power to withhold, or require a Participant to remit to the Company or such Subsidiary promptly upon notification of the amount due, an amount, which may include shares of Common Stock, sufficient to satisfy Federal, state and local, including foreign, withholding tax requirements with respect to any Award (including payments made pursuant to Section 9), and the Company may defer payment of cash or issuance or delivery of Common Stock until such requirements are satisfied. The Committee may, in its discretion, permit a Participant to elect, subject to such conditions as the Committee shall impose (i) to have Common Stock otherwise issuable or deliverable under the Plan withheld by the Company or (ii) to deliver to the Company previously acquired shares of Common Stock, in each case, having a Fair Market Value sufficient to satisfy not more than the Participant’s statutory minimum Federal, state and local tax obligations associated with the transaction.

13.7 Indemnification. Each person who is or shall have been a member of the Committee or of the Board shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit, or proceeding to which he may be made a party or in which he may be involved by reason of any action taken or failure to act under the Plan, provided he shall give the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not be exclusive and shall be independent of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or By-laws, by contract, as a matter of law, or otherwise.

13.8 No Limitation on Compensation. Nothing in the Plan shall be construed to limit the right of the Company to establish other plans or to pay compensation to its employees in cash or property, in a manner which is not expressly authorized under the Plan.

13.9 Requirements of Law. The granting of Awards and the issuance of shares of Common Stock shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges or national automated quotation systems as may be required.

13.10 Governing Law. The Plan, and all Awards made and actions taken thereunder, shall be construed in accordance with and governed by the laws of the State of Connecticut.

13.11 Impact on Benefits. Unless otherwise determined by the Committee, Awards granted under the Plan are not compensation for purposes of calculating an Employee’s rights under any employee benefit program or arrangement, including any severance arrangement.

13.12 Securities Law Compliance. Instruments evidencing Awards may contain such other provisions, not inconsistent with the Plan, as the Committee deems advisable, including a requirement that the Participant represent to the Company in writing, when an Award is granted or when he receives shares with respect to such Award (or at such other time as the Committee deems appropriate) that he is accepting such Award, or receiving or acquiring such shares (unless they are then covered by a Securities Act of 1933 registration statement), for his own account for investment only and with no present intention to transfer, sell or otherwise dispose of such shares except such disposition by a legal representative as shall be required by will or the laws of any jurisdiction in winding up the estate of the Participant. Such shares shall be transferable, or may be sold or otherwise disposed of only if the proposed transfer, sale or other disposition shall be permissible pursuant to the Plan and if, in the opinion of counsel satisfactory to the Company, such transfer, sale or other disposition at such time will be in compliance with applicable securities laws.

C/O BROADRIDGE P.O. BOX 1342 BRENTWOOD, NY 11717

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V37525-P07492-Z87109       KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

VIRTUS INVESTMENT PARTNERS, INC.

The Board of Directors recommends a vote FOR all the nominees listed, and FOR Proposals 2, 3 and 4.

1. Election of Directors:		For		Withhold

1a.	Timothy A. Holt	☐		☐

1b.	Melody L. Jones	☐		☐
					For	Against	Abstain

2. To ratify the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2024.					☐	☐	☐

3. To approve, in a non-binding vote, named executive officer compensation.					☐	☐	☐

4. To approve an amendment to the Company’s Amended and Restated Omnibus Incentive and Equity Plan to increase the number of shares available for issuance by 455,000 shares.					☐	☐	☐

NOTE: We may also act upon such other business as may properly come before the meeting or any adjournment thereof.

Please indicate if you plan to attend this meeting.		☐	☐

		Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. This section must be completed for your vote to be counted.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Shareholder Meeting to Be Held on May 15, 2024:

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V37526-P07492-Z87109

Proxy — Virtus Investment Partners, Inc.

Virtus Investment Partners, Inc.

One Financial Plaza

Hartford, Connecticut 06103

This Proxy is solicited on behalf of the Board of Directors of Virtus Investment Partners, Inc.

The undersigned, revoking any previous proxies relating to these shares, hereby appoints George R. Aylward, Michael A. Angerthal, and Andra C. Purkalitis, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact, and hereby authorizes them to represent and vote all the shares of Virtus Investment Partners, Inc. Common Stock that the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the 2024 Annual Meeting of Shareholders of the Company to be held Wednesday, May 15, 2024 at 9:00 a.m. Eastern Daylight Time at the offices of Virtus Investment Partners, Inc., One Financial Plaza, 19th Floor, Hartford, Connecticut, or at any adjournment or postponement thereof, with all powers that the undersigned would possess if present at the Meeting.

This proxy, when properly executed, will be voted as specified herein. If no specification is made, this proxy will be voted FOR the election of each of the nominees for director listed under Proposal 1 and FOR Proposals 2, 3 and 4. If any other matters are voted on at the Meeting, this proxy will be voted by the proxy holders on such matters in their sole discretion.

As described in the Proxy Statement, if you are a participant in the Virtus Investment Partners, Inc. Savings and Investment Plan (the “401(k) Plan”), this proxy covers all shares for which the undersigned has the right to give voting instructions to Fidelity Management Trust Company, the trustee of the 401(k) Plan. This proxy, when properly executed, will be voted as directed by the undersigned on the reverse side. Voting instructions for shares in the 401(k) Plan must be received by the trustee no later than 11:59 p.m. Eastern Daylight Time on Friday, May 10, 2024.

(Continued and to be signed on reverse side.)